Form 10KSB, Exhibit 13
AJS BANCORP INC
filed 2003-03-28
CIK 1144515

                                   EXHIBIT 13
                              FINANCIAL STATEMENTS

                    Certification of Chief Financial Officer
            Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
            ---------------------------------------------------------

      I, Pamela N. Favero, Chief Financial Officer, certify that:

1.    I have reviewed this annual report on Form 10-KSB of AJS Bancorp, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

      c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


March 24, 2003                 /s/ Pamela N. Favero
-----------------------        -------------------------------------------------
Date                           Pamela N. Favero
                               Chief Financial Officer

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         AJS Bancorp, Inc.



Date: March 24, 2003               By:   /s/ Thomas R. Butkus
                                         ---------------------------------------
                                         Thomas R. Butkus, Chairman of the Board
                                         and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



By:/s/ Thomas R. Butkus                     By: /s/ Lyn G. Rupich
   -----------------------------------          --------------------------------
      Thomas R.  Butkus, Chairman of            Lyn G. Rupich, President
         the Board and Chief Executive
         Officer (Principal Executive
         Officer)

Date: March 24, 2003                             Date: March 24, 2003



By:/s/ Pamela N. Favero                     By: /s/ Roger L. Aurelio
   -----------------------------------          --------------------------------
      Pamela N. Favero, Chief                   Roger L. Aurelio, Director
        Financial Officer

Date: March 24, 2003                             Date: March 24, 2003



By:/s/ Raymond J. Blake                     By: /s/ Jack A. Long
   -----------------------------------          --------------------------------
      Raymond J. Blake, Director                Jack A. Long, Director

Date: March 24, 2003                            Date: March 24, 2003



By:/s/ Edward S. Milen
   -----------------------------------
      Edward S. Milen, Director

Date: March 24, 2003

                                AJS BANCORP, INC.
                              Midlothian, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS






                                   EXHIBIT 13
                                    CONTENTS






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

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
AJS Bancorp, Inc.
Midlothian, Illinois


We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                s/ Crowe, Chizek and Company LLP
                                                   -----------------------------
                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 14, 2003

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2002 and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                2002           2001
                                                                             ---------       ---------
ASSETS
Cash and cash equivalents
    Cash and due from banks (interest-bearing: December 31, 2002 -
      $9,955; December 31, 2001 - $8,037) .............................      $  16,896       $  11,009
    Federal funds sold ................................................          6,000          18,000
                                                                             ---------       ---------
       Total cash and cash equivalents ................................         22,896          29,009

Certificates of deposit ...............................................             --           1,000
Securities available-for-sale .........................................         51,903          53,811
Securities held-to-maturity (fair value: December 31, 2002 -
  $370; December 31, 2001 - $938) .....................................            360             928
Loans, net ............................................................        136,134         128,505
Federal Home Loan Bank stock, at cost .................................          4,477           1,314
Premises and equipment ................................................          4,595           2,933
Other real estate owned ...............................................             43             161
Accrued interest receivable ...........................................          1,295           1,467
Other assets ..........................................................            867             652
                                                                             ---------       ---------

    Total assets ......................................................      $ 222,570       $ 219,780
                                                                             =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits ..........................................................      $ 169,008       $ 171,809
    Federal Home Loan Bank advances ...................................         16,000          13,000
    Advance payments by borrowers for taxes and insurance .............          1,459           1,383
    Other liabilities and accrued interest payable ....................          2,457           2,340
                                                                             ---------       ---------
       Total liabilities ..............................................        188,924         188,532

Stockholders' equity
    Preferred stock, $.01 par value, 50,000,000 shares authorized .....             --              --
    Common stock, $.01 par value, 2,406,950 shares
      authorized and issued ...........................................             24              24
    Additional paid in capital ........................................         11,308          11,220
    Unearned ESOP shares ..............................................           (566)           (755)
    Retained earnings .................................................         21,864          19,749
    Accumulated other comprehensive income ............................          1,016           1,010
                                                                             ---------       ---------
       Total stockholders' equity .....................................         33,646          31,248
                                                                             ---------       ---------

          Total liabilities and stockholders' equity ..................      $ 222,570       $ 219,780
                                                                             =========       =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                     2002         2001
                                                                   -------      -------
Interest and dividend income
    Loans ...................................................      $ 9,745      $ 9,545
    Securities ..............................................        2,917        3,423
    Interest-bearing deposits and other .....................          390          314
    Federal funds sold ......................................           61          363
                                                                   -------      -------
       Total interest income ................................       13,113       13,645

Interest expense
    Deposits ................................................        4,651        6,726
    Federal Home Loan Bank
      Advances and other ....................................          775          756
                                                                   -------      -------
       Total interest expense ...............................        5,426        7,482
                                                                   -------      -------

Net interest income .........................................        7,687        6,163

Provision for loan losses ...................................           20          413
                                                                   -------      -------

Net interest income after provision
  for loan losses ...........................................        7,667        5,750

Noninterest income
    Service fees ............................................          528          615
    Gain on sale of other real estate .......................          143           44
    Insurance commissions ...................................          392          319
    Rental income ...........................................          158          118
    Correspondent fees ......................................          290           --
    Other ...................................................           88           50
                                                                   -------      -------
       Total noninterest income .............................        1,599        1,146

Noninterest expense
    Compensation and employee benefits ......................        3,278        2,959
    Occupancy expense .......................................          803          771
    Data processing expense .................................          396          370
    Advertising and promotion ...............................          293          241
    Amortization of mortgage servicing rights, including
      impairment loss .......................................           22          192
    Other ...................................................        1,063          868
                                                                   -------      -------
       Total noninterest expense ............................        5,855        5,401
                                                                   -------      -------

Income before income taxes ..................................        3,411        1,495

Income taxes ................................................        1,296          516
                                                                   -------      -------
Net income ..................................................      $ 2,115      $   979
                                                                   =======      =======

Earnings per share (Note 1)
    Basic ...................................................      $   .90          N/A

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                                            Accumulated
                                                                                                               Other
                                                                    Additional    Unearned                     Compre-
                                                         Common       Paid-in       ESOP        Retained      hensive
                                                          Stock       Capital      Shares       Earnings    Income (Loss)    Total
                                                        --------     --------     --------      --------      --------     --------
Balance at January 1, 2001 ........................     $     --     $     --     $     --      $ 18,795      $    420     $ 19,215

Dividend paid in connection with reorganization ...           --           --           --           (25)           --          (25)

Issuance of common stock, net of issuance costs ...           24       11,161         (944)           --            --       10,241

ESOP shares earned ................................           --           59          189            --            --          248

Comprehensive income
    Net income ....................................           --           --           --           979            --          979

    Change in unrealized gain on securities
      available-for-sale, net of taxes ............           --           --           --            --           590          590
                                                                                                                           --------

       Total comprehensive income .................                                                                           1,569
                                                        --------     --------     --------      --------      --------     --------

Balance at December 31, 2001 ......................           24       11,220         (755)       19,749         1,010       31,248

ESOP shares earned ................................           --           88          189            --            --          277

Comprehensive income
    Net income ....................................           --           --           --         2,115            --        2,115

    Change in unrealized gain on securities
      available-for-sale, net of taxes ............           --           --           --            --             6            6
                                                                                                                           --------

       Total comprehensive income .................                                                                           2,121
                                                        --------     --------     --------      --------      --------     --------

Balance at December 31, 2002 ......................     $     24     $ 11,308     $   (566)     $ 21,864      $  1,016     $ 33,646
                                                        ========     ========     ========      ========      ========     ========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------


                                                             2002        2001
                                                           --------    --------
Cash flows from operating activities
    Net income .........................................   $  2,115    $    979
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Depreciation ....................................        415         357
       Provision for loan losses .......................         20         413
       Deferred income taxes ...........................        107        (359)
       Discount accretion, net .........................        (39)       (136)
       ESOP compensation expense .......................        277         248
       Amortization and impairment of mortgage
         servicing rights ..............................         22         192
       FHLB stock dividends ............................       (163)        (86)
       Gain on sale of other real estate ...............       (143)        (44)
       Changes in
          Accrued interest receivable ..................        172           7
          Other assets .................................       (347)        196
          Accrued interest payable .....................        (19)        (39)
          Other liabilities ............................        136         397
                                                           --------    --------
              Net cash provided by operating  activities      2,553       2,125

Cash flows from investing activities
    Securities available-for-sale
       Purchases .......................................    (20,399)    (19,929)
       Maturities and principal payments ...............     22,351      24,584
    Securities held-to-maturity
       Purchases .......................................         --        (350)
       Maturities and principal payments ...............        572         223
    Purchase of certificates of deposit ................         --      (2,000)
    Maturities of certificates of deposit ..............      1,000       1,000
    Loan (originations) repayments, net ................     (7,876)    (21,399)
    Proceeds from sale of other real estate ............        488         438
    Purchase of equipment ..............................     (2,077)       (406)
    Purchase of FHLB stock .............................     (3,000)         --
                                                           --------    --------
       Net cash used in investing activities ...........     (8,941)    (17,839)

--------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                             2002        2001
                                                           --------    --------
Cash flows from financing activities
    Net change in deposits .............................   $  2,801    $ 10,558
    Net change in Federal Home Loan Bank advances ......      3,000       1,000
    Net change in advance payments by borrowers
      for taxes and insurance ..........................         76         141
    Net proceeds from reorganization ...................         --      10,241
    Dividends paid in connections with stock issuance ..         --         (25)
                                                           --------    --------
       Net cash provided by financing activities .......        275      21,915
                                                           --------    --------

Net change in cash and cash equivalents ................     (6,113)      6,201

Cash and cash equivalents at beginning of year .........     29,009      22,808
                                                           --------    --------

Cash and cash equivalents at end of year ...............   $ 22,896    $ 29,009
                                                           ========    ========

Supplemental disclosures of cash flow information
    Cash paid during the year for
       Interest ........................................   $  5,440    $  7,521
       Income taxes ....................................      1,319         688

    Noncash investing and financing activities
       Other real estate acquired in settlement of loans        227         250


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

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

Loans: Loans that management has the intent and ability to hold until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 7 years for equipment.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Other Real Estate Owned: Real estate properties acquired through or in lieu of loan foreclosure are recorded at the lower of cost or fair value less estimated costs to sell. Costs relating to improvement of property are capitalized, whereas costs relating to holding property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Earnings Per Share: The amount reported as earnings per common share reflects net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having dilutive effect on earnings per share were outstanding for the period. The Company had no potentially dilutive securities at December 31, 2002. Disclosure of earnings per common share for the year ended December 31, 2001 would not be meaningful as the earnings available to common shareholders since the date of reorganization, December 26, 2001, were not material.

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

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003, they will not have a material impact on the Company's financial condition or results of operations.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - ADOPTION OF PLAN OF REORGANIZATION AND STOCK ISSUANCE

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

On December 26, 2001, the Company sold 1,179,406 shares of common stock at $10 per share and received proceeds of $11,794 before conversion expenses of $609 and ESOP shares. Approximately 50% of the net proceeds were used by the Company to acquire all of the capital stock of the Bank.

Accordingly, MHC holds 51%, or 1,227,544 shares, of the outstanding stock of the Company, with the remaining 49% held by the public. The Company holds 100% of the Bank. The Bank may not pay dividends to the Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold.


NOTE 3 - SECURITIES

The fair value of securities available-for-sale follow:

                                                       Gross         Gross
                                          Fair      Unrealized     Unrealized
                                          Value        Gains         Losses
                                         -------      -------       -------
December 31, 2002
    U.S. governmental agencies ....      $32,940      $ 1,205       $    --
    Mortgage-backed ...............       15,770          408            (9)
    Mutual funds ..................        3,137           --            --
    Equity investment .............           56           55            --
                                         -------      -------       -------

                                         $51,903      $ 1,668       $    (9)
                                         =======      =======       =======

December 31, 2001
    U.S. governmental agencies ....      $44,846      $ 1,511       $   (32)
    Mortgage-backed ...............        8,965          193           (22)
                                         -------      -------       -------

                                         $53,811      $ 1,704       $   (54)
                                         =======      =======       =======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The amortized cost and fair values of securities held-to-maturity follow:

                                                 Gross        Gross
                                   Amortized  Unrecognized  Unrecognized    Fair
                                     Cost        Gains        Losses       Value
                                     ----        -----        ------       -----
December 31, 2002
    State and municipal ....         $ 91         $--          $ --         $ 91
    Mortgage-backed ........          269          10            --          279
                                     ----         ---          ----         ----

                                     $360         $10          $ --         $370
                                     ====         ===          ====         ====

December 31, 2001
    State and municipal ....         $559         $--          $ --         $559
    Mortgage-backed ........          369          10            --          379
                                     ----         ---          ----         ----

                                     $928         $10          $ --         $938
                                     ====         ===          ====         ====

Contractual maturities of debt securities were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                              Available-for-      Held-to-
                                                   Sale           Maturity
                                                 -------     -----------------
                                                   Fair      Amortized    Fair
                                                  Value        Cost      Value
                                                 -------       ----      -----
December 31, 2002
     Due in one year or less .............       $14,563       $ 91       $ 91
     Due after one year through five years        17,364         --         --
     Due after five years ................         1,013         --         --
     Mortgage-backed securities ..........        15,770        269        279
     Mutual funds ........................         3,137         --         --
     Equity investment ...................            56         --         --
                                                 -------       ----       ----

                                                 $51,903       $360       $370
                                                 =======       ====       ====

Securities with a carrying value of approximately $12,604, and $17,553 at December 31, 2002 and 2001 were pledged to secure public deposits and other purposes as required or permitted by law.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS

Loans consist of:
                                                      2002             2001
                                                   ---------        ---------
Mortgage loans:
    Secured by one-to-four-family residences       $ 115,880        $ 115,344
    Multi-family and other loans secured by
      other properties .....................          13,187            9,281
    Home equity loans ......................           8,374            5,667
Consumer and other loans ...................             782              765
                                                   ---------        ---------
                                                     138,223          131,057
Allowance for loan losses ..................          (2,082)          (2,508)
Deferred loan (fees) costs .................              24               (5)
Deferred gain on real estate contracts .....             (31)             (39)
                                                   ---------        ---------

    Loans, net .............................       $ 136,134        $ 128,505
                                                   =========        =========

The Bank's mortgage loan portfolio includes "subprime" loans made to borrowers with weakened credit characteristics, such as prior payment delinquencies, foreclosures, bankruptcies, or diminished repayment ability. These subprime loans totaled $31,245 and $47,082 at December 31, 2002 and 2001.

Changes in the allowance for loan losses follow:

                                                             2002         2001
                                                           -------      -------
     Beginning balance ...............................     $ 2,508      $ 2,364
     Provision for loan losses .......................          20          413
     Charge-offs .....................................        (446)        (269)
     Recoveries ......................................          --           --
                                                           -------      -------

         Ending balance ..............................     $ 2,082      $ 2,508
                                                           =======      =======

Impaired loans were as follows:
                                                             2002         2001
                                                           -------      -------
     Year-end loans with no allocated allowance
       for loan losses ...............................     $    44            $
     Year-end loans with allocated allowance for
       loan losses ...................................          --           --
                                                           -------      -------

         Total .......................................     $    44            $
                                                           =======      =======

     Amount of the allowance for loan losses allocated     $    --      $    --

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

                                                            2002       2001
                                                           ------     ------
     Average of impaired loans during the year .......     $  586     $  779
     Interest income recognized during impairment ....         --         --
     Cash-basis interest income recognized ...........          9          3

Nonperforming loans were as follows:
                                                            2002       2001
                                                           ------     ------

     Loans past due over 90 days still on accrual ....     $   --     $   --
     Nonaccrual loans ................................      1,052      1,576

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. (or: Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.)

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                        2002
                                       -------
      Beginning balance ..........     $   960
      New loans ..................         405
      Repayments .................         (52)
                                       -------

          Ending balance .........     $ 1,313
                                       =======

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans follows:

                                                   2002        2001
Mortgage loan portfolios serviced for:           -------     -------
    FNMA ...................................     $16,601     $25,766
    FHLMC ..................................         301         372
    Other investors ........................          23          27
                                                 -------     -------

Balance, end of year .......................     $16,925     $26,165
                                                 =======     =======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $459 and $684 at December 31, 2002 and 2001.

The aggregate changes in mortgage servicing rights were as follows:

                                               2002       2001
                                               ----      -----
      Balance, beginning of year .........     $ 38      $ 230
      Additions ..........................       --         --
      Amortization .......................      (22)       (38)
      Impairment .........................       --       (154)
                                               ----      -----

          Balance, end of year ...........     $ 16      $  38
                                               ====      =====


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                    2002       2001
                                                   ------     ------
      Land ...................................     $1,351     $  647
      Office buildings and improvements ......      4,842      3,766
      Furniture, fixtures, and equipment .....      1,502      1,325
                                                   ------     ------
                                                    7,695      5,738
      Less accumulated depreciation ..........      3,100      2,805
                                                   ------     ------

                                                   $4,595     $2,933
                                                   ======     ======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $24,600 and $23,371 at December 31, 2002 and 2001. Deposit amounts in excess of $100,000 are not federally insured.

Deposit accounts are summarized as follows:

                                         2002         2001
                                       --------     --------
      Passbook accounts ..........     $ 44,328     $ 40,939
      NOW accounts ...............       22,631       28,127
      Money market accounts ......        7,720       11,900
      Certificates of deposit ....       94,329       90,843
                                       --------     --------

           Total deposits ........     $169,008     $171,809
                                       ========     ========

Scheduled maturities of time certificates are as follows:

                                       December 31,
                            Year           2002
                            ----          -------
                       2003 .........     $49,211
                       2004 .........      10,307
                       2005 .........      16,219
                       2006 .........       3,550
                       2007 .........      14,706
                       Thereafter ...         336
                                          -------

                                          $94,329
                                          =======

Interest expense on deposits is summarized as follows:

                                             2002            2001
                                            ------          ------
      NOW ........................          $   91          $  150
      Money market ...............             137             317
      Passbook ...................             652           1,027
      Certificates of deposit ....           3,771           5,232
                                            ------          ------

                                            $4,651          $6,726
                                            ======          ======

Non-interest-bearing deposits (NOW accounts) totaled $10,783 and $12,052 at December 31, 2002 and 2001.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

                                             Frequency
                                              of Rate
          Maturity Date              Rate    Adjustment      2002         2001
          -------------              ----    ----------    -------      -------

      February 16, 2002 ....         5.61%      Fixed      $    --      $ 1,000
      July 1, 2002 .........         6.80%      Fixed           --        1,000
      December 21, 2002 ....         6.64%      Fixed           --        1,000
      July 22, 2003 ........         2.31%      Fixed          500           --
      November 13, 2003 ....         1.80%      Fixed          500           --
      December 30, 2003 ....         7.03%      Fixed        1,000        1,000
      May 6, 2004 ..........         6.00%      Fixed        2,000        2,000
      July 22, 2004 ........         2.91%      Fixed          500           --
      November 15, 2004 ....         2.35%      Fixed          500           --
      May 6, 2005 ..........         6.10%      Fixed        2,000        2,000
      July 22, 2005 ........         3.56%      Fixed          500           --
      November 14, 2005 ....         2.90%      Fixed          500           --
      July 24, 2006 ........         3.69%      Fixed          500           --
      November 13, 2006 ....         3.43%      Fixed          500           --
      July 23, 2007 ........         4.06%      Fixed          500           --
      November 27, 2007 ....         3.74%      Fixed          500           --
      November 27, 2007 ....         5.28%      Fixed        1,000        1,000
      July 22, 2008 ........         4.41%      Fixed          500           --
      November 13, 2008 ....         4.06%      Fixed          500           --
      November 27, 2008 ....         5.48%      Fixed        1,000        1,000
      March 20, 2009 .......         5.63%      Fixed        3,000        3,000
                                                           -------      -------

                                                           $16,000      $13,000
                                                           =======      =======

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances. The advances are also subject to a prepayment penalty.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES

Income tax expense was as follows:

                            2002        2001
                           ------      -----
      Current
          Federal ...      $1,098      $ 875
          State .....          91         --
      Deferred ......         107       (359)
                           ------      -----

          Total .....      $1,296      $ 516
                           ======      =====

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                         2002         2001
                                                        ------       -----
      Income tax at federal statutory rate .......      $1,160       $ 508
      Effect of
          State taxes, net of federal benefit ....          67         (45)
          Other, net .............................          69          53
                                                        ------       -----

      Total ......................................      $1,296       $ 516
                                                        ======       =====

      Effective tax rate .........................        38.0%       34.5%
                                                        ======       =====

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

                                                           2002           2001
                                                          -------       -------
Deferred tax assets
    Allowance for loan losses ......................      $   979       $   972
    Accrued expenses ...............................          640           652
                                                          -------       -------
                                                            1,619         1,624
Deferred tax liabilities
    Premises and equipment .........................          (20)           (1)
    Unrealized gain on securities available-for-sale         (643)         (640)
    Federal Home Loan Bank stock dividends .........         (190)         (113)
    Deferred loan fees .............................         (114)         (107)
    Mortgage servicing rights ......................           (6)          (15)
    Other ..........................................         (273)         (265)
                                                          -------       -------
                                                           (1,246)       (1,141)
                                                          -------       -------

Net deferred tax asset .............................      $   373       $   483
                                                          =======       =======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $919 at December 31, 2002. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.


NOTE 9 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees. To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18. Bank contributions to the plan are discretionary and determined by the Board of Directors. Profit sharing expense was $10 and $12 for the years ended December 31, 2002 and 2001.

The Bank suspended its defined contribution 401(k) retirement plan in January 1997. No matching contributions were made for the years ended December 31, 2002 or 2001.

The Bank sponsors nonqualified unfunded retirement plans for directors, which provide annual benefit payments to directors upon retirement. The Bank's liability for the plans totaled $1,652 and $1,545 at December 31, 2002 and 2001. Expense related to the plans totaled $83 and $355 for the years ended December 31, 2002 and 2001.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an employee stock ownership plan (ESOP) for the benefit of substantially all employees. The ESOP borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company's discretionary contributions to the ESOP and earnings on the ESOP's assets. Principal payments are scheduled to occur over a ten-year period. However, in the event the Company's contributions exceed the minimum debt service requirements, additional principal payments will be made.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

During 2002 and 2001, 18,870 shares of stock with an average fair value of $14.70 and $13.15 per share were committed to be released, resulting in ESOP compensation expense of $277 and $248. Shares held by the ESOP at December 31 are as follows:

                                                             2002          2001
                                                           -------       -------

Allocated shares ...................................        37,740        18,870
Unallocated shares .................................        56,612        75,482
                                                           -------       -------

     Total ESOP shares .............................        94,352        94,352
                                                           =======       =======

Fair value of unallocated shares ...................       $   985       $ 1,019
                                                           =======       =======


NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows.

                                      December 31, 2002       December 31, 2001
                                    --------------------    --------------------
                                    Carrying      Fair      Carrying      Fair
                                     Amount       Value      Amount       Value
                                    --------    --------    --------    --------
Financial assets
   Cash and cash equivalents ...    $ 22,896    $ 22,896    $ 29,009    $ 29,009
   Certificates of deposit .....          --          --       1,000       1,000
   Securities available-for-sale      51,903      51,903      53,811      53,811
   Securities held-to-maturity .         360         370         928         938
   Federal Home Loan Bank
     stock .....................       4,477       4,477       1,314       1,314
   Loans .......................     136,134     136,921     128,505     129,470
   Accrued interest receivable .       1,295       1,295       1,467       1,467

Financial liabilities
   Deposits ....................     169,008     169,797     171,809     174,633
   Advances from Federal
     Home Loan Bank ............      16,000      16,969      13,000      13,137
   Advances from borrowers for
     taxes and insurance .......       1,459       1,459       1,383       1,383
   Accrued interest payable ....          90          90         109         109

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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


NOTE 12 - REGULATORY CAPITAL

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

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY CAPITAL (Continued)

Actual and required capital amounts (in thousands) and ratios are presented below:

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                       For Capital        Prompt Corrective
                                                        Actual       Adequacy Purposes    Action Provisions
                                                  ---------------     ---------------     -----------------
                                                   Amount   Ratio      Amount   Ratio      Amount    Ratio
                                                   ------   -----     -------   -----     -------    ------
As of December 31, 2002
   Total capital to risk-weighted assets .....    $28,484    24.3%    $ 9,378     8.0%    $11,722    10.0%
   Tier I (core) capital to
     risk-weighted assets ....................     27,011    23.0       4,689     4.0       7,033     6.0
   Tier I (core) capital to
     adjusted total assets ...................     27,011    12.4       8,736     4.0      10,920     5.0

As of December 31, 2001
   Total capital to risk-weighted assets .....    $26,080    22.8%    $ 9,132     8.0%    $11,415    10.0%
   Tier I (core) capital to risk-weighted
     assets ..................................     24,645    21.6       4,566     4.0       6,849     6.0
   Tier I (core) capital to adjusted
     total assets ............................     24,645    11.3       8,736     4.0      10,920     5.0

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision ("the OTS") categorized the Bank as well capitalized under the regulatory framework for prompt correction action. There are no conditions or events since that notification that management believes have changed the Bank's category.

In 2002, for institutions involved in "subprime" lending (see Note 3), the OTS adopted new regulations that increased the amount of minimum total capital required to meet each prompt corrective action classification. Although OTS guidance that would permit the accurate calculation of the new requirements is not yet available, management believes that the new regulations will not affect the Bank's categorization as well capitalized.


NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31, 2002 follows:

Earnings per common share
    Net income ..............................    $2,115
                                                 ------

         Net income attributable to
           common shareholders ..............    $2,115
                                                 ======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 13 - EARNINGS PER COMMON SHARE (Continued)

Total weighted average common shares
  outstanding ................................        2,340,903
                                                  =============

     Basic earnings per share ................    $         .90
                                                  =============


NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

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

Financial instruments with off-balance-sheet risk were as follows.

                                    2002       2001
                                  -------    -------
Commitments to make loans ....    $10,541    $10,767
Letters of credit ............        189         67
Unused lines of credit .......      9,607      6,908

Commitments to make loans are fixed rate and are generally made for periods of 120 days or less. As of December 31, 2002, fixed rate loan commitments had interest rates ranging from 4.00% to 7.75%. All unused lines of credit are variable rate commitments.

In the normal course of business, there are various outstanding contingent liabilities such as claims and legal actions that are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

The Bank originates fixed-rate mortgages and secures them in mortgage pools through FNMA and FHLMC. These mortgage-backed securities are sold with and without recourse. The Bank was at risk for $950 and $1,394 at December 31, 2002 and 2001 representing loans sold with recourse.


NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.

                                             2002      2001
                                            -----     -----
Unrealized holding gains and losses
  on securities available-for-sale .....    $   9     $ 963
Tax effect .............................       (3)     (373)
                                            -----     -----

    Other comprehensive income .........    $   6     $ 590
                                            =====     =====


NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

                            CONDENSED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                2002       2001
                                              -------    -------
ASSETS
Cash and cash equivalents ................    $ 5,071    $ 4,648
ESOP loan ................................        566        944
Investment in bank subsidiary ............     28,027     25,656
                                              -------    -------

                                              $33,664    $31,248
                                              =======    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities ..............................    $    18    $    --
Shareholders' equity .....................     33,646     31,248
                                              -------    -------

                                              $33,664    $31,248
                                              =======    =======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
               For the year ended December 31, 2002 and the period
                   December 26, 2001 through December 31, 2001

                                                                          2002     2001
                                                                         ------   ------
Income
     ESOP loan .......................................................   $   35   $   --
     Deposits in financial institutions ..............................       83       --
     Other operating income ..........................................       33       --
                                                                         ------   ------
                                                                            151       --
Other expenses
     Other operating expenses ........................................      106       --
                                                                         ------   ------

Income before income taxes and equity in undistributed earnings ......       45       --

Income taxes .........................................................       18       --
                                                                         ------   ------

Income before equity in undistributed earnings of bank subsidiary ....       27       --

Equity in undistributed earnings of bank subsidiary ..................    2,088        1
                                                                         ------   ------

Net income ...........................................................   $2,115   $    1
                                                                         ======   ======

-------------------------------------------------------------------------------
                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

--------------------------------------------------------------------------------


NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
               For the year ended December 31, 2002 and the period
                   December 26, 2001 through December 31, 2001


Operating activities
     Net income ......................................................      $  2,115       $      1
     Adjustments to reconcile net income to net cash provided by operating activities
     Equity in undistributed earnings of bank subsidiary .............        (2,088)            (1)
                                                                            --------       --------
         Net cash from operating activities ..........................            27             --

Investing activities
     Loan to ESOP ....................................................            --           (944)
     Purchase of bank subsidiary stock ...............................            --         (5,593)
                                                                            --------       --------
         Net cash from investing activities ..........................            --         (6,537)

Financing activities
     Proceeds from sale of common stock, net of issuance costs .......            --         11,185
     Payment received on loan to ESOP ................................           378             --
     Change in other assets and liabilities ..........................            18             --
                                                                            --------       --------
         Net cash from financing activities ..........................           396         11,185
                                                                            --------       --------

Net change in cash and cash equivalents ..............................           423          4,648

Cash and cash equivalents at beginning of period .....................         4,648             --
                                                                            --------       --------

Cash and cash equivalents at end of period ...........................      $  5,071       $  4,648
                                                                            ========       ========


--------------------------------------------------------------------------------