Form 10-K, Exhibit 13
period 2003-03-31
AJS BANCORP INC
filed 2004-03-25
CIK 1144515

Exhibit 13

                                AJS BANCORP, INC.
                              Midlothian, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS ...........................................   F-2

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION ......................   F-3

     CONSOLIDATED STATEMENTS OF INCOME ...................................   F-4

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY .....................   F-5

     CONSOLIDATED STATEMENTS OF CASH FLOWS ...............................   F-6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..........................   F-8

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                s/s Crowe Chizek and Company LLC

Oak Brook, Illinois
February 13, 2004

                               AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2003 and 2002
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                          2003         2002
                                                                          ----         ----
ASSETS
Cash and cash equivalents
    Cash and due from banks (interest-bearing: 2003 - $9,956;
      2002 - $9,955)                                                   $  19,801    $  16,896
    Federal funds sold                                                        --        6,000
                                                                       ---------    ---------
       Total cash and cash equivalents                                    19,801       22,896

Securities available for sale                                             42,475       51,903
Securities held to maturity (fair value: 2003 - $179;
  2002 - $370)                                                               177          360
Loans, net of allowance of $1,962 and $2,082                             155,628      136,134
Federal Home Loan Bank stock, at cost                                     13,612        4,477
Premises and equipment                                                     4,875        4,595
Accrued interest receivable                                                  967        1,295
Other assets                                                                 849          910
                                                                       ---------    ---------

    Total assets                                                       $ 238,384    $ 222,570
                                                                       =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                           $ 183,847    $ 169,008
    Federal Home Loan Bank advances                                       17,000       16,000
    Advance payments by borrowers for taxes and insurance                  1,651        1,459
    Other liabilities and accrued interest payable                         3,781        2,457
                                                                       ---------    ---------
       Total liabilities                                                 206,279      188,924

Stockholders' equity
    Preferred stock, $.01 par value, 20,000,000 shares authorized,
      none issued                                                             --           --
    Common stock, $.01 par value, 50,000,000 shares authorized;
      2003 - 2,444,521 shares issued, 2002 - 2,406,950 shares issued          24           24
    Additional paid in capital                                            10,972       11,308
    Treasury stock, at cost (2003 - 51,600 shares)                        (1,075)          --
    Unearned RRP shares                                                     (924)          --
    Unearned ESOP shares                                                    (377)        (566)
    Retained earnings                                                     23,257       21,864
    Accumulated other comprehensive income                                   228        1,016
                                                                       ---------    ---------
       Total stockholders' equity                                         32,105       33,646
                                                                       ---------    ---------

          Total liabilities and stockholders' equity                   $ 238,384    $ 222,570
                                                                       =========    =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               AJS BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                             2003        2002       2001
                                                             ----        ----       ----
Interest and dividend income
    Loans                                                  $  9,346    $  9,745   $  9,545
    Securities                                                2,234       2,917      3,423
    Interest-bearing deposits and other                         669         390        314
    Federal funds sold                                           98          61        363
                                                           --------    --------   --------
       Total interest income                                 12,347      13,113     13,645

Interest expense
    Deposits                                                  4,210       4,651      6,726
    Federal Home Loan Bank advances and other                   859         775        756
                                                           --------    --------   --------
       Total interest expense                                 5,069       5,426      7,482
                                                           --------    --------   --------

Net interest income                                           7,278       7,687      6,163

Provision for loan losses                                       (61)         20        413
                                                           --------    --------   --------

Net interest income after provision
  for loan losses                                             7,339       7,667      5,750

Noninterest income
    Service fees                                                539         528        615
    Gain (loss) on sale of other real estate                    (19)        143         44
    Insurance commissions                                       314         392        319
    Gain on sale of loans                                        53           6         --
    Gain on sale of securities                                   34          --         --
    Rental income                                               108         158        118
    Correspondent fees                                           13         290         --
    Other                                                        49          82         50
                                                           --------    --------   --------
       Total noninterest income                               1,091       1,599      1,146

Noninterest expense
    Compensation and employee benefits                        3,632       3,278      2,959
    Occupancy expense                                           868         803        771
    Data processing expense                                     361         396        370
    Advertising and promotion                                   309         293        241
    Professional                                                167         147         81
    Postage and supplies                                        212         197        166
    Bank security                                               118          81         92
    Amortization of mortgage servicing rights, including
      impairment loss                                            14          22        192
    Other                                                       574         638        529
                                                           --------    --------   --------
       Total noninterest expense                              6,255       5,855      5,401
                                                           --------    --------   --------

Income before income taxes                                    2,175       3,411      1,495

Income taxes                                                    782       1,296        516
                                                           --------    --------   --------

Net income                                                 $  1,393    $  2,115   $    979
                                                           ========    ========   ========

Earnings per share
    Basic                                                  $    .60    $    .90        N/A
    Diluted                                                     .60         .90        N/A

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2003, 2002, and 2001
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------


                                                               Additional                 Unearned     Unearned
                                                     Common      Paid-in     Treasury       Stock        ESOP
                                                      Stock      Capital       Stock       Awards       Shares
                                                      -----      -------       -----       ------       ------
Balance at January 1, 2001                          $      --   $      --    $      --    $      --    $      --

Dividend paid in connection with reorganization            --          --           --           --           --
Issuance of common stock, net of issuance costs            24      11,161           --           --         (944)
ESOP shares earned                                         --          59           --           --          189
Comprehensive income
    Net income                                             --          --           --           --           --
    Change in unrealized gain on securities
      available for sale, net of taxes                     --          --           --           --           --

       Total comprehensive income
                                                    ---------   ---------    ---------    ---------    ---------

Balance at December 31, 2001                               24      11,220           --           --         (755)

ESOP shares earned                                         --          88           --           --          189
Comprehensive income
    Net income                                             --          --           --           --           --
    Change in unrealized gain on securities
      available for sale, net of taxes                     --          --           --           --           --

       Total comprehensive income
                                                    ---------   ---------    ---------    ---------    ---------

Balance at December 31, 2002                               24      11,308           --           --         (566)

Purchase of 73,000 shares of treasury stock                --          --       (1,459)          --           --
Allocation of stock awards                                 --         722          384       (1,106)          --
ESOP shares earned                                         --         188           --           --          189
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                    --      (1,246)          --           --           --
Stock awards earned                                        --          --           --          182           --
Comprehensive income
    Net income                                             --          --           --           --           --
    Change in unrealized gain on securities
      available for sale, net of taxes                     --          --           --           --           --

       Total comprehensive income
                                                    ---------   ---------    ---------    ---------    ---------

Balance at December 31, 2003                        $      24   $  10,972    $  (1,075)   $    (924)   $    (377)
                                                    =========   =========    =========    =========    =========


                                                               Accumulated
                                                                  Other
                                                    Retained  Comprehensive
                                                    Earnings  Income (Loss)    Total
                                                    --------  -------------    -----
Balance at January 1, 2001                          $  18,795   $     420    $  19,215

Dividend paid in connection with reorganization           (25)         --          (25)
Issuance of common stock, net of issuance costs            --          --       10,241
ESOP shares earned                                         --          --          248
Comprehensive income
    Net income                                            979          --          979
    Change in unrealized gain on securities
      available for sale, net of taxes                     --         590          590
                                                                             ---------
       Total comprehensive income                                                1,569
                                                    ---------   ---------    ---------

Balance at December 31, 2001                           19,749       1,010       31,248

ESOP shares earned                                         --          --          277
Comprehensive income
    Net income                                          2,115          --        2,115
    Change in unrealized gain on securities
      available for sale, net of taxes                     --           6            6
                                                                             ---------
       Total comprehensive income                                                2,121
                                                    ---------   ---------    ---------

Balance at December 31, 2002                           21,864       1,016       33,646

Purchase of 73,000 shares of treasury stock                --          --       (1,459)
Allocation of stock awards                                 --          --           --
ESOP shares earned                                         --          --          377
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                    --          --       (1,246)
Stock awards earned                                        --          --          182
Comprehensive income
    Net income                                          1,393          --        1,393
    Change in unrealized gain on securities
      available for sale, net of taxes                     --        (788)        (788)
                                                                             ---------
       Total comprehensive income                                                  605
                                                    ---------   ---------    ---------

Balance at December 31, 2003                        $  23,257   $     228    $  32,105
                                                    =========   =========    =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                 2003        2002        2001
                                                                 ----        ----        ----
Cash flows from operating activities
     Net income                                                $  1,393    $  2,115    $    979
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation                                               299         415         357
         Provision for loan losses                                  (61)         20         413
         Deferred income taxes                                      364         107        (359)
         Discount accretion, net                                     84         (39)       (136)
         Stock award compensation expense                           182          --          --
         ESOP compensation expense                                  377         277         248
         Amortization and impairment of mortgage
           servicing rights                                          14          22         192
         Federal Home Loan Bank stock dividends                    (635)       (163)        (86)
         Dividend reinvestments                                    (106)         --          --
         Gain on sale of securities                                 (34)         --          --
         Changes in
              Accrued interest receivable                           328         172           7
              Other assets                                          163        (490)        152
              Accrued interest payable                               (6)        (19)        (39)
              Other liabilities                                      84         136         397
                                                               --------    --------    --------
                  Net cash provided by operating  activities      2,446       2,553       2,125

Cash flows from investing activities
     Securities available for sale
         Purchases                                              (22,713)    (20,399)    (19,929)
         Maturities and principal payments                       26,994      22,351      24,584
         Proceeds from sales                                      3,915          --          --
     Securities held to maturity
         Purchases                                                   --          --        (350)
         Maturities and principal payments                          183         572         223
     Purchase of certificates of deposit                             --          --      (2,000)
     Maturities of certificates of deposit                           --       1,000       1,000
     Loan originations, net                                     (19,413)     (7,876)    (21,399)
     Proceeds from sale of other real estate                         --         488         438
     Purchase of equipment                                         (579)     (2,077)       (406)
     Purchase of Federal Home Loan Bank stock                    (8,500)     (3,000)         --
                                                               --------    --------    --------
         Net cash used in investing activities                  (20,113)     (8,941)    (17,839)

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002, and 2001
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                 2003        2002        2001
                                                                 ----        ----        ----
Cash flows from financing activities
     Net change in deposits                                    $ 14,839    $ (2,801)   $ 10,558
     Net change in Federal Home Loan Bank advances                1,000       3,000       1,000
     Purchase of treasury stock                                  (1,459)         --          --
     Net change in advance payments by borrowers
       for taxes and insurance                                      192          76         141
     Net proceeds from reorganization                                --          --      10,241
     Dividends paid in connection with stock issuance                --          --         (25)
                                                               --------    --------    --------
         Net cash provided by financing activities               14,572         275      21,915
                                                               --------    --------    --------

Net change in cash and cash equivalents                          (3,095)     (6,113)      6,201

Cash and cash equivalents at beginning of year                   22,896      29,009      22,808
                                                               --------    --------    --------

Cash and cash equivalents at end of year                       $ 19,801    $ 22,896    $ 29,009
                                                               ========    ========    ========

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                              $  5,075    $  5,440    $  7,521
         Income taxes                                               755       1,319         688

     Noncash investing and financing activities
         Other real estate acquired in settlement of loans            8         227         250

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of AJS Bancorp, Inc. ("the Company") and its wholly owned subsidiary,
A. J. Smith Federal Savings Bank ("the Bank"), and the Bank's wholly owned subsidiary, A.J.S. Insurance, LLC, which provides insurance and investment services to the public. All significant intercompany balances and transactions have been eliminated.

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

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions with original maturities of less than 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

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

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance where management believes that the uncollectiblity of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 7 years for equipment.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to and over the period of estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

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

Loan Commitments and Related Financial Statements: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45 are recorded at fair value.

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

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Employee stock ownership plan shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and the vesting of stock awards. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements. Disclosure of earnings per common share for the year ended December 31, 2001 would not be meaningful as the earnings available to the holders of common shares since the date of reorganization, December 26, 2001, were not material.
--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of stockholders' equity.

Employee Stock Ownership Plan ("ESOP"): The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt. Shares are considered outstanding in the earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding. Because participants may require the Company to purchase their ESOP shares upon termination of their employment, the fair value of all allocated ESOP shares is reclassified from stockholder's equity and included in other liabilities.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense were measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                                        2003
                                                                        ----

     Net income as reported                                           $ 1,393
     Deduct:  Stock-based compensation expense determined under
       fair value based method                                             25
     Pro forma net income                                             $ 1,368
     Basic earnings per share as reported                                 .60
     Pro forma basic earnings per share                                   .59
     Diluted earnings per share as reported                               .60
     Pro forma diluted earnings per share                                 .59

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                    2003
                                                                    ----

     Risk-free interest rate                                         2.37%
     Expected option life                                         5 years
     Expected stock price volatility                                15.03%
     Dividend yield                                                     0%

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities; FASB Statement 150, Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equities; FASB Statement 132 (revised 2003), Employers' Disclosures About Pensions and Other Postretirement Benefits; FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees; and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

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

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - ADOPTION OF PLAN OF REORGANIZATION AND STOCK ISSUANCE
  (Continued)

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

NOTE 3 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                      Gross        Gross
                                          Fair      Unrealized   Unrealized
                                         Value        Gains        Losses
                                         -----        -----        ------
      December 31, 2003
          U.S. governmental agencies   $   23,359   $      402   $     (100)
          Mortgage-backed                  13,854          149          (98)
          Mutual fund                       5,209           --          (34)
                                       ----------   ----------   ----------
               Total debt securities       42,422          551         (232)
          Equity investment                    53           52           --
                                       ----------   ----------   ----------

               Total                   $   42,475   $      603   $     (232)
                                       ==========   ==========   ==========

      December 31, 2002
          U.S. governmental agencies   $   32,940   $    1,205   $       --
          Mortgage-backed                  15,770          408           (9)
          Mutual fund                       3,137           --           --
                                       ----------   ----------   ----------
               Total debt securities       51,847        1,613           (9)
          Equity investment                    56           55           --
                                       ----------   ----------   ----------

               Total                   $   51,903   $    1,668   $       (9)
                                       ==========   ==========   ==========

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

                                                 Gross         Gross
                                 Amortized   Unrecognized   Unrecognized     Fair
                                   Cost          Gains        Losses         Value
                                   ----          -----        ------         -----
      December 31, 2003
          Mortgage-backed       $       177   $         2   $        --   $       179
                                -----------   -----------   -----------   -----------

                                $       177   $         2   $        --   $       179
                                ===========   ===========   ===========   ===========

      December 31, 2002
          State and municipal   $        91   $        --   $        --   $        91
          Mortgage-backed               269            10            --           279
                                -----------   -----------   -----------   -----------

                                $       360   $        10   $        --   $       370
                                ===========   ===========   ===========   ===========

Contractual maturities of debt and equity securities were as follows. Securities not due at a single maturity date, including mortgage-backed securities and mutual funds, are shown separately.

                                                                   Held to
                                                  Available       Maturity
                                                   for Sale  -------------------
                                                     Fair    Amortized    Fair
                                                    Value       Cost      Value
                                                    -----       ----      -----
      December 31, 2003
           Due in one year or less                 $ 11,286   $    --   $    --
           Due after one year through five years     11,090        --        --
           Due after five years                         983        --        --
           Mortgage-backed securities                13,854       177       179
           Mutual fund                                5,209        --        --
           Equity investment                             53        --        --
                                                   --------   -------   -------

                                                   $ 42,475   $   177   $   179
                                                   ========   =======   =======

Securities with a carrying value of approximately $12,410, and $12,604 at December 31, 2003 and 2002 were pledged to secure public deposits and for other purposes as required or permitted by law.
--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Proceeds from the sale of securities available for sale were $3,915 at December 31, 2003. Gross gains of $34 were realized on those securities. There were no realized losses on sales of securities for the year ended December 31, 2003. There were no sales of securities available for sale for the years ended December 31, 2002 and 2001.

Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

                              Less than 12 Months       12 Months or More            Total
                              -------------------       -----------------            -----
                              Fair     Unrealized       Fair     Unrealized      Fair     Unrealized
Description of Securities    Value        Loss         Value        Loss        Value        Loss
-------------------------    -----        ----         -----        ----        -----        ----
Corporate bonds             $  7,920   $      (100)   $     --   $        --   $  7,920   $      (100)
Mortgage-backed                9,724           (98)         --            --      9,724           (98)
Mutual fund                    5,209           (34)         --            --      5,209           (34)
                            --------   -----------    --------   -----------   --------   -----------

    Total temporarily
      impaired              $ 22,853   $      (232)   $     --   $        --   $ 22,853   $      (232)
                            ========   ===========    ========   ===========   ========   ===========

Unrealized losses on corporate bonds and mortgage-backed securities have not been recognized into income because the issuer's bonds are of high credit quality and/or they are backed by the government such as FNMA or FHLMC bonds and mortgage-backed securities. In addition, management has the intent and ability to hold them for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

NOTE 4 - LOANS

Loans consist of:

                                                       2003         2002
                                                       ----         ----
Mortgage loans:
    Secured by one-to-four-family residences        $ 120,810    $ 115,880
    Multi-family and other loans secured by other
      properties                                       24,066       13,187
    Home equity loans                                  12,056        8,374
Consumer and other loans                                  696          782
                                                    ---------    ---------
                                                      157,628      138,223
Allowance for loan losses                              (1,962)      (2,082)
Deferred loan (fees) costs                                (16)          24
Deferred gain on real estate contracts                    (22)         (31)
                                                    ---------    ---------

    Loans, net                                      $ 155,628    $ 136,134
                                                    =========    =========

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

The Bank's mortgage loan portfolio includes "subprime" loans made to borrowers with weakened credit characteristics, such as prior payment delinquencies, foreclosures, bankruptcies, or diminished repayment ability. These subprime loans totaled $18,272 and $31,245 at December 31, 2003 and 2002.

Changes in the allowance for loan losses follow:

                                                             2003        2002        2001
                                                             ----        ----        ----
     Beginning balance                                     $  2,082    $  2,508    $  2,364
     Provision for loan losses                                  (61)         20         413
     Charge-offs                                               (120)       (446)       (269)
     Recoveries                                                  61          --          --
                                                           --------    --------    --------

         Ending balance                                    $  1,962    $  2,082    $  2,508
                                                           ========    ========    ========

Impaired loans were as follows:

                                                                         2003        2002
                                                                         ----        ----
     Year-end loans with no allocated allowance
       for loan losses                                                 $    164    $     44
     Year-end loans with allocated allowance for
       loan losses                                                           --          --
                                                                       --------    --------

         Total                                                         $    164    $     44
                                                                       ========    ========

     Amount of the allowance for loan losses allocated                 $     --    $     --

                                                             2003        2002        2001
                                                             ----        ----        ----
     Average of impaired loans during the year             $    281    $    586    $    779
     Interest income recognized during impairment                24          --          --
     Cash-basis interest income recognized                       20           9           3

Nonperforming loans were as follows:

                                                                         2003        2002
                                                                         ----        ----
     Loans past due over 90 days still on accrual                      $     --    $     --
     Nonaccrual loans                                                     1,136       1,052

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                                                    2003
                                                                    ----
      Beginning balance                                           $ 1,313
      New loans                                                     2,170
      Effect of changes in related parties                            124
      Repayments                                                   (1,872)
                                                                  -------

          Ending balance                                          $ 1,735
                                                                  =======

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans follows:

                                                         2003       2002
                                                         ----       ----
      Mortgage loan portfolios serviced for:
          FNMA                                         $  8,518   $ 16,626
          FHLMC                                             161        301
          Other investors                                   513         23
                                                       --------   --------

      Balance, end of year                             $  9,192   $ 16,950
                                                       ========   ========

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $258 and $459 at December 31, 2003 and 2002.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                         2003       2002
                                                         ----       ----

      Land                                             $  1,351   $  1,351
      Office buildings and improvements                   5,159      4,842
      Furniture, fixtures, and equipment                  1,666      1,502
                                                       --------   --------
                                                          8,176      7,695
      Less accumulated depreciation                       3,301      3,100
                                                       --------   --------

                                                       $  4,875   $  4,595
                                                       ========   ========

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

Depreciation expense was $299, $415, and $357 for 2003, 2002, and 2001.

NOTE 6 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $26,664 and $24,600 at December 31, 2003 and 2002. Deposit amounts in excess of $100,000 are not federally insured.

Deposit accounts are summarized as follows:

                                                     2003           2002
                                                     ----           ----

      Passbook accounts                            $ 51,755       $ 44,328
      NOW accounts                                   23,210         22,631
      Money market accounts                           7,514          7,720
      Certificates of deposit                       101,368         94,329
                                                   --------       --------

           Total deposits                          $183,847       $169,008
                                                   ========       ========

Scheduled maturities of time certificates are as follows:

       Year                                           December 31, 2003
       ----                                           -----------------

       2004                                              $  44,586
       2005                                                 25,916
       2006                                                  8,482
       2007                                                 15,119
       2008                                                  7,224
       Thereafter                                               41
                                                         ---------

                                                         $ 101,368
                                                         =========

Interest expense on deposits is summarized as follows:

                                             2003        2002        2001
                                             ----        ----        ----

      NOW                                   $   66      $   91      $  150
      Money market                              75         137         317
      Passbook                                 518         652       1,027
      Certificates of deposit                3,551       3,771       5,232
                                            ------      ------      ------

                                            $4,210      $4,651      $6,726
                                            ======      ======      ======

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS (Continued)

Non-interest-bearing deposits (NOW accounts) totaled $11,598 and $10,783 at December 31, 2003 and 2002.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

                                       Frequency of
       Maturity Date        Rate      Rate Adjustment       2003        2002
       -------------        ----      ---------------       ----        ----

  July 22, 2003             2.31%          Fixed          $     --    $    500
  November 13, 2003         1.80%          Fixed                --         500
  December 30, 2003         7.03%          Fixed                --       1,000
  January 27, 2004          1.73%          Fixed               600          --
  May 6, 2004               6.00%          Fixed             2,000       2,000
  July 22, 2004             2.91%          Fixed               500         500
  July 27, 2004             1.86%          Fixed               600          --
  November 15, 2004         2.35%          Fixed               500         500
  January 27, 2005          2.12%          Fixed               500          --
  May 6, 2005               6.10%          Fixed             2,000       2,000
  July 22, 2005             3.56%          Fixed               500         500
  November 14, 2005         2.90%          Fixed               500         500
  January 27, 2006          2.71%          Fixed               500          --
  July 24, 2006             3.69%          Fixed               500         500
  November 13, 2006         3.43%          Fixed               500         500
  January 29, 2007          3.26%          Fixed               400          --
  July 23, 2007             4.06%          Fixed               500         500
  November 13, 2007         3.74%          Fixed               500         500
  November 27, 2007         5.28%          Fixed             1,000       1,000
  January 28, 2008          3.68%          Fixed               400          --
  July 22, 2008             4.41%          Fixed               500         500
  November 13, 2008         4.16%          Fixed               500         500
  November 27, 2008         5.48%          Fixed             1,000       1,000
  March 20, 2009            5.63%          Fixed             3,000       3,000
                                                          --------    --------

                                                          $ 17,000    $ 16,000
                                                          ========    ========

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances. The advances are also subject to a prepayment penalty.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

Maturities over the next five years and thereafter are as follows:

              2004                                             $  4,200
              2005                                                3,500
              2006                                                1,500
              2007                                                2,400
              2008                                                2,400
              2009 and thereafter                                 3,000
                                                               --------

                                                               $ 17,000
                                                               ========

NOTE 8 - INCOME TAXES

Income tax expense was as follows:

                                           2003        2002        2001
                                           ----        ----        ----
      Current
          Federal                        $    374    $  1,098    $    875
          State                                43          91          --
      Deferred                                365         107        (359)
                                         --------    --------    --------

          Total                          $    782    $  1,296    $    516
                                         ========    ========    ========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                2003         2002        2001
                                                ----         ----        ----

      Income tax at federal statutory rate      $  740     $1,160    $  508
      Effect of
          State taxes, net of federal benefit       52         67       (45)
          Other, net                               (10)        69        53
                                                ------     ------    ------

      Total                                     $  782     $1,296    $  516
                                                ======     ======    ======

      Effective tax rate                          35.9%      38.0%     34.5%
                                                ======     ======    ======

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

                                                               2003       2002
                                                               ----       ----

      Deferred tax assets
          Allowance for loan losses                          $   818    $   979
          Accrued expenses                                       682        640
                                                             -------    -------
                                                               1,500      1,619
      Deferred tax liabilities
          Premises and equipment                                (119)       (20)
          Unrealized gain on securities available for sale      (143)      (643)
          Federal Home Loan Bank stock dividends                (413)      (190)
          Deferred loan fees                                    (117)      (114)
          Mortgage servicing rights                               (1)        (6)
          Other                                                 (198)      (273)
                                                             -------    -------
                                                                (991)    (1,246)
                                                             -------    -------

      Net deferred tax asset                                 $   509    $   373
                                                             =======    =======

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $906 at December 31, 2003. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 9 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees. To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18. Bank contributions to the plan are discretionary and determined by the Board of Directors. Profit sharing expense was $10 for the years ended December 31, 2003 and 2002.

The Bank suspended its defined contribution 401(k) retirement plan in January 1997. No matching contributions were made for the years ended December 31, 2003, 2002, or 2001.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 9 - EMPLOYEE BENEFITS (Continued)

The Bank sponsors nonqualified unfunded retirement plans for directors, which provide annual benefit payments to directors upon retirement. The Bank's liability for the plans totaled $1,757 and $1,652 at December 31, 2003 and 2002. Expense related to the plans totaled $104, $83, and $355 for the years ended December 31, 2003, 2002, and 2001.

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an ESOP for the benefit of substantially all employees. The ESOP borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company's stock at $10 per share.

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

Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market.

During 2003, 2002, and 2001, approximately 18,870 shares per year of stock with an average fair value of $19.98, $14.70, and $13.15 per share were committed to be released, resulting in ESOP compensation expense of $377, $277, and $248. Shares held by the ESOP at December 31 are as follows:

                                                               2003      2002
                                                               ----      ----

      Allocated shares                                        54,162    36,663
      Shares distributed from plan                             2,450     1,077
      Unallocated shares                                      37,740    56,612
                                                             -------   -------

          Total ESOP shares                                   94,352    94,352
                                                             =======   =======

      Fair value of unallocated shares                       $   868   $   985
                                                             =======   =======

      Fair value of allocated shares subject to repurchase
        obligation                                           $ 1,246   $    --
                                                             =======   =======

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE STOCK BENEFITS

The Company adopted a stock option plan in May 2003 under the terms of which options for 114,685 shares of the Company's common stock were granted to directors, officers, and employees. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant. No option may be exercised if such exercise would cause the mutual holding company to own fewer than a majority of the total number of shares outstanding.

A summary of the activity in the plan for 2003 is as follows:

                                                                   Weighted
                                                                    Average
                                                                   Exercise
                                                        Shares       Price
                                                        ------       -----

      Outstanding at beginning of year                        --   $      --
      Granted                                            114,685       18.75
      Exercised                                               --          --
      Forfeited                                               --          --
                                                       ---------   ---------

      Outstanding at end of year                         114,685   $   18.75
                                                       =========   =========

      Options exercisable at year end                         --
                                                       =========

      Weighted-average fair value of options granted
        during year                                    $    2.82
                                                       =========

      Options outstanding at year-end 2003 were as follows.

At December 31, 2003, 114,685 shares had an exercise price of $18.75 with an weighted average remaining life of ten years.

Pursuant to its 2003 stock-based incentive plan, the Company awarded 58,971 shares of restricted stock in May 2003. These shares vest over a five-year period. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity. Compensation expense for restricted stock awards totaled $182 for the year ended December 31, 2003.


--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows.

                                            --December 31, 2003--   --December 31, 2002--
                                            ---------------------   ---------------------
                                             Carrying      Fair      Carrying      Fair
                                              Amount       Value      Amount       Value
                                              ------       -----      ------       -----
      Financial assets
         Cash and cash equivalents           $  19,801   $  19,801   $  22,896   $  22,896
         Securities available for sale          42,475      42,475      51,903      51,903
         Securities held to maturity               177         179         360         370
         Federal Home Loan Bank stock           13,612      13,612       4,477       4,477
         Loans                                 155,628     157,823     136,134     136,921
         Accrued interest receivable               967         967       1,295       1,295

      Financial liabilities
         Deposits                              183,847     186,736     169,008     169,797
         Advances from Federal Home Loan
           Bank                                 17,000      17,659      16,000      16,969
         Advances from borrowers for taxes
           and insurance                         1,651       1,651       1,459       1,459
         Accrued interest payable                   84          84          90          90

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair value is based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. Fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY CAPITAL

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

The Bank's actual and required capital amounts (in thousands) and ratios are presented below:

                                                                                                 To Be Well
                                                                                               Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                   Actual             Adequacy Purposes        Action Provisions
                                           ---------------------    ---------------------    ---------------------
                                            Amount       Ratio       Amount       Ratio       Amount       Ratio
                                           ---------   ---------    ---------   ---------    ---------   ---------
As of December 31, 2003
   Total capital to risk-weighted assets   $  30,595        24.0%   $  10,214         8.0%   $  12,767        10.0%
   Tier I (core) capital to risk-
     weighted assets                          28,995        22.7        5,107         4.0        7,660         6.0
   Tier I (core) capital to
     adjusted total assets                    28,995        12.2        9,535         4.0       11,919         5.0

As of December 31, 2002
   Total capital to risk-weighted assets   $  28,484        24.3%   $   9,378         8.0%   $  11,722        10.0%
   Tier I (core) capital to risk-
     weighted assets                          27,011        23.0        4,689         4.0        7,033         6.0
   Tier I (core) capital to
     adjusted total assets                    27,011        12.4        8,849         4.0       11,060         5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter. Management believes that this test is met.

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY CAPITAL (Continued)

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision ("the OTS") categorized the Bank as well capitalized under the regulatory framework for prompt correction action. There are no conditions or events since that notification that management believes have changed the Bank's category.

In 2002, for institutions involved in "subprime" lending (see Note 4), the OTS adopted new regulations that increased the amount of minimum total capital required to meet each prompt corrective action classification. Although OTS guidance that would permit the accurate calculation of the new requirements is not yet available, management believes that the new regulations will not affect the Bank's categorization as well capitalized.

NOTE 14 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

                                                                2003         2002
                                                                ----         ----
Basic
    Net income                                               $    1,393   $    2,115
                                                             ==========   ==========

         Weighted average common shares outstanding           2,373,562    2,406,950
         Less:  average unallocated ESOP shares                  47,177       66,047
                                                             ----------   ----------

    Average shares                                            2,326,385    2,340,903
                                                             ==========   ==========

    Basic earnings per common share                          $      .60   $      .90
                                                             ==========   ==========

Diluted
    Net income                                               $    1,393   $    2,115
                                                             ==========   ==========

         Weighted average common shares
           outstanding for basic earnings per common share    2,326,385    2,340,903
         Add:  dilutive effects of assumed exercises of
           stock options and stock awards                         4,759           --
                                                             ----------   ----------

         Average shares and dilutive potential
           common shares                                      2,331,144    2,340,903
                                                             ==========   ==========

Diluted earnings per common share                            $      .60   $      .90
                                                             ==========   ==========

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 15 - OFF-BALANCE-SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

                                      2003                     2002
                                      ----                     ----
                                Fixed     Variable      Fixed     Variable
                                Rate        Rate        Rate        Rate
                                ----        ----        ----        ----

 Commitments to make loans    $   8,026   $   3,686   $   6,726   $   3,815
 Unused lines of credit and
   letters of credit                 --      13,112          --       9,796

Commitments to make loans are generally made for periods of 120 days or less. The fixed rate loan commitments have interest rates ranging from 4.50% to 6.75% and maturities ranging from 1 year to 30 years.

The Bank originates fixed-rate mortgages and secures them in mortgage pools through FNMA and FHLMC. These mortgage-backed securities are sold with and without recourse, and are considered financial guarantees under FASB Interpretation 45. These instruments are carried at fair value.

                                      2003                    2002
                                      ----                    ----
                              Contract    Carrying    Contract    Carrying
                               Amount       Value      Amount       Value
                               ------       -----      ------       -----

Loans sold with recourse      $     483   $     483   $     950   $     950

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 15 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

In the normal course of business, there are various outstanding contingent liabilities such as claims and legal actions that are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                2003        2002        2001
                                                ----        ----        ----

Unrealized holding gains and losses
  on securities available for sale            $ (1,254)   $      9    $    963
Less reclassification adjustments for gains
  and losses later recognized in income            (34)         --          --
                                              --------    --------    --------
    Net unrealized gains and losses             (1,288)          9         963

Tax effect                                         500          (3)       (373)
                                              --------    --------    --------

    Other comprehensive income                $   (788)   $      6    $    590
                                              ========    ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                               AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002
                 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                           2003           2002
                                                           ----           ----
ASSETS
Cash and cash equivalents                                 $ 3,759        $ 5,071
ESOP loan                                                     377            566
Investment in bank subsidiary                              29,223         28,027
                                                          -------        -------

                                                          $33,359        $33,664
                                                          =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                               $ 1,254        $    18
Shareholders' equity                                       32,105         33,646
                                                          -------        -------

                                                          $33,359        $33,664
                                                          =======        =======

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
  For the years ended December 31, 2003, 2002, and the period December 26, 2001 through December 31, 2001

                                                            2003        2002       2001
                                                            ----        ----       ----
Income
     ESOP loan                                            $     23    $     35   $     --
     Deposits in financial institutions                         46          83         --
     Other operating income                                     --          33         --
                                                          --------    --------   --------
                                                                69         151         --
Other expenses                                                                         --
     Other operating expenses                                  120         106         --
                                                          --------    --------   --------

Income before income taxes and equity in
  undistributed earnings                                       (51)         45         --

Income taxes                                                   (19)         18         --
                                                          --------    --------   --------

Income before equity in undistributed
  earnings of bank subsidiary                                  (32)         27         --

Equity in undistributed earnings of bank subsidiary          1,425       2,088          1
                                                          --------    --------   --------

Net income                                                $  1,393    $  2,115   $      1
                                                          ========    ========   ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
  For the years ended December 31, 2003, 2002, and the period December 26, 2001 through December 31, 2001

                                                         2003        2002        2001
                                                         ----        ----        ----
Operating activities
     Net income                                        $  1,393    $  2,115    $      1
     Adjustments to reconcile net income to net cash
       provided by operating activities
     Equity in undistributed earnings of
       bank subsidiary                                   (1,425)     (2,088)         (1)
     Change in other assets and liabilities                 (10)         18          --
                                                       --------    --------    --------
         Net cash from operating activities                 (42)         45          --

Investing activities
     Loan to ESOP                                            --          --        (944)
     Purchase of bank subsidiary stock                       --          --      (5,593)
                                                       --------    --------    --------
         Net cash from investing activities                  --          --      (6,537)

Financing activities
     Proceeds from sale of common stock,
       net of issuance costs                                 --          --      11,185
     Payment received on loan to ESOP                       189         378          --
     Purchase of common stock                            (1,459)         --          --
                                                       --------    --------    --------
         Net cash from financing activities              (1,270)        378      11,185
                                                       --------    --------    --------

Net change in cash and cash equivalents                  (1,312)        423       4,648

Cash and cash equivalents at beginning of period          5,071       4,648          --
                                                       --------    --------    --------

Cash and cash equivalents at end of period             $  3,759    $  5,071    $  4,648
                                                       ========    ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             Earnings
                                                            Per Shares
                         Interest    Net Interest     Net    Basic and
                          Income        Income      Income    Diluted
                          ------        ------      ------    -------
2003
    First quarter       $  3,153     $     1,865    $  470    $   .20
    Second quarter         3,079           1,774       313        .13
    Third quarter          3,087           1,830       331        .14
    Fourth quarter         3,028           1,809       279        .12

2002
    First quarter       $  3,338     $     1,933    $  571    $   .25
    Second quarter         3,287           1,935       516        .22
    Third quarter          3,285           1,928       576        .25
    Fourth quarter         3,203           1,891       452        .19


--------------------------------------------------------------------------------