Form 10-K, Exhibit 13
period 2004-12-31
AJS BANCORP INC
filed 2005-03-30
CIK 1144515

EXHIBIT 13

                              FINANCIAL STATEMENTS

                                AJS BANCORP, INC.
                              Midlothian, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................   F-2

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.......................   F-3

     CONSOLIDATED STATEMENTS OF INCOME....................................   F-4

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY......................   F-5

     CONSOLIDATED STATEMENTS OF CASH FLOWS................................   F-6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..........................   F-8

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                                             /s/ Crowe Chizek and Company LLC

                                                 Crowe Chizek and Company LLC

Oak Brook, Illinois
March 14, 2005

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2004 and 2003
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                                2004          2003
                                                                                ----          ----
ASSETS
Cash and cash equivalents
    Cash and due from banks (interest-bearing:  2004 - $10,751;
      2003 - $9,956)                                                         $  13,717     $  19,801
    Federal funds sold                                                           3,314
                                                                             ---------     ---------
       Total cash and cash equivalents                                          17,031        19,801

Certificates of deposit                                                          9,783            --
Securities available for sale                                                   61,483        42,475
Securities held to maturity (fair value:  2004 - $134;
  2003 - $179)                                                                     132           177
Loans, net of allowance of $1,847 and $1,962                                   163,291       155,628
Federal Home Loan Bank stock                                                    12,459        13,612
Premises and equipment                                                           4,760         4,875
Accrued interest receivable                                                        969           967
Other assets                                                                       961           849
                                                                             ---------     ---------

    Total assets                                                             $ 270,869     $ 238,384
                                                                             =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits                                                                 $ 198,056     $ 183,847
    Federal Home Loan Bank advances                                             36,250        17,000
    Advance payments by borrowers for taxes and insurance                        1,795         1,651
    Other liabilities and accrued interest payable                               4,238         3,781
                                                                             ---------     ---------
       Total liabilities                                                       240,339       206,279

Stockholders' equity
    Preferred stock, $.01 par value, 20,000,000 shares authorized,
      none issued                                                                   --            --
    Common stock, $.01 par value, 50,000,000 shares authorized;
      2,444,521 shares issued                                                       24            24
    Additional paid in capital                                                  10,830        10,972
    Treasury stock, at cost (2004 - 177,464 shares; 2003 - 51,600 shares)       (4,075)       (1,075)
    Unearned RRP shares                                                           (682)         (924)
    Unearned ESOP shares                                                          (189)         (377)
    Retained earnings                                                           24,837        23,257
    Accumulated other comprehensive income (loss)                                 (215)          228
                                                                             ---------     ---------
       Total stockholders' equity                                               30,530        32,105
                                                                             ---------     ---------

          Total liabilities and stockholders' equity                         $ 270,869     $ 238,384
                                                                             =========     =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2004, 2003, and 2002
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                  2004         2003        2002
                                                  ----         ----        ----
Interest and dividend income
    Loans                                       $  9,405    $  9,346    $  9,745
    Securities                                     2,226       2,234       2,917
    Interest-bearing deposits and other            1,037         669         390
    Federal funds sold                                69          98          61
                                                --------    --------    --------
       Total interest income                      12,737      12,347      13,113

Interest expense
    Deposits                                       4,046       4,210       4,651
    Federal Home Loan Bank advances and other      1,132         859         775
                                                --------    --------    --------
       Total interest expense                      5,178       5,069       5,426
                                                --------    --------    --------

Net interest income                                7,559       7,278       7,687

Provision for loan losses                           (112)        (61)         20
                                                --------    --------    --------

Net interest income after provision
  for loan losses                                  7,671       7,339       7,667

Noninterest income
    Service fees                                     502         539         528
    Gain (loss) on sale of other real estate           2         (19)        143
    Insurance commissions                            232         314         392
    Gain on sale of loans                             --          53           6
    Gain on sale of securities                        --          34          --
    Rental income                                    109         108         158
    Correspondent fees                                26          13         290
    Other                                             62          49          82
                                                --------    --------    --------
       Total noninterest income                      933       1,091       1,599

Noninterest expense
    Compensation and employee benefits             3,621       3,632       3,278
    Occupancy expense                                781         868         803
    Data processing expense                          378         361         396
    Advertising and promotion                        372         309         293
    Professional                                     147         167         147
    Postage and supplies                             175         212         197
    Bank security                                    124         118          81
    Amortization of mortgage servicing rights          2          14          22
    Other                                            591         574         638
                                                --------    --------    --------
       Total noninterest expense                   6,191       6,255       5,855
                                                --------    --------    --------

Income before income taxes                         2,413       2,175       3,411

Income taxes                                         833         782       1,296
                                                --------    --------    --------

Net income                                      $  1,580    $  1,393    $  2,115
                                                ========    ========    ========

Earnings per share
    Basic                                       $    .70    $    .60    $    .90
    Diluted                                          .69         .60         .90

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2004, 2003, and 2002
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                                                                               Accumulated
                                                                                                                  Other
                                                         Additional            Unearned   Unearned            Comprehensive
                                                 Common   Paid-in   Treasury    Stock       ESOP     Retained    Income
                                                 Stock    Capital    Stock      Awards     Shares    Earnings    (Loss)     Total
                                                -------   --------  --------   --------   --------   --------   --------   --------
Balance at January 1, 2002                           24   $ 11,220  $     --   $     --       (755)  $ 19,749   $  1,010   $ 31,248

ESOP shares earned                                   --         88        --         --        189         --         --        277
Comprehensive income
    Net income                                       --         --        --         --         --      2,115         --      2,115
    Change in unrealized gain on securities
      available for sale, net of taxes               --         --        --         --         --         --          6          6
                                                                                                                           --------
       Total comprehensive income                                                                                             2,121
                                                -------   --------  --------   --------   --------   --------   --------   --------
Balance at December 31, 2002                         24     11,308        --         --       (566)    21,864      1,016     33,646

Purchase of 73,000 shares of treasury stock          --         --    (1,459)        --         --         --         --     (1,459)
Allocation of stock awards                           --        722       384     (1,106)        --         --         --         --
ESOP shares earned                                   --        188        --         --        189         --         --        377
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                              --     (1,246)       --         --         --         --         --     (1,246)
Stock awards earned                                  --         --        --        182         --         --         --        182
Comprehensive income
    Net income                                       --         --        --         --         --      1,393         --      1,393
    Change in unrealized gain on securities
      available for sale, net of taxes               --         --        --         --         --         --       (788)      (788)
                                                                                                                           --------
       Total comprehensive income                                                                                               605
                                                -------   --------  --------   --------   --------   --------   --------   --------
Balance at December 31, 2003                         24     10,972    (1,075)      (924)      (377)    23,257        228     32,105

Purchase of 125,864 shares of treasury stock         --         --    (3,000)        --         --         --         --     (3,000)
ESOP shares earned                                   --        272        --         --        188         --         --        460
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                              --       (438)       --         --         --         --         --       (438)
Stock awards earned                                  --         24        --        242         --         --         --        266
Comprehensive income
    Net income                                       --         --        --         --         --      1,580         --      1,580
    Change in unrealized gain on securities
      available for sale, net of taxes                                                                              (443)      (443)
                                                                                                                           --------
       Total comprehensive income                                                                                             1,137
                                                -------   --------  --------   --------   --------   --------   --------   --------
Balance at December 31, 2004                    $    24   $ 10,830  $ (4,075)  $   (682)  $   (189)  $ 24,837   $   (215)  $ 30,530
                                                =======   ========  ========   ========   ========   ========   ========   ========


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2004, 2003, and 2002
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                 2004        2003        2002
                                                                 ----        ----        ----
Cash flows from operating activities
     Net income                                                $  1,580    $  1,393    $  2,115
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation                                               310         299         415
         Provision for loan losses                                 (112)        (61)         20
         Deferred income taxes                                     (248)        364         107
         Discount accretion on securities, net                       89          84         (39)
         Stock award compensation expense                           266         182          --
         ESOP compensation expense                                  460         377         277
         Amortization and impairment of mortgage
           servicing rights                                           2          14          22
         Federal Home Loan Bank stock dividends                    (847)       (635)       (163)
         Dividend reinvestments                                    (124)       (106)         --
         Gain on sale of securities                                  --         (34)         --
         Changes in
              Accrued interest receivable                            (2)        328         172
              Other assets                                          392         163        (490)
              Accrued interest payable                               59          (6)        (19)
              Other liabilities                                     (40)         84         136
                                                               --------    --------    --------
                  Net cash provided by operating activities       1,785       2,446       2,553

Cash flows from investing activities
     Securities available for sale
         Purchases                                              (35,706)    (22,713)    (20,399)
         Maturities and principal payments                       16,009      26,994      22,351
         Proceeds from sales                                         --       3,915          --
     Securities held to maturity
         Purchases                                                   --          --          --
         Maturities and principal payments                           45         183         572
     Purchase of certificates of deposit                         (9,783)         --          --
     Maturities of certificates of deposit                           --          --       1,000
     Loan originations, net                                      (7,549)    (19,413)     (7,876)
     Proceeds from sale of other real estate                         21          --         488
     Purchase of equipment                                         (195)       (579)     (2,077)
     Proceeds from the sale of Federal Home Loan Bank stock       2,000          --          --
     Purchase of Federal Home Loan Bank stock                        --      (8,500)     (3,000)
                                                               --------    --------    --------
         Net cash used in investing activities                  (35,158)    (20,113)     (8,941)

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2004, 2003, and 2002
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                               2004        2003        2002
                                                               ----        ----        ----
Cash flows from financing activities
     Net change in deposits                                  $ 14,209    $ 14,839    $ (2,801)
     Purchases of Federal Home Loan Bank advances              23,450       3,000      10,500
     Maturities of Federal Home Loan Bank advances             (4,200)     (2,000)     (7,500)
     Purchase of treasury stock                                (3,000)     (1,459)         --
     Net change in advance payments by borrowers
       for taxes and insurance                                    144         192          76
                                                             --------    --------    --------
         Net cash provided by financing activities             30,603      14,572         275
                                                             --------    --------    --------

Net change in cash and cash equivalents                        (2,770)     (3,095)     (6,113)

Cash and cash equivalents at beginning of year                 19,801      22,896      29,009
                                                             --------    --------    --------

Cash and cash equivalents at end of year                     $ 17,031    $ 19,801    $ 22,896
                                                             ========    ========    ========

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                            $  5,119    $  5,075    $  5,440
         Income taxes                                             616         755       1,319

     Noncash investing and financing activities
         Other real estate acquired in settlement of loans         --           8         227

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of AJS Bancorp, Inc. ("the Company") and its wholly owned subsidiary,
A. J. Smith Federal Savings Bank ("the Bank"). All significant intercompany balances and transactions have been eliminated. The Company is 54.1% owned by a mutual holding company, AJS Bancorp, MHC. These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

Nature of Operations: The only business of the Company is ownership of the Bank. The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois. The Bank provides single-family residential and home equity loans and commercial loans to and accepts deposits from customers located in the southern suburbs of Chicago, Illinois. Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the ability of the customers to repay their loans is dependent on the real estate and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements, and the disclosures provided and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company evaluates securities for other-than-temporary impairment on at least a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 10 years for equipment.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to and over the period of estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Statements: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments that are considered financial guarantees in accordance with FASB Interpretation No. 45 are recorded at fair value.

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

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

                                                               2004       2003
                                                               ----       ----

Net income as reported                                       $ 1,580    $ 1,393
Deduct:  Stock-based compensation expense determined under
  fair value based method                                        (24)       (25)
                                                             -------    -------

    Pro forma net income                                     $ 1,556    $ 1,368
                                                             =======    =======

Basic earnings per share as reported                         $   .70    $   .60
Pro forma basic earnings per share                               .69        .59

Diluted earnings per share as reported                           .69        .60
Pro forma diluted earnings per share                             .68        .59

The pro forma effects are computed using option pricing models using the following weighted-average assumptions as of grant date for options granted in 2003. No options were granted in 2004 or prior to 2003.

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

Effect of Newly Issued But Not Yet Effective Accounting Standards: During 2004, FASB Statement 123R, Accounting for Stock-Based Compensation, was approved. This statement will require the expensing of stock options beginning July 1, 2005. The future impact of adopting of this standard cannot be predicted and is based on the future granting of options and the values of these options.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to the

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

stockholders. These restrictions pose no practical limit on the ability of the bank or the holding company to pay dividends at historical levels.

Operating Segment: Internal financial information is primarily reported and aggregated in a single line of business, banking. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Certain items on the prior year financial statements have been reclassified with no effect on net income to conform to the current year presentation.

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                           Gross        Gross
                                               Fair      Unrealized   Unrealized
                                               Value       Gains        Losses
                                               -----       -----        ------
December 31, 2004
-----------------
    U.S. governmental agencies               $ 20,897     $     17     $   (158)
    Mortgage-backed                            35,233          129         (324)
    Mutual fund                                 5,297           --          (71)
    Equity investment                              56           54           --
                                             --------     --------     --------

         Total                               $ 61,483     $    200     $   (553)
                                             ========     ========     ========

December 31, 2003
-----------------
    U.S. governmental agencies               $ 23,359     $    402     $   (100)
    Mortgage-backed                            13,854          149          (98)
    Mutual fund                                 5,209           --          (34)
    Equity investment                              53           52           --
                                             --------     --------     --------

         Total                               $ 42,475     $    603     $   (232)
                                             ========     ========     ========

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

                                             Gross         Gross
                             Amortized    Unrecognized  Unrecognized      Fair
                                Cost         Gains        Losses          Value
                                ----         -----        ------          -----
December 31, 2004
-----------------
    Mortgage-backed           $    132      $      2      $     --      $    134
                              --------      --------      --------      --------

                              $    132      $      2      $     --      $    134
                              ========      ========      ========      ========

December 31, 2003
-----------------
    Mortgage-backed           $    177      $      2      $     --      $    179
                              --------      --------      --------      --------

                              $    177      $      2      $     --      $    179
                              ========      ========      ========      ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Contractual maturities of securities were as follows. Securities not due at a single maturity date, including mortgage-backed securities and mutual funds, are shown separately.

                                              Available          Held to
                                              for Sale           Maturity
                                              --------     --------------------
                                                Fair       Amortized      Fair
                                                Value        Cost         Value
                                                -----        ----         -----
December 31, 2004
-----------------
   Due in one year or less                    $  5,022     $     --     $     --
   Due after one year through five years        15,875           --           --
   Due after five years                             --           --           --
   Mortgage-backed securities                   35,233          132          134
   Mutual fund                                   5,297           --           --
   Equity investment                                56           --           --
                                              --------     --------     --------

                                              $ 61,483     $    132     $    134
                                              ========     ========     ========

Securities with a carrying value of approximately $11,036 and $12,410 at December 31, 2004 and 2003 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available for sale were $0, $3,915, and $0 at December 31, 2004, 2003, and 2002, respectively. Gross gains of $34 were realized on those securities during 2003.

Securities with unrealized losses at year-end not recognized in income are as follows:

                             Less than 12 Months       12 Months or More             Total
                             -------------------       -----------------             -----
                             Fair      Unrealized     Fair      Unrealized     Fair      Unrealized
Description of Securities    Value        Loss        Value        Loss        Value        Loss
-------------------------    -----        ----        -----        ----        -----        ----
2004
----
U.S. government agencies    $ 14,893    $   (140)    $    982    $    (18)    $ 15,875    $   (158)
Mortgage-backed               24,764        (269)       3,705         (55)      28,469        (324)
Mutual fund                      170          (1)       5,127         (70)       5,297         (71)
                            --------    --------     --------    --------     --------    --------
    Total temporarily
      impaired              $ 39,827    $   (410)    $  9,814    $   (143)    $ 49,641    $   (553)
                            ========    ========     ========    ========     ========    ========

2003
----
U.S. government agencies    $  7,920    $   (100)    $     --    $     --     $  7,920    $    (10)
Mortgage-backed                9,724         (98)          --          --        9,724         (98)
Mutual fund                    5,209         (34)          --          --        5,209         (34)
                            --------    --------     --------    --------     --------    --------
    Total temporarily
      impaired              $ 22,853    $   (232)    $     --    $     --     $ 22,853    $   (232)
                            ========    ========     ========    ========     ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Unrealized losses have not been recognized into income because the issuer's bonds are of high credit quality and/or they are backed by the government, such as FNMA or FHLMC bonds and mortgage-backed securities. In addition, management has the intent and ability to hold them for the foreseeable future and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates change.

NOTE 3 - LOANS

Loans consist of:
                                                           2004          2003
                                                           ----          ----
      Mortgage loans:
        Secured by one-to-four-family residences        $ 115,598     $ 120,810
        Multi-family and other loans secured by other
          properties                                       32,713        24,066
        Home equity loans                                  16,126        12,056
      Consumer and other loans                                649           696
                                                        ---------     ---------
                                                          165,086       157,628
      Allowance for loan losses                            (1,847)       (1,962)
      Deferred loan (fees) costs and other                     52           (38)
                                                        ---------     ---------

        Loans, net                                      $ 163,291     $ 155,628
                                                        =========     =========

The Bank's mortgage loan portfolio includes "subprime" loans made to borrowers with weakened credit characteristics, such as prior payment delinquencies, foreclosures, bankruptcies, or diminished repayment ability. These subprime loans totaled $12,538 and $18,272 at December 31, 2004 and 2003.

Changes in the allowance for loan losses follow:

                                               2004         2003         2002
                                               ----         ----         ----

      Beginning balance                      $  1,962     $  2,082     $  2,508
      Provision for loan losses                  (112)         (61)          20
      Charge-offs                                (115)        (120)        (446)
      Recoveries                                  112           61           --
                                             --------     --------     --------

          Ending balance                     $  1,847     $  1,962     $  2,082
                                             ========     ========     ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:
                                                     2004       2003       2002
                                                     ----       ----       ----
    Impaired loans with no allocated allowance
      for loan losses                              $    70    $   164    $    --
                                                   =======    =======    =======

    Average of impaired loans during the year          216        281        586
    Interest income recognized during impairment        28         24         --
    Cash-basis interest income recognized               28         20          9

Nonperforming loans were as follows:
                                                     2004       2003
                                                     ----       ----

    Loans past due over 90 days still on accrual   $    --    $    --
    Nonaccrual loans                                   983      1,136

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. There were no impaired loans with an allocated allowance for loan losses.

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                                    2004         2003
                                                    ----         ----

      Beginning balance                           $  1,735     $  1,313
      New loans                                        410        2,170
      Effect of changes in related parties            (128)         124
      Repayments                                      (454)      (1,872)
                                                  --------     --------

          Ending balance                          $  1,563     $  1,735
                                                  ========     ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans follows:

                                                              2004        2003
                                                              ----        ----
      Mortgage loan portfolios serviced for:
          FNMA                                              $  5,319    $  8,518
          FHLMC                                                  114         161
          Other investors                                         --         513
                                                            --------    --------

      Balance, end of year                                  $  5,433    $  9,192
                                                            ========    ========

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $309 and $258 at December 31, 2004 and 2003. The carrying value of mortgage servicing rights is immaterial.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:
                                                               2004        2003
                                                               ----        ----

      Land                                                  $  1,351    $  1,351
      Office buildings and improvements                        5,227       5,159
      Furniture, fixtures, and equipment                       1,713       1,666
                                                            --------    --------
                                                               8,291       8,176
      Less accumulated depreciation                            3,531       3,301
                                                            --------    --------

                                                            $  4,760    $  4,875
                                                            ========    ========

Depreciation expense was $310, $299, and $415 for 2004, 2003, and 2002.

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $30,389 and $24,600 at December 31, 2004 and 2003. Deposit amounts in excess of $100,000 are not federally insured.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 5 - DEPOSITS (Continued)

Deposit accounts are summarized as follows:
                                                             2004         2003
                                                             ----         ----

      Passbook accounts                                   $  50,651    $  51,755
      NOW accounts                                           23,784       23,210
      Money market accounts                                  10,575        7,514
      Certificates of deposit                               113,046      101,368
                                                          ---------    ---------

           Total deposits                                 $ 198,056    $ 183,847
                                                          =========    =========

Scheduled maturities of time certificates are as follows:

              Year                                     December 31, 2004
              ----                                     -----------------

              2005                                        $  63,645
              2006                                           15,132
              2007                                           21,669
              2008                                            7,206
              2009                                            5,364
              Therefore                                          30
                                                          ---------
                                                          $ 113,046
                                                          =========

Interest expense on deposits is summarized as follows:

                                                  2004        2003        2002
                                                  ----        ----        ----

      NOW                                       $     58    $     66    $     91
      Money market                                    80          75         137
      Passbook                                       407         518         652
      Certificates of deposit                      3,501       3,551       3,771
                                                --------    --------    --------

                                                $  4,046    $  4,210    $  4,651
                                                ========    ========    ========

Non-interest-bearing deposits (NOW accounts) totaled $12,708 and $11,598 at December 31, 2004 and 2003.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

                                       Frequency of
   Maturity Date          Rate        Rate Adjustment         2004        2003
   -------------          ----        ---------------         ----        ----

January 27, 2004          1.73%            Fixed          $      --    $     600
May 6, 2004               6.00%            Fixed                 --        2,000
July 22, 2004             2.91%            Fixed                 --          500
July 27, 2004             1.86%            Fixed                 --          600
November 15, 2004         2.35%            Fixed                 --          500
January 24, 2005          1.55%            Fixed                500           --
January 27, 2005          2.12%            Fixed                500          500
March 23, 2005            1.47%            Fixed                500           --
May 6, 2005               6.10%            Fixed              2,000        2,000
July 22, 2005             3.56%            Fixed                500          500
November 14, 2005         2.90%            Fixed                500          500
January 23, 2006          2.02%            Fixed                500           --
January 27, 2006          2.71%            Fixed                500          500
March 23, 2006            1.93%            Fixed                500           --
April 26, 2006            2.61%            Fixed              1,000           --
May 8, 2006               2.91%            Fixed                500           --
July 24, 2006             3.69%            Fixed                500          500
November 13, 2006         3.43%            Fixed                500          500
January 23, 2007          2.69%            Fixed                500           --
January 29, 2007          3.26%            Fixed                400          400
March 23, 2007            2.53%            Fixed                500           --
April 26, 2007            3.35%            Fixed              1,000           --
May 7, 2007               3.57%            Fixed              1,000           --
July 23, 2007             4.06%            Fixed                500          500
November 13, 2007         3.74%            Fixed                500          500
November 27, 2007         5.28%            Fixed              1,000        1,000
January 23, 2008          3.21%            Fixed                500            -
January 28, 2008          3.68%            Fixed                400          400
March 24, 2008            2.96%            Fixed                625           --
April 28, 2008            3.84%            Fixed              1,000           --
May 7, 2008               4.08%            Fixed              1,000           --
June 18, 2008             4.33%            Fixed              1,000           --
July 22, 2008             4.41%            Fixed                500          500
November 13, 2008         4.16%            Fixed                500          500
November 17, 2008         3.64%            Fixed                400           --
November 27, 2008         5.48%            Fixed              1,000        1,000
March 20, 2009            5.63%            Fixed              3,000        3,000
March 23, 2009            3.35%            Fixed                625           --

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

                                       Frequency of
   Maturity Date          Rate        Rate Adjustment         2004        2003
   -------------          ----        ---------------         ----        ----

June 17, 2009             4.40%            Fixed          $   1,000    $      --
June 22, 2009             4.67%            Fixed              1,000           --
June 25, 2009             4.61%            Fixed              1,000           --
July 1, 2009              4.54%            Fixed              1,000           --
August 10, 2009           3.88%            Fixed                650           --
September 16, 2009        3.68%            Fixed                600           --
September 28, 2009        3.79%            Fixed              2,000           --
March 23, 2010            3.71%            Fixed                250           --
July 2, 2010              4.69%            Fixed              1,000           --
October 25, 2010          4.16%            Fixed              1,000           --
July 7, 2011              4.61%            Fixed                800           --
October 26, 2011          4.02%            Fixed                400           --
November 17, 2011         4.31%            Fixed              1,100           --
                                                          ---------    ---------
                                                          $  36,250    $  17,000
                                                          =========    =========

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances. The advances are also subject to a prepayment penalty.

Maturities over the next five years and thereafter are as follows:

                  2005                             $  4,500
                  2006                                4,000
                  2007                                5,400
                  2008                                6,925
                  2009                               10,875
                  2010 and thereafter                 4,550
                                                   --------
                                                   $ 36,250
                                                   ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES

Income tax expense was as follows:
                                                  2004        2003        2002
                                                  ----        ----        ----
      Current
         Federal                                $    483    $    374    $  1,098
         State                                        52          43          91
      Deferred                                       298         365         107
                                                --------    --------    --------

         Total                                  $    833    $    782    $  1,296
                                                ========    ========    ========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                 2004        2003        2002
                                                 ----        ----        ----

      Income tax at federal statutory rate     $    820    $    740    $  1,160
      Effect of
         State taxes, net of federal benefit         73          52          67
         Other, net                                 (60)        (10)         69
                                               --------    --------    --------

      Total                                    $    833    $    782    $  1,296
                                               ========    ========    ========

      Effective tax rate                           34.5%       35.9%       38.0%
                                               ========    ========    ========

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

                                                              2004        2003
                                                              ----        ----

      Deferred tax assets
         Allowance for loan losses                          $    763   $    818
         Accrued expenses                                        696        682
         Unrealized loss on securities available for sale        138         --
         Other                                                    24         --
                                                            --------   --------
                                                               1,621      1,500
      Deferred tax liabilities
         Premises and equipment                                 (340)      (119)
         Unrealized gain on securities available for sale         --       (143)
         Federal Home Loan Bank stock dividends                 (650)      (413)
         Deferred loan fees                                     (139)      (117)

         Other                                                    --       (199)
                                                            --------   --------
                                                              (1,129)      (991)
                                                            --------   --------

      Net deferred tax asset                                $    492   $    509
                                                            ========   ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $906 at December 31, 2004. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees. To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18. Bank contributions to the plan are discretionary and determined by the Board of Directors. Profit sharing expense was $10 for the years ended December 31, 2004, 2003 and 2002.

The Bank sponsors nonqualified unfunded retirement plans for certain directors and officers, which provide annual benefit payments to directors upon retirement. The Bank's liability for the plans totaled $1,793 and $1,757 at December 31, 2004 and 2003. Expense related to the plans totaled $94, $104, and $83 for the years ended December 31, 2004, 2003, and 2002.

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 9 - EMPLOYEE STOCK OWNERSHIP BENEFITS (Continued)

During 2004, 2003, and 2002, approximately 18,870 shares per year of stock with an average fair value of $24.38, $19.98, and $14.70 per share were committed to be released, resulting in ESOP compensation expense of $460, $377, and $277. Shares held by the ESOP at December 31 are as follows:

                                                               2004       2003
                                                               ----       ----

     Allocated shares                                          70,092     54,162
     Shares distributed from plan                               5,390      2,450
     Unallocated shares                                        18,870     37,740
                                                             --------   --------

         Total ESOP shares                                     94,352     94,352
                                                             ========   ========

     Fair value of unallocated shares                        $    453   $    868
                                                             ========   ========

     Fair value of allocated shares subject to repurchase
       obligation                                            $  1,684   $  1,246
                                                             ========   ========

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company adopted a stock option plan in May 2003 under the terms of which options for 114,685 shares of the Company's common stock were granted to directors, officers, and employees. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant. No option may be exercised if such exercise would cause the mutual holding company to own fewer than a majority of the total number of shares outstanding. The Company did not grant any options in 2004. There are a total of 5,256 options available for future grant under the stock option plan, including 2,000 options forfeited that can be reissued at the then current market value.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

A summary of the activity in the plan for 2004 is as follows:

                                                                2004                    2003
                                                                ----                    ----
                                                                    Weighted                 Weighted
                                                                    Average                  Average
                                                                    Exercise                 Exercise
                                                         Shares      Price       Shares       Price
                                                         ------      -----       ------       -----
      Outstanding at beginning of year                   114,685    $  18.75          --    $     --
      Granted                                                 --          --     114,685       18.75
      Exercised                                               --          --          --          --
      Forfeited                                            2,000       18.75          --          --
                                                        --------    --------    --------    --------
      Outstanding at end of year                         112,685    $  18.75     114,685    $  18.75
                                                        ========    ========    ========    ========
      Options exercisable at year end                                 27,337                      --

      Weighted-average fair value of options granted
        during year                                                 $     --                $   2.82

At December 31, 2004, 112,685 options outstanding had an exercise price of $18.75 with a weighted average remaining life of 8.4 years.

Pursuant to its 2003 stock-based incentive plan, the Company awarded 58,971 shares of restricted stock in May 2003. These shares normally vest over a five-year period, unless certain circumstances occur that trigger earlier vesting according to the approved Recognition and Retention Plan ("RRP"). The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders' equity.

A summary of the activity in the RRP for is as follows:

                                                            2004         2003
                                                            ----         ----

      RRP remaining to be vested at beginning of year       56,171           --
      Granted                                                   --       58,971
      Vested                                               (13,235)      (2,800)
      Forfeited                                                 --           --
                                                          --------     --------

      RRP remaining to be vested at end of year             42,936       56,171
                                                          ========     ========

Compensation expense for restricted stock awards totaled $266 and $182 for the years ended December 31, 2004 and 2003, respectively.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows.

                                               --December 31, 2004--       --December 31, 2003--
                                                 -----------------           -----------------
                                               Carrying        Fair        Carrying        Fair
                                                Amount         Value        Amount         Value
                                                ------         -----        ------         -----
      Financial assets
         Cash and cash equivalents            $   17,031    $   17,031    $   19,801    $   19,801
         Certificates of deposit                   9,783         9,783            --            --
         Securities available for sale            61,483        61,483        42,475        42,475
         Securities held to maturity                 132           134           177           179
         Loans                                   163,291       164,169       155,628       157,823
         Federal Home Loan Bank stock             12,459        12,459        13,612        13,612
         Accrued interest receivable                 969           969           967           967

      Financial liabilities
         Deposits                               (198,056)     (199,221)     (183,847)     (186,736)
         Advances from Federal Home Loan
           Bank                                  (36,250)      (36,402)      (17,000)      (17,659)
         Advances from borrowers for taxes
           and insurance                          (1,795)       (1,795)       (1,651)       (1,651)
         Accrued interest payable                   (143)         (143)          (84)          (84)

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

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

The Bank's actual and required capital amounts and ratios are presented below:

                                                                                           To Be Well
                                                                                        Capitalized Under
                                                                      For Capital       Prompt Corrective
                                                  Actual           Adequacy Purposes    Action Provisions
                                            ------------------    -------------------   ----------------
                                             Amount     Ratio      Amount      Ratio     Amount     Ratio
                                             ------     -----      ------      -----     ------     ------
As of December 31, 2004
-----------------------
   Total capital to risk-weighted assets    $ 30,005     22.7%    $ 10,695      8.0%    $ 13,244     10.0%
   Tier I (core) capital to risk-
     weighted assets                          28,347     21.4        5,297      4.0%       7,946      6.0
   Tier I (core) capital to
     adjusted total assets                    28,347     10.4       10,866      4.0%      13,583      5.0

As of December 31, 2003
-----------------------
   Total capital to risk-weighted assets    $ 30,595     24.0%    $ 10,214      8.0%    $ 12,767     10.0%
   Tier I (core) capital to risk-
     weighted assets                          28,995     22.7        5,107      4.0        7,660      6.0
   Tier I (core) capital to
     adjusted total assets                    28,995     12.2        9,535      4.0       11,919      5.0

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

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY CAPITAL (Continued)

As of December 31, 2004, the most recent notification from the Office of Thrift Supervision ("the OTS") categorized the Bank as well capitalized under the regulatory framework for prompt correction action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank can dividend a maximum amount of $5.1 million at December 31, 2004 to the Company without OTS approval.

NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

                                                                  2004           2003
                                                                  ----           ----
Basic
    Net income                                                $     1,580    $     1,393
                                                              ===========    ===========
         Weighted average common shares outstanding             2,276,918      2,373,562
         Less:  average unallocated ESOP shares                    28,305         47,177
                                                              -----------    -----------
    Average shares                                              2,248,613      2,326,385
                                                              ===========    ===========
    Basic earnings per common share                           $       .70    $       .60
                                                              ===========    ===========
Diluted
    Net income                                                $     1,580    $     1,393
                                                              ===========    ===========
         Weighted average common shares
           outstanding for basic earnings per common share      2,248,613      2,326,385
         Add:  dilutive effects of assumed exercises of
           stock options and stock awards                          30,587          4,759
                                                              -----------    -----------
         Average shares and dilutive potential
           common shares                                        2,279,200      2,331,144
                                                              ===========    ===========
Diluted earnings per common share                             $       .69    $       .60
                                                              ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

                                            2004                    2003
                                            ----                    ----
                                      Fixed     Variable      Fixed     Variable
                                      Rate        Rate        Rate        Rate
                                      ----        ----        ----        ----

      Commitments to make loans     $  5,222    $  1,247    $  8,026    $  3,686
      Unused lines of credit and
        letters of credit                 --      13,412          --      13,112

Commitments to make loans are generally made for periods of 120 days or less. The fixed rate loan commitments have interest rates ranging from 4.625% to 6.25% and the commitments are to extend credit ranging from 1 year to 30 years.

The Bank has previously sold fixed rate mortgages to FNMA and FHLMC with and without recourse. Recourse obligations on sold loans are recorded at fair value.

                                           2004                     2003
                                           ----                     ----
                                   Contract    Carrying     Contract    Carrying
                                    Amount       Value       Amount       Value
                                    ------       -----       ------       -----

      Loans sold with recourse       $208        $208         $483         $483

In the normal course of business, there are various outstanding contingent liabilities such as claims and legal actions that are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                       2004         2003         2002
                                                       ----         ----         ----
      Unrealized holding gains and losses
        on securities available for sale             $   (724)    $ (1,254)    $      9
      Less reclassification adjustments for gains
        and losses later recognized in income              --          (34)          --
                                                     --------     --------     --------
          Net unrealized gains and losses                (724)      (1,288)           9

      Tax effect                                          281          500           (3)
                                                     --------     --------     --------
          Other comprehensive income                 $   (443)    $   (788)    $      6
                                                     ========     ========     ========

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

                            CONDENSED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                              2004        2003
                                                              ----        ----
      ASSETS
      Cash and cash equivalents                             $  3,894    $  3,759
      ESOP loan                                                  189         377
      Investment in bank subsidiary                           28,133      29,223
                                                            --------    --------

                                                            $ 32,216    $ 33,359
                                                            ========    ========

      LIABILITIES AND SHAREHOLDERS' EQUITY
      Liabilities                                           $  1,686    $  1,254
      Shareholders' equity                                    30,530      32,105
                                                            --------    --------

                                                            $ 32,216    $ 33,359
                                                            ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
              For the years ended December 31, 2004, 2003, and 2002

                                                              2004        2003        2002
                                                              ----        ----        ----
      Income
           ESOP loan                                        $     17    $     23    $     35
           Deposits in financial institutions                     31          46          83
           Other operating income                                 --          --          33
                                                            --------    --------    --------
                                                                  48          69         151
      Other expenses
           Other operating expenses                              121         120         106
                                                            --------    --------    --------

      Income before income taxes and equity in
        undistributed earnings                                   (73)        (51)         45

      Income taxes                                               (27)        (19)         18
                                                            --------    --------    --------

      Income before equity in undistributed
        earnings of bank subsidiary                              (46)        (32)         27

      Equity in undistributed earnings of bank subsidiary      1,626       1,425       2,088
                                                            --------    --------    --------

      Net income                                            $  1,580    $  1,393    $  2,115
                                                            ========    ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2004, 2003, and 2002

                                                           2004        2003        2002
                                                           ----        ----        ----
      Operating activities
           Net income                                   $  1,580    $  1,393    $  2,115
           Adjustments to reconcile net income to net
             cash provided by operating activities
            Equity in undistributed earnings of
              bank subsidiary                             (1,626)     (1,425)     (2,088)
            Dividend from bank subsidiary                  3,000          --          --
            Change in other assets and liabilities            (8)        (10)         18
                                                        --------    --------    --------
               Net cash from operating activities          2,946         (42)         45

      Financing activities
           Payment received on loan to ESOP                  189         189         378
           Purchase of common stock                       (3,000)     (1,459)         --
                                                        --------    --------    --------
               Net cash from financing activities         (2,811)     (1,270)        378
                                                        --------    --------    --------

      Net change in cash and cash equivalents                135      (1,312)        423

      Cash and cash equivalents at beginning of year       3,759       5,071       4,648
                                                        --------    --------    --------

      Cash and cash equivalents at end of year          $  3,894    $  3,759    $  5,071
                                                        ========    ========    ========

--------------------------------------------------------------------------------

                                   (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                     Earnings
                                                                    Per Shares
                                 Interest   Net Interest    Net     Basic and
                                  Income       Income     Income     Diluted
                                 --------   ------------  ------    ----------
2004
----
   First quarter                  $ 3,039     $ 1,894    $   359    $    .16
   Second quarter                   3,160       1,917        348         .15
   Third quarter                    3,236       1,878        442         .20
   Fourth quarter                   3,301       1,869        431         .20/.19

2003
----
   First quarter                  $ 3,153     $ 1,865    $   470    $    .20
   Second quarter                   3,079       1,774        313         .13
   Third quarter                    3,087       1,830        331         .14
   Fourth quarter                   3,028       1,809        279         .12

--------------------------------------------------------------------------------