Form 10-K, Exhibit 13
period 2005-12-31
AJS BANCORP INC
filed 2006-03-27
CIK 1144515

EXHIBIT 13

                              FINANCIAL STATEMENTS

                                AJS BANCORP, INC.
                              Midlothian, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

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

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.


                                             /s/ Crowe Chizek and Company LLC
                                                 Crowe Chizek and Company LLC

Oak Brook, Illinois
February 17, 2006

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 2005 and 2004
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                                         2005         2004
                                                                         ----         ----
ASSETS
Cash and cash equivalents
     Cash and due from banks (interest-bearing:  2005 - $11,477;
       2004 - $10,751)                                                $  14,776    $  13,717
     Federal funds sold                                                     454        3,314
                                                                      ---------    ---------
         Total cash and cash equivalents                                 15,230       17,031

Certificates of deposit                                                   8,584        9,783
Securities available for sale                                            71,239       61,483
Securities held to maturity (fair value:  2005 - $295;
  2004 - $134)                                                              295          132
Loans, net of allowance of $1,701 and $1,847                            151,768      163,291
Federal Home Loan Bank stock                                              3,416       12,459
Premises and equipment                                                    4,541        4,760
Accrued interest receivable                                                 960          969
Other assets                                                              1,872          961
                                                                      ---------    ---------

     Total assets                                                     $ 257,905    $ 270,869
                                                                      =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits                                                         $ 190,407    $ 198,056
     Federal Home Loan Bank advances                                     32,750       36,250
     Advance payments by borrowers for taxes and insurance                1,746        1,795
     Other liabilities and accrued interest payable                       4,750        4,238
                                                                      ---------    ---------
         Total liabilities                                              229,653      240,339

Stockholders' equity
     Preferred stock, $.01 par value, 20,000,000 shares authorized;
       none issued                                                           --           --
     Common stock, $.01 par value, 50,000,000 shares authorized;
       2,444,521 shares issued                                               24           24
     Additional paid-in capital                                          10,839       10,830
     Treasury stock, at cost (2005 - 296,714 shares;
       2004 - 177,464 shares)                                            (6,931)      (4,075)
     Unearned RRP shares                                                   (486)        (682)
     Unearned ESOP shares                                                    --         (189)
     Retained earnings                                                   25,820       24,837
     Accumulated other comprehensive loss                                (1,014)        (215)
                                                                      ---------    ---------
         Total stockholders' equity                                      28,252       30,530
                                                                      ---------    ---------

              Total liabilities and stockholders' equity              $ 257,905    $ 270,869
                                                                      =========    =========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2005, 2004, and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                 2005        2004        2003
                                                 ----        ----        ----
Interest and dividend income
    Loans                                      $  9,127    $  9,405    $  9,346
    Securities                                    2,682       2,226       2,234
    Interest-earning deposits and other           1,075       1,037         669
    Federal funds sold                               64          69          98
                                               --------    --------    --------
       Total interest income                     12,948      12,737      12,347

Interest expense
    Deposits                                      4,606       4,046       4,210
    Federal Home Loan Bank advances and other     1,417       1,132         859
                                               --------    --------    --------
       Total interest expense                     6,023       5,178       5,069
                                               --------    --------    --------

Net interest income                               6,925       7,559       7,278

Provision for loan losses                          (130)       (112)        (61)
                                               --------    --------    --------

Net interest income after provision
  for loan losses                                 7,055       7,671       7,339

Noninterest income
    Service fees                                    514         502         539
    Gain (loss) on sale of other real estate          6           2         (19)
    Insurance commissions                           195         232         314
    Gain on sale of loans                            27          --          53
    Gain on sale of securities                       --          --          34
    Rental income                                   124         109         108
    Correspondent fees                               15          26          13
    Other                                            55          62          49
                                               --------    --------    --------
       Total noninterest income                     936         933       1,091

Noninterest expense
    Compensation and employee benefits            3,481       3,621       3,632
    Occupancy expense                               897         781         868
    Data processing expense                         392         378         361
    Advertising and promotion                       404         372         309
    Professional                                    224         147         167
    Postage and supplies                            163         175         212
    Bank security                                   130         124         118

    Other                                           509         593         588
                                               --------    --------    --------
       Total noninterest expense                  6,200       6,191       6,255
                                               --------    --------    --------

Income before income taxes                        1,791       2,413       2,175

Income taxes                                        694         833         782
                                               --------    --------    --------

Net income                                     $  1,097    $  1,580    $  1,393
                                               ========    ========    ========

Earnings per share
    Basic                                      $    .51    $    .70    $    .60
    Diluted                                         .50         .69         .60

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years ended December 31, 2005, 2004, and 2003
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

                                                              Additional               Unearned     Unearned
                                                     Common     Paid-In    Treasury      Stock        ESOP      Retained
                                                      Stock     Capital      Stock       Awards      Shares     Earnings
                                                      -----     -------      -----       ------      ------     --------
Balance at January 1, 2003                           $     24   $ 11,308    $     --    $     --    $   (566)   $ 21,864
Purchase of 73,000 shares treasury stock                   --         --      (1,459)         --          --          --
Allocation of stock awards                                 --        722         384      (1,106)         --          --
ESOP shares earned                                         --        188          --          --         189          --
Reclassification due to changes in fair value
  of common stock is ESOP subject to contingent
  repurchase obligation                                    --     (1,246)         --          --          --          --
Stock awards earned                                        --         --          --         182          --          --
Comprehensive income
    Net income                                             --         --          --          --          --       1,393
    Change in unrealized gain on securities
      available for sale, net of taxes                     --         --          --          --          --          --
                                                     --------   --------    --------    --------    --------    --------
       Total comprehensive income

Balance at December 31, 2003                               24     10,972      (1,075)       (924)       (377)     23,257
Purchase of 125,864 shares of treasury stock               --         --      (3,000)         --          --          --
ESOP shares earned                                         --        272          --          --         188          --
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                    --       (438)         --          --          --          --
Stock awards earned                                        --         24          --         242          --          --
Comprehensive income
    Net income                                             --         --          --          --          --       1,580
    Change in unrealized gain (loss) on securities
      available for sale, net of taxes                     --         --          --          --          --          --
                                                     --------   --------    --------    --------    --------    --------
       Total comprehensive income

Balance at December 31, 2004                               24     10,830      (4,075)       (682)       (189)     24,837
Purchase of 124,950 shares of treasury stock               --         --      (2,976)         --          --          --
Allocation of stock awards                                 --          2          --          (2)         --          --
ESOP shares earned                                         --        258          --          --         189          --
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                    --       (298)         --          --          --          --
Stock awards earned                                        --         55          --         198          --          --
Stock options exercised                                    --         (8)        120          --          --          --
Cash dividend ($0.10 per share)                            --         --          --          --          --        (114)
Comprehensive income
    Net income                                             --         --          --          --          --       1,097
    Change in unrealized gain (loss) on securities
      available for sale, net of taxes                     --         --          --          --          --          --
                                                     --------   --------    --------    --------    --------    --------
       Total comprehensive income

Balance at December 31, 2005                         $     24   $ 10,839    $ (6,931)   $   (486)   $     --    $ 25,820
                                                     ========   ========    ========    ========    ========    ========

                                                         Accumulated
                                                             Other
                                                         Comprehensive
                                                         Income (Loss)       Total
                                                         -------------       -----
Balance at January 1, 2003                                $  1,016          $ 33,646
Purchase of 73,000 shares treasury stock                        --            (1,459)
Allocation of stock awards                                      --                --
ESOP shares earned                                              --               377
Reclassification due to changes in fair value
  of common stock is ESOP subject to contingent
  repurchase obligation                                         --            (1,246)
Stock awards earned                                             --               182
Comprehensive income
    Net income                                                  --             1,393
    Change in unrealized gain on securities
      available for sale, net of taxes                        (788)             (788)
                                                          --------          --------
       Total comprehensive income                                                605
                                                                            --------

Balance at December 31, 2003                                   228            32,105
Purchase of 125,864 shares of treasury stock                    --            (3,000)
ESOP shares earned                                              --               460
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                         --              (438)
Stock awards earned                                             --               266
Comprehensive income
    Net income                                                  --             1,580
    Change in unrealized gain (loss) on securities
      available for sale, net of taxes                        (443)             (443)
                                                          --------          --------
       Total comprehensive income                                              1,137
                                                                            --------

Balance at December 31, 2004                                  (215)           30,530
Purchase of 124,950 shares of treasury stock                    --            (2,976)
Allocation of stock awards                                      --                --
ESOP shares earned                                              --               447
Reclassification due to changes in fair value
  of common stock in ESOP subject to contingent
  repurchase obligation                                         --              (298)
Stock awards earned                                             --               253
Stock options exercised                                         --               112
Cash dividend ($0.10 per share)                                 --              (114)
Comprehensive income
    Net income                                                  --             1,097
    Change in unrealized gain (loss) on securities
      available for sale, net of taxes                        (799)             (799)
                                                          --------          --------
       Total comprehensive income                                                298
                                                                            --------

Balance at December 31, 2005                              $ (1,014)         $ 28,252
                                                          ========          ========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2005, 2004, and 2003
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                         2005        2004        2003
                                                         ----        ----        ----
Cash flows from operating activities
     Net income                                        $  1,097    $  1,580    $  1,393
     Adjustments to reconcile net income to net cash
       provided by operating activities
         Depreciation                                       298         310         299
         Provision for loan losses                         (130)       (112)        (61)
         Deferred income taxes                              205        (248)        364
         Discount accretion on securities, net               83          89          84
         Stock award compensation expense                   253         266         182
         ESOP compensation expense                          447         460         377
         Federal Home Loan Bank stock dividends            (457)       (847)       (635)
         Dividend reinvestments                          (3,288)       (124)       (106)
         Gain on sale of securities                          --          --         (34)
         Gain on sale of loans                              (27)         --         (53)
         Changes in
              Accrued interest receivable                     9          (2)        328
              Other assets                                 (609)        394         177
              Accrued interest payable                        5          59          (6)
              Other liabilities                             209         (40)         84
                                                       --------    --------    --------
                  Net cash (used in) provided by
                    operating activities                 (1,905)      1,785       2,393

Cash flows from investing activities
     Securities available for sale
         Purchases                                      (20,484)    (35,706)    (22,713)
         Maturities and principal payments               12,627      16,009      26,994
         Proceeds from sales                                 --          --       3,915
     Securities held to maturity
         Purchases                                         (200)         --          --
         Maturities and principal payments                   37          45         183
     Purchase of certificates of deposit                 (1,195)     (9,783)         --
     Maturities of certificates of deposit                2,394          --          --
     Loan originations, net                              11,680      (7,549)    (19,360)
     Proceeds from sale of other real estate                 --          21          --
     Purchase of equipment                                  (79)       (195)       (579)
     Proceeds from the sale of Federal Home Loan
         Bank stock                                       9,500       2,000          --
     Purchase of Federal Home Loan Bank stock                --          --      (8,500)
                                                       --------    --------    --------
         Net cash provided by (used in) investing
           activities                                    14,280     (35,158)    (20,060)

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                  (Continued)

                                AJS BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2005, 2004, and 2003
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                               2005        2004        2003
                                                               ----        ----        ----
Cash flows from financing activities
     Dividends paid                                          $   (114)   $     --    $     --
     Net change in deposits                                    (7,649)     14,209      14,839
     Purchases of Federal Home Loan Bank advances               1,000      23,450       3,000
     Maturities of Federal Home Loan Bank advances             (4,500)     (4,200)     (2,000)
     Purchase of common stock                                  (2,976)     (3,000)     (1,459)
     Proceeds from exercise of stock options                      112          --          --
     Net change in advance payments by borrowers
       for taxes and insurance                                    (49)        144         192
                                                             --------    --------    --------
         Net cash provided by (used in) financing
           activities                                         (14,176)     30,603      14,572
                                                             --------    --------    --------

Net change in cash and cash equivalents                        (1,801)     (2,770)     (3,095)

Cash and cash equivalents at beginning of year                 17,031      19,801      22,896
                                                             --------    --------    --------

Cash and cash equivalents at end of year                     $ 15,230    $ 17,031    $ 19,801
                                                             ========    ========    ========

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                            $  6,018    $  5,119    $  5,075
         Income taxes                                           1,069         616         755

     Noncash investing and financing activities
         Other real estate acquired in settlement of loans         --          --           8

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of AJS Bancorp, Inc. ("the Company") and its wholly owned subsidiary,
A. J. Smith Federal Savings Bank ("the Bank"). All significant intercompany balances and transactions have been eliminated. The Company is 57.2% owned by a mutual holding company, AJS Bancorp, MHC. These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

Nature of Operations: The only business of the Company is ownership of the Bank. The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois. The Bank provides single-family residential and home equity loans and commercial loans to customers and accepts deposits from customers located in the southern suburbs of Chicago, Illinois. Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the ability of the customers to repay their loans is dependent on the real estate and general economic conditions in the area.

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

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

Loans: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

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

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to and over the period of estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance. Servicing rights are not material and are included with other assets on the consolidated statement of financial condition.

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

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

Employee Stock Ownership Plan ("ESOP"): The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated statement of financial condition as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to reduce debt service. Shares are considered outstanding in the earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding. Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the put-able allocated ESOP shares is reclassified from stockholder's equity and included in other liabilities.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

                                                                2005           2004          2003
                                                                ----           ----          ----
     Net income as reported                                  $    1,097    $    1,580    $    1,393
     Deduct:  Stock-based compensation
       expense determined under fair value based method             (24)          (24)          (25)
                                                             ----------    ----------    ----------

         Pro forma net income                                $    1,073    $    1,556    $    1,368
                                                             ==========    ==========    ==========

     Basic earnings per share as reported                    $     .51     $      .70    $      .60
     Pro forma basic earnings per share                            .50            .69           .59

     Diluted earnings per share as reported                        .50            .69           .60
     Pro forma diluted earnings per share                          .49            .68           .59

The pro forma effects are computed using option pricing models using the following weighted-average assumptions as of grant date for options granted in 2003. No options were granted since 2003.

                                                                 2003
                                                                 ----

     Risk-free interest rate                                     2.37%
     Expected option life                                        5.0 years
     Expected stock price volatility                            15.03%
     Dividend yield                                              0.0%

Effect of Newly Issued But Not Yet Effective Accounting Standards: FAS 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of fair value of the options granted at such future date, as well as the vesting periods provided, and so

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $24 in 2006 and $25 in 2007.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to the stockholders. These restrictions pose no practical limit on the ability of the bank or the holding company to pay dividends at historical levels.

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

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                          Gross           Gross
                                           Fair        Unrealized      Unrealized
                                           Value          Gains          Losses
                                           -----          -----          ------
     December 31, 2005
     -----------------
         U.S. governmental agencies     $    26,580    $         1    $      (410)
         Mortgage-backed                     36,130             36         (1,159)
         Mutual fund                          8,473             --           (183)
         Equity investment                       56             55             --
                                        -----------    -----------    -----------

              Total                     $    71,239    $        92    $    (1,752)
                                        ===========    ===========    ===========

     December 31, 2004
     -----------------
         U.S. governmental agencies     $    20,897    $        17    $      (158)
         Mortgage-backed                     35,233            129           (324)
         Mutual fund                          5,297             --            (71)
         Equity investment                       56             54             --
                                        -----------    -----------    -----------

              Total                     $    61,483    $       200    $      (553)
                                        ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

                                                        Gross             Gross
                                     Amortized      Unrecognized      Unrecognized         Fair
                                       Cost             Gains            Losses            Value
                                       ----             -----            ------            -----
     December 31, 2005
     -----------------
         Mortgage-backed           $        95      $        --       $        --      $        95
         State and Municipal               200               --                --              200
                                   -----------      -----------       -----------      -----------

                                   $       295      $        --       $        --      $       295
                                   ===========      ===========       ===========      ===========

     December 31, 2004
     -----------------
         Mortgage-backed           $       132      $         2       $        --      $       134
                                   ===========      ===========       ===========      ===========

Contractual maturities of securities at December 31, 2005 were as follows. Securities not due at a single maturity date, including mortgage-backed securities and mutual funds, are shown separately.

                                                    Available                   Held to
                                                    for Sale                   Maturity
                                                      Fair           Amortized           Fair
                                                      Value            Cost              Value
                                                      -----            ----              -----
     Due in one year or less                      $    12,910       $       200      $       200
     Due after one year through five years             13,670                --               --
     Due after five years                                  --                --               --
     Mortgage-backed securities                        36,130                95               95
     Mutual fund                                        8,473                --               --
     Equity investment                                     56                --               --
                                                  -----------       -----------      -----------

                                                  $    71,239       $       295      $       295
                                                  ===========       ===========      ===========

Securities with a carrying value of approximately $9,879 and $11,036 at December 31, 2005 and 2004 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from the sale of securities available for sale were $3,915 during 2003. Gross gains of $34 were realized on those sales. No sales were recorded during 2005 or 2004.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end not recognized in income are as follows:

                                Less Than 12 Months            12 Months or More                 Total
                                -------------------            -----------------                 -----
                                Fair        Unrealized         Fair      Unrealized        Fair      Unrealized
                                Value          Loss            Value        Loss           Value        Loss
                                -----          ----            -----        ----           -----        ----
2005
----
U.S. government agencies     $  12,821      $    (165)      $  12,757    $    (245)     $  25,578    $    (410)
Mortgage-backed                 11,575           (251)         23,523         (908)        35,098       (1,159)
Mutual fund                      3,191            (41)          5,226         (142)         8,417         (183)
                             ---------      ---------       ---------    ---------      ---------    ---------

    Total temporarily
      impaired               $  27,587      $    (457)      $  41,506    $  (1,295)     $  69,093    $  (1,752)
                             =========      =========       =========    =========      =========    =========

2004
----
U.S. government agencies     $  14,893      $    (140)      $     982    $     (18)     $  15,875    $    (158)
Mortgage-backed                 24,764           (269)          3,705          (55)        28,469         (324)
Mutual fund                        170             (1)          5,127          (70)         5,297          (71)
                             ---------      ---------       ---------    ---------      ---------    ---------

    Total temporarily
      impaired               $  39,827      $    (410)      $   9,814    $    (143)     $  49,641    $    (553)
                             =========      =========       =========    =========      =========    =========

Unrealized losses have not been recognized into income because the issuer's bonds are of high credit quality and/or they are backed by the government, such as Fannie Mae or Freddie Mac bonds and mortgage-backed securities. In addition, management has the intent and ability to hold them for the foreseeable future and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates change.

NOTE 3 - LOANS

Loans consist of:

                                                                 2005            2004
                                                                 ----            ----
     Mortgage loans:
         Secured by one-to-four-family residences            $    101,325    $    115,598
         Multi-family and other loans secured by other
           properties                                              38,317          32,713
         Home equity loans                                         13,279          16,126
     Consumer and other loans                                         502             649
                                                             ------------    ------------
                                                                  153,423         165,086
     Allowance for loan losses                                     (1,701)         (1,847)
     Deferred loan (fees) costs and other                              46              52
                                                             ------------    ------------

         Loans, net                                          $    151,768    $    163,291
                                                             ============    ============

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

The Bank's mortgage loan portfolio includes "subprime" loans made to borrowers with weakened credit characteristics, such as prior payment delinquencies, foreclosures, bankruptcies, or diminished repayment ability. These subprime loans totaled $7,755 and $12,538 at December 31, 2005 and 2004.

Changes in the allowance for loan losses follow:

                                                               2005           2004          2003
                                                               ----           ----          ----
     Beginning balance                                      $    1,847    $    1,962    $    2,082
     Provision for loan losses                                    (130)         (112)          (61)
     Charge-offs                                                   (71)         (115)         (120)
     Recoveries                                                     55           112            61
                                                            ----------    ----------    ----------

         Ending balance                                     $    1,701    $    1,847    $    1,962
                                                            ==========    ==========    ==========

Impaired loans were as follows:

                                                                2005          2004           2003
                                                                ----          ----           ----
     Impaired loans with no allocated allowance
       for loan losses                                       $       98    $       70    $      164
                                                             ==========    ==========    ==========

     Average of impaired loans during the year                      161           216           281
     Interest income recognized during impairment                     7            28            24
     Cash-basis interest income recognized                            7            28            20

Nonperforming loans were as follows:

                                                               2005           2004          2003
                                                               ----           ----          ----
     Nonaccrual loans                                        $      394    $      983    $   1,136
     Loans past due over 90 days still on accrual                    --            --           --

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. There were no impaired loans with an allocated allowance for loan losses.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                                     2005          2004          2003
                                                     ----          ----          ----
     Beginning balance                            $    1,563    $    1,735    $   1,313
     New loans                                           583           410        2,170
     Effect of changes in related parties                 --          (128)         124
     Repayments                                         (594)         (454)      (1,872)
                                                  ----------    ----------    ---------

         Ending balance                           $    1,552    $    1,563    $   1,735
                                                  ==========    ==========    =========

Mortgage loans serviced for others are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans follows:

                                                     2005           2004
                                                     ----           ----
     Mortgage loan portfolios serviced for:
         Fannie Mae                               $     5,736    $     5,319
         Freddie Mac                                       95            114
                                                  -----------    -----------

     Balance, end of year                         $     5,831    $     5,433
                                                  ===========    ===========

The carrying value of mortgage servicing rights is $20 and $0 at December 31, 2005 and 2004. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $310 and $309 at December 31, 2005 and 2004.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                           2005         2004
                                                           ----         ----

     Land                                              $    1,351    $    1,351
     Office buildings and improvements                      5,233         5,227
     Furniture, fixtures, and equipment                     1,700         1,713
                                                       ----------    ----------
                                                            8,284         8,291
     Less accumulated depreciation                          3,743         3,531
                                                       ----------    ----------

                                                       $    4,541    $    4,760
                                                       ==========    ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $29,699, $30,389, and $24,600 at December 31, 2005, 2004, and 2003. Deposit amounts in excess of $100,000 are not federally insured.

Deposit accounts are summarized as follows:
                                                     2005            2004
                                                     ----            ----

         Passbook accounts                      $     46,854     $     50,651
         NOW and checking accounts                    22,220           23,784
         Money market accounts                         8,446           10,575
         Certificates of deposit                     112,887          113,046
                                                ------------     ------------

              Total deposits                    $    190,407     $    198,056
                                                ============     ============

Scheduled maturities of time certificates are as follows:

           Year                              December 31, 2005
           ----                              -----------------

           2006                                  $  57,272
           2007                                     32,675
           2008                                     10,639
           2009                                      4,758
           2010                                      7,543
                                                 ---------

                                                 $ 112,887
                                                 =========

Interest expense on deposits is summarized as follows:

                                        2005           2004         2003
                                        ----           ----         ----

     NOW                             $       77    $       58    $       66
     Money market                           170            80            75
     Passbook                               621           407           518
     Certificates of deposit              3,738         3,501         3,551
                                     ----------    ----------    ----------

                                     $    4,606    $    4,046    $    4,210
                                     ==========    ==========    ==========

Non-interest-bearing deposits (NOW accounts) totaled $11,808 and $12,708 at December 31, 2005 and 2004. Deposit accounts held by directors and executive officers totaled $852 and $1,287 at December 31, 2005 and 2004.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

                                      Fixed
    Maturity Date                      Rate         2005           2004
    -------------                      ----         ----           ----

    January 24, 2005                   1.55%     $       --     $       500
    January 27, 2005                   2.12              --             500
    March 23, 2005                     1.47              --             500
    May 6, 2005                        6.10              --           2,000
    July 22, 2005                      3.56              --             500
    November 14, 2005                  2.90              --             500
    January 23, 2006                   2.02             500             500
    January 27, 2006                   2.71             500             500
    March 23, 2006                     1.93             500             500
    April 26, 2006                     2.61           1,000           1,000
    May 8, 2006                        2.91             500             500
    July 24, 2006                      3.69             500             500
    November 13, 2006                  3.43             500             500
    January 23, 2007                   2.69             500             500
    January 29, 2007                   3.26             400             400
    March 23, 2007                     2.53             500             500
    April 26, 2007                     3.35           1,000           1,000
    May 7, 2007                        3.57           1,000           1,000
    July 23, 2007                      4.06             500             500
    November 13, 2007                  3.74             500             500
    November 27, 2007                  5.28           1,000           1,000
    January 23, 2008                   3.21             500             500
    January 28, 2008                   3.68             400             400
    March 24, 2008                     2.96             625             625
    April 28, 2008                     3.84           1,000           1,000
    May 7, 2008                        4.08           1,000           1,000
    June 18, 2008                      4.33           1,000           1,000
    July 22, 2008                      4.41             500             500
    November 13, 2008                  4.16             500             500
    November 17, 2008                  3.64             400             400
    November 27, 2008                  5.48           1,000           1,000
    March 20, 2009                     5.63           3,000           3,000
    March 23, 2009                     3.35             625             625
    June 17, 2009                      4.40           1,000           1,000
    June 22, 2009                      4.67           1,000           1,000

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

                                Fixed
     Maturity Date               Rate         2005           2004
     -------------               ----         ----           ----

     June 25, 2009               4.61%     $    1,000     $     1,000
     July 1, 2009                4.54           1,000           1,000
     August 10, 2009             3.88             650             650
     September 16, 2009          3.68             600             600
     September 28, 2009          3.79           2,000           2,000
     March 23, 2010              3.71             250             250
     July 2, 2010                4.69           1,000           1,000
     October 25, 2010            4.16           1,000           1,000
     July 7, 2011                4.61             800             800
     October 26, 2011            4.02             400             400
     November 17, 2011           4.31           1,100           1,100
     January 10, 2012            4.36           1,000              --
                                           ----------     -----------

                                           $   32,750     $    36,250
                                           ==========     ===========

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances. The advances are also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.

Maturities over the next five years and thereafter are as follows:

             2006                                       $  4,000
             2007                                          5,400
             2008                                          6,925
             2009                                         10,875
             2010                                          2,250
             2011 and thereafter                           3,300
                                                        --------

                                                        $ 32,750
                                                        ========

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES

Income tax expense was as follows:

                                        2005            2004           2003
                                        ----            ----           ----
     Current
         Federal                     $       971    $       483    $       374
         State                               126             52             43
     Deferred                               (403)           298            365
                                     -----------    -----------    -----------

         Total                       $       694    $       833    $       782
                                     ===========    ===========    ===========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                    2005            2004           2003
                                                    ----            ----           ----

     Income tax at federal statutory rate        $       609    $       820    $       740
     Effect of
         State taxes, net of federal benefit              50             73             52
         Other, net                                       35            (60)           (10)
                                                 -----------    -----------    -----------

     Total                                       $       694    $       833    $       782
                                                 ===========    ===========    ===========

     Effective tax rate                                38.7%           34.5%          35.9%
                                                 ==========     ===========    ===========

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

                                                                    2005         2004
                                                                    ----         ----
     Deferred tax assets
         Allowance for loan losses                              $      695    $      763
         Accrued expenses                                              729           696
         Unrealized loss on securities available for sale              644           138
         Other                                                          34            24
                                                                ----------    ----------
                                                                     2,102         1,621
     Deferred tax liabilities
         Premises and equipment                                       (321)         (340)
         Federal Home Loan Bank stock dividends                       (259)         (650)
         Deferred loan fees                                           (121)         (139)
                                                                ----------    ----------
                                                                      (701)       (1,129)
                                                                ----------    ----------

     Net deferred tax asset                                     $    1,401    $      492
                                                                ==========    ==========


--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $921 at December 31, 2005. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees. To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18. Bank contributions to the plan are discretionary and determined by the Board of Directors. Profit sharing expense was $10 for the years ended December 31, 2005, 2004 and 2003.

The Bank sponsors nonqualified unfunded retirement plans for certain directors and officers, which provide annual benefit payments to directors upon retirement. The Bank's liability for the plans totaled $1,877 and $1,793 at December 31, 2005 and 2004. Expense related to the plans totaled $97, $94, and $104 for the years ended December 31, 2005, 2004, and 2003.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an ESOP for the benefit of substantially all employees. The ESOP borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company's stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan was secured by shares purchased with the loan proceeds and was repaid by the ESOP with funds from the Company's discretionary contributions to the ESOP and earnings on the ESOP's assets. Principal payments were scheduled to occur over a ten-year period; however, the Company elected to prepay the loan and as of December 31, 2005, the loan is paid in full. There are no plans to adopt another Employee Stock Option Plan at this time.

Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

During 2005, 2004, and 2003, approximately 18,870 shares per year of stock with an average fair value of $23.65, $24.38, and $19.98 per share were committed to be released, resulting in ESOP compensation expense of $447, $460, and $377. Shares held by the ESOP at December 31 are as follows:

                                                               2005      2004
                                                               ----      ----

      Allocated shares                                        86,152    70,092
      Shares distributed from plan                             8,200     5,390
      Unallocated shares                                          --    18,870
                                                             -------   -------

          Total ESOP shares                                   94,352    94,352
                                                             =======   =======

      Fair value of unallocated shares                       $    --   $   453
                                                             =======   =======

      Fair value of allocated shares subject to repurchase
        obligation                                           $ 1,981   $ 1,684
                                                             =======   =======

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company adopted a stock option plan in May 2003 under the terms of which options for 114,685 shares of the Company's common stock were granted to directors, officers, and employees. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The options become exercisable in equal installments over a five-year period from the date of grant. The options expire ten years from the date of grant. There are a total of 6,256 options available for future grant under the stock option plan.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK BENEFITS

A summary of the activity in the plan for 2005 is as follows:

                                                 2005                    2004
                                                 ----                    ----
                                                     Weighted                Weighted
                                                      Average                 Average
                                                     Exercise                Exercise
                                          Shares       Price      Shares       Price
                                          ------       -----      ------       -----
      Outstanding at beginning of year     112,685   $   18.75     114,685   $   18.75
      Granted                                   --          --          --          --
      Exercised                              6,000       18.75          --          --
      Forfeited                              1,000       18.75       2,000       18.75
                                         ---------   ---------   ---------   ---------

      Outstanding at end of year           105,685       18.75     112,685   $   18.75
                                         =========   =========   =========   =========

      Options exercisable at year end       42,274                  27,337

At December 31, 2005, 105,685 options outstanding had an exercise price of $18.75 with a weighted average remaining life of 7.4 years.

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

A summary of the activity in the RRP for is as follows:


                                                          2005       2004
                                                          ----       ----

      RRP remaining to be vested at beginning of year    42,936     56,171
      Granted                                               100         --
      Vested                                            (10,634)   (13,235)
      Forfeited                                            (400)        --
                                                        -------    -------

      RRP remaining to be vested at end of year          32,002     42,936
                                                        =======    =======

Compensation expense for restricted stock awards totaled $198, $242 and $182 for the years ended December 31, 2005, 2004 and 2003.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows.

                                                          December 31, 2005                 December 31, 2004
                                                          -----------------                 -----------------
                                                        Carrying       Fair              Carrying       Fair
                                                         Amount        Value              Amount        Value
                                                         ------        -----              ------        -----
    Financial assets
       Cash and cash equivalents                      $   15,230   $   15,230           $   17,031   $   17,031
       Certificates of deposit                             8,584        8,584                9,783        9,783
       Securities available for sale                      71,239       71,239               61,483       61,483
       Securities held to maturity                           295          295                  132          134
       Loans, net                                        151,768      150,458              163,291      164,169
       Federal Home Loan Bank stock                        3,416        3,416               12,459       12,459
       Accrued interest receivable                           960          960                  969          969

    Financial liabilities
       Deposits                                         (190,407)    (190,341)            (198,056)    (199,221)
       Advances from Federal Home
         Loan Bank                                       (32,750)     (32,258)             (36,250)     (36,402)
       Advances from borrowers for taxes
         and insurance                                    (1,746)      (1,746)              (1,795)      (1,795)
       Accrued interest payable                             (148)        (148)                (143)        (143)

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

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

The Bank's actual and required capital amounts and ratios are presented below:

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                           For Capital           Prompt Corrective
                                                   Actual               Adequacy Purposes        Action Provisions
                                              -----------------         -----------------        -----------------
                                              Amount      Ratio       Amount        Ratio       Amount      Ratio
                                              ------      -----       ------        -----       ------      -----
As of December 31, 2005
-----------------------
   Total capital to risk-weighted assets    $  30,333     23.1%      $ 10,483       8.0%       $  13,104    10.0%
   Tier I (core) capital to risk-
     weighted assets                           28,695     21.9          5,241       4.0%           7,862     6.0
   Tier I (core) capital to
     adjusted total assets                     28,695     11.1         10,379       4.0%          12,974     5.0

As of December 31, 2004
-----------------------
   Total capital to risk-weighted assets    $  30,005     22.7%      $ 10,695       8.0%       $  13,244    10.0%
   Tier I (core) capital to risk-
     weighted assets                           28,347     21.4          5,297       4.0%           7,946     6.0
   Tier I (core) capital to
     adjusted total assets                     28,347     10.4         10,866       4.0%          13,583     5.0

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

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY CAPITAL (Continued)

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision ("the OTS") categorized the Bank as well capitalized under the regulatory framework for prompt correction action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank has obtained OTS approval to dividend up to $1.5 million to the holding company by August 11, 2006.

During 2005, the Company paid a cash dividend of $0.10 per share. The OTS approved a waiver of dividends on the shares held by the mutual holding company. The amount of dividends waived, totaling $98, is a restriction on retained earnings of the Company.

NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

                                                                      2005         2004
                                                                      ----         ----
      Basic
          Net income                                               $    1,097   $    1,580
                                                                   ==========   ==========

               Weighted average common shares outstanding           2,168,196    2,276,918
               Less:  average unallocated ESOP shares                   9,435       28,305
                                                                   ----------   ----------

          Average shares                                            2,158,761    2,248,613
                                                                   ==========   ==========

          Basic earnings per common share                          $      .51   $      .70
                                                                   ==========   ==========

      Diluted
          Net income                                               $    1,097   $    1,580
                                                                   ==========   ==========

               Weighted average common shares
                 outstanding for basic earnings per common share    2,158,761    2,248,613
               Add:  dilutive effects of assumed exercises of
                 stock options and stock awards                        24,989       30,587
                                                                   ----------   ----------

               Average shares and dilutive potential
                 common shares                                      2,183,750    2,279,200
                                                                   ==========   ==========

      Diluted earnings per common share                            $      .50   $      .69
                                                                   ==========   ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

                                             2005                        2004
                                             ----                        ----

                                      Fixed       Variable        Fixed       Variable
                                      Rate          Rate          Rate          Rate
                                      ----          ----          ----          ----
      Commitments to make loans    $     2,438   $       907   $     5,222   $     1,247
      Unused lines of credit and
        letters of credit                   --        14,725            --        13,412

Commitments to make loans are generally made for periods of 120 days or less. The fixed rate loan commitments have interest rates ranging from 4.875% to 8.10% and the commitments are to extend credit ranging from 1 year to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse. Recourse obligations on sold loans are recorded at fair value.

                                           2005                  2004
                                           ----                  ----
                                    Contract   Carrying   Contract  Carrying
                                     Amount      Value     Amount     Value
                                     ------      -----     ------     -----
     Loans sold with recourse         $191       $191       $208       $208

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions, that are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                      2005        2004        2003
                                                      ----        ----        ----
      Unrealized holding gains and losses
        on securities available for sale            $ (1,306)   $   (724)   $ (1,254)
      Less reclassification adjustments for gains
        and losses later recognized in income             --          --         (34)
                                                    --------    --------    --------
          Net unrealized gains and losses             (1,306)       (724)     (1,288)

      Tax effect                                         507         281         500
                                                    --------    --------    --------

          Other comprehensive income                $   (799)   $   (443)   $   (788)
                                                    ========    ========    ========

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

                            CONDENSED BALANCE SHEETS
                           December 31, 2005 and 2004

                                                         2005         2004
                                                         ----         ----
ASSETS
Cash and cash equivalents                              $   2,522    $  3,894
ESOP loan                                                     --         189
Investment in bank subsidiary                             27,680      28,133
                                                       ---------    --------

                                                       $  30,202    $ 32,216
                                                       =========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                            $   1,950    $  1,686
Stockholders' equity                                      28,252      30,530
                                                       ---------    --------

                                                       $  30,202    $ 32,216
                                                       =========    ========

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                         CONDENSED STATEMENTS OF INCOME
              For the years ended December 31, 2005, 2004, and 2003


                                                        2005        2004        2003
                                                        ----        ----        ----
Income
     ESOP loan                                        $     12    $     17    $     23
     Deposits in financial institutions                     68          31          46
     Dividends from subsidiary                           1,500       3,000          --
                                                      --------    --------    --------

                                                         1,580       3,048          69
Other expenses
     Other operating expenses                              162         121         120
                                                      --------    --------    --------

Income before income taxes and equity in
  undistributed earnings                                 1,418       2,927         (51)

Income taxes                                               (32)        (27)        (19)
                                                      --------    --------    --------

Income before equity in undistributed
  earnings of bank subsidiary                            1,450       2,954         (32)

Equity in undistributed earnings of bank subsidiary         --          --       1,425
Dividends in excess of earnings                           (353)     (1,374)         --
                                                      --------    --------    --------

Net income                                            $  1,097    $  1,580    $  1,393
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

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2005, 2004, and 2003

                                                          2005       2004       2003
                                                          ----       ----       ----
Operating activities
     Net income                                          $ 1,097    $ 1,580    $ 1,393
     Adjustments to reconcile net income to net
       cash provided by (used in) operating activities
     Equity in undistributed earnings of
       bank subsidiary                                       353      1,374     (1,425)
     Change in other assets and liabilities                  (33)        (8)       (10)
                                                         -------    -------    -------
         Net cash provided by (used in)
           operating activities                            1,417      2,946        (42)

Financing activities
     Dividends paid                                         (114)        --         --
     Payment received on loan to ESOP                        189        189        189
     Purchase of common stock                             (2,976)    (3,000)    (1,459)
     Proceeds for exercising stock options                   112         --         --
                                                         -------    -------    -------
         Net cash used in financing activities            (2,789)    (2,811)    (1,270)
                                                         -------    -------    -------

Net change in cash and cash equivalents                   (1,372)       135     (1,312)

Cash and cash equivalents at beginning of year             3,894      3,759      5,071
                                                         -------    -------    -------

Cash and cash equivalents at end of year                 $ 2,522    $ 3,894    $ 3,759
                                                         =======    =======    =======

--------------------------------------------------------------------------------

                                  (Continued)

                                AJS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             Earnings
                                                             Per Shares
                        Interest   Net Interest   Net        Basic and
                         Income      Income      Income       Diluted
                         ------      ------      ------       -------
2005
----
    First quarter       $  3,276     $  1,837    $   371      $   .17
    Second quarter         3,218        1,723        329          .15
    Third quarter          3,237        1,717        253          .12
    Fourth quarter         3,216        1,647        144          .07

2004
----
    First quarter       $  3,039     $  1,894    $   359      $   .16
    Second quarter         3,160        1,917        348          .15
    Third quarter          3,236        1,878        442          .20
    Fourth quarter         3,301        1,869        431          .20/.19

--------------------------------------------------------------------------------