Form 10-K, Exhibit 13
period 2006-12-31
AJS BANCORP INC
filed 2007-03-22
CIK 1144515

EXHIBIT 13

FINANCIAL STATEMENTS

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois
March 7, 2007

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2006 and 2005
(Dollars in thousands)

	2006	2005
ASSETS
Cash and cash equivalents
Cash and due from banks (interest-earning: 2006 - $32,571; 2005 - $11,477)	$36,617	$14,776
Federal funds sold	7,231	454
Total cash and cash equivalents	43,848	15,230

Certificates of deposit	5,490	8,584
Securities available for sale	68,774	71,239
Securities held to maturity (fair value: 2006 - $204; 2005 - $295)	204	295
Loans, net of allowance of $1,619 - 2006 and $1,701 - 2005	138,377	151,768
Federal Home Loan Bank stock	2,450	3,416
Premises and equipment	4,342	4,541
Accrued interest receivable	1,021	960
Other assets	2,007	1,872

Total assets	$266,513	$257,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$202,176	$190,407
Federal Home Loan Bank advances	28,750	32,750
Advance payments by borrowers for taxes and insurance	1,655	1,746
Other liabilities and accrued interest payable	5,183	4,750
Total liabilities	237,764	229,653

Commitments and contingent liabilities (note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 20,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 50,000,000 shares authorized; 2,444,521 shares issued	24	24
Additional paid-in capital	10,428	10,839
Treasury stock, at cost (2006 - 310,217 shares; 2005 - 296,714 shares)	(7,256)	(6,931)
Unearned RRP shares	-	(486)
Retained earnings	26,368	25,820
Accumulated other comprehensive loss	(815)	(1,014)
Total stockholders’ equity	28,749	28,252

Total liabilities and stockholders’ equity	$266,513	$257,905

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands, except per share data)

	2006	2005	2004
Interest and dividend income
Loans	$9,250	$9,127	$9,405
Securities	2,874	2,682	2,226
Interest-earning deposits and other	1,227	1,075	1,037
Federal funds sold	238	64	69
Total interest income	13,589	12,948	12,737

Interest expense
Deposits	5,736	4,606	4,046
Federal Home Loan Bank advances and other	1,281	1,417	1,132
Total interest expense	7,017	6,023	5,178

Net interest income	6,572	6,925	7,559

Provision for loan losses	(28)	(130)	(112)

Net interest income after provision for loan losses	6,600	7,055	7,671

Noninterest income
Service fees	509	514	502
Gain on sale of other real estate	2	6	2
Insurance commissions	188	195	232
Gain on sale of loans	54	27	-
Rental income	139	124	109
Correspondent fees	4	15	26
Other	43	55	62
Total noninterest income	939	936	933

Noninterest expense
Compensation and employee benefits	3,460	3,481	3,621
Occupancy expense	850	897	781
Data processing expense	368	392	378
Advertising and promotion	322	404	372
Professional	217	224	147
Postage and supplies	203	163	175
Bank security	130	130	124
Other	538	509	593
Total noninterest expense	6,088	6,200	6,191

Income before income taxes	1,451	1,791	2,413

Income taxes	540	694	833

Net income	$911	$1,097	$1,580

Earnings per share
Basic	$.43	$.51	$.70
Diluted	.43	.50	.69

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands, except per share data)

							Accumulated
			Additional	Unearned	Unearned		Other
	Common	Paid-In	Treasury	Stock	ESOP	Retained	Comprehensive
	Stock	Capital	Stock	Awards	Shares	Earnings	Income (Loss)	Total

Balance at January 1, 2004	$24	$10,972	$(1,075)	$(924)	$(377)	$23,257	$228	$32,105
Purchase of 125,864 shares of treasury stock	-	-	(3,000)	-	-	-	-	(3,000)
ESOP shares earned	-	272	-	-	188	-	-	460
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	(438)	-	-	-	-	-	(438)
Stock awards earned	-	24	-	242	-	-	-	266
Comprehensive income
Net income	-	-	-	-	-	1,580	-	1,580
Change in unrealized gain (loss) on securities available for sale, net of taxes	-	-	-	-	-	-	(443)	(443)
Total comprehensive income								1,137

Balance at December 31, 2004	24	10,830	(4,075)	(682)	(189)	24,837	(215)	30,530
Purchase of 124,950 shares of treasury stock	-	-	(2,976)	-	-	-	-	(2,976)
Allocation of stock awards	-	2	-	(2)	-	-	-	-
ESOP shares earned	-	258	-	-	189	-	-	447
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	(298)	-	-	-	-	-	(298)
Stock awards earned	-	55	-	198	-	-	-	253
Stock options exercised	-	(8)	120	-	-	-	-	112
Cash dividend ($0.10 per share)	-	-	-	-	-	(114)	-	(114)
Comprehensive income
Net income	-	-	-	-	-	1,097	-	1,097
Change in unrealized gain (loss) on securities available for sale, net of taxes	-	-	-	-	-	-	(799)	(799)
Total comprehensive income								298

(Continued)

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands, except per share data)

							Accumulated
		Additional		Unearned	Unearned		Other
	Common	Paid-In	Treasury	Stock	ESOP	Retained	Comprehensive
	Stock	Capital	Stock	Awards	Shares	Earnings	Income (Loss)	Total

Balance at December 31, 2005	24	10,839	(6,931)	(486)	-	25,820	(1,014)	28,252
Transfer to additional paid-in capital	-	(486)	-	486	-	-	-	-
Purchase of 14,503 shares treasury stock	-	-	(340)	-	-	-	-	(340)
Allocation of stock awards	-	(11)	11	-	-	-	-	-
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	(199)	-	-	-	-	-	(199)
Stock awards earned	-	229	(28)	-	-	-	-	201
Stock options exercised	-	(2)	32	-	-	-	-	30
Stock option compensation expense	-	58	-	-	-	-	-	58
Cash dividend ($0.41 per share)	-	-	-	-	-	(363)	-	(363)
Comprehensive income
Net income	-	-	-	-	-	911	-	911
Change in unrealized gain on securities available for sale, net of taxes	-	-	-	-	-	-	199	199
Total comprehensive income								1,110

Balance at December 31, 2006	$24	$10,428	$(7,256)	$-	$-	$26,368	$(815)	$28,749

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands)

	2006	2005	2004
Cash flows from operating activities
Net income	$911	$1,097	$1,580
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	267	298	310
Provision for loan losses	(28)	(130)	(112)
Deferred income taxes	(62)	(403)	298
Premium amortization on securities, net	113	83	89
Stock award compensation expense	201	253	266
ESOP compensation expense	-	447	460
Stock option compensation expense	58	-	-
Federal Home Loan Bank stock dividends	-	(457)	(847)
Dividend reinvestments on securities available for sale	(447)	(288)	(124)
Gain on sale of loans	(54)	(27)	-
Changes in
Accrued interest receivable	(61)	9	(2)
Other assets	114	(609)	394
Accrued interest payable	253	5	59
Other liabilities	(334)	817	(586)
Net cash (used in) provided by operating activities	931	1,095	1,785

Cash flows from investing activities
Securities available for sale
Purchases	(16,695)	(23,484)	(35,706)
Maturities and principal payments	19,821	12,627	16,009
Securities held to maturity
Purchases	-	(200)	-
Maturities and principal payments	91	37	45
Purchase of certificates of deposit	-	(1,195)	(9,783)
Maturities of certificates of deposit	3,094	2,394	-
Loan originations, net	10,109	9,676	(7,549)
Proceeds from loan sales	3,364	2,004	-
Proceeds from sale of other real estate	-	-	21
Purchase of equipment	(68)	(79)	(195)
Proceeds from the sale of Federal Home Loan Bank stock	966	9,500	2,000
Net cash provided by (used in) investing activities	20,682	11,280	(35,158)

(Continued)

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006, 2005, and 2004
(Dollars in thousands)

	2006	2005	2004
Cash flows from financing activities
Dividends paid	$(363)	$(114)	$-
Net change in deposits	11,769	(7,649)	14,209
Purchases of Federal Home Loan Bank advances	-	1,000	23,450
Maturities of Federal Home Loan Bank advances	(4,000)	(4,500)	(4,200)
Purchase of common stock	(340)	(2,976)	(3,000)
Proceeds from exercise of stock options	30	112	-
Net change in advance payments by borrowers for taxes and insurance	(91)	(49)	144
Net cash provided by (used in) financing activities	7,005	(14,176)	30,603

Net change in cash and cash equivalents	28,618	(1,801)	(2,770)

Cash and cash equivalents at beginning of year	15,230	17,031	19,801

Cash and cash equivalents at end of year	$43,848	$15,230	$17,031

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$6,764	$6,018	$5,119
Income taxes	688	1,069	616

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of AJS Bancorp, Inc. (“the Company”) and its wholly owned subsidiary, A. J. Smith Federal Savings Bank (“the Bank”). All significant intercompany balances and transactions have been eliminated. The Company is 57.5% owned by a mutual holding company, AJS Bancorp, MHC. These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

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

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold. At December 31, 2006 and December 31, 2005, there were no loans held for sale.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer and credit card loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance where management believes that the uncollectiblity of a loan balance is confirmed.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated fair value less estimated costs to sell. There was no other real estate owned at December 31, 2006 or 2005.

Long-term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of stockholders’ equity.

Employee Stock Ownership Plan (“ESOP”): The cost of shares issued to the ESOP but not yet allocated to participants is presented in the consolidated statement of financial condition as a reduction of stockholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to reduce debt service. Shares are considered outstanding in the earnings per share calculations as they are committed to be released; unallocated shares are not considered outstanding. Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the put-able allocated ESOP shares is reclassified from stockholders’ equity and included in other liabilities.

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment.” The Company elected to utilize the modified prospective transition method; therefore, prior period results were not restated. The Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $58,000, a reduction in net income of $36,000, and a decrease in basic and diluted earnings per share of $0.02 and $0.01.

Prior to January 1, 2006, employee compensation expense under stock options was reported  using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31, 2005 and 2004.

	2005	2004

Net income as reported	$1,097	$1,580
Deduct: Stock-based compensation expense determined under fair value based method	(24)	(24)

Pro forma net income	$1,073	$1,556

Basic earnings per share as reported	$.51	$.70
Pro forma basic earnings per share	.50	.69

Diluted earnings per share as reported	.50	.69
Pro forma diluted earnings per share	.49	.68

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

Adoption of New Accounting Standards: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment. See “Stock Compensation” above for further discussion of the effect of adopting this standard.

SAB 108: In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and recorded in opening retained earnings as of January 1, 2006. The adoption of SAB 108 had no effect on the Company’s financial statements for the year ending December 31, 2006.

Effect of Newly Issued But Not Yet Effective Accounting Standards: In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Management has determined that the adoption of this statement on January 1, 2007 will not have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a one time reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management has determined that the adoption of this statement on January 1, 2007 will not have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. The Company has determined that the adoption of FAS 158 will not have a material effect on the financial statements.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
December 31, 2006
U.S. governmental agencies	$23,749	$15	$(215)
Mortgage-backed	34,059	31	(1,026)
Mutual fund	10,904	2	(201)
Equity investment	62	61	-

Total	$68,774	$109	$(1,442)

December 31, 2005
U.S. governmental agencies	$26,580	$1	$(410)
Mortgage-backed	36,130	36	(1,159)
Mutual fund	8,473	-	(183)
Equity investment	56	55	-

Total	$71,239	$92	$(1,752)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
December 31, 2006
Mortgage-backed	$74	$-	$-	$74
State and municipal	130	-	-	130

	$204	$-	$-	$204

December 31, 2005
Mortgage-backed	$95	$-	$-	$95
State and municipal	200	-	-	200

	$295	$-	$-	$295

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Contractual maturities of securities at December 31, 2006 were as follows. Securities not due at a single maturity date, including mortgage-backed securities and mutual funds, are shown separately.

	Available	Held to
	for Sale	Maturity
	Fair	Amortized	Fair
	Value	Cost	Value

Due in one year or less	$7,918	$65	$65
Due after one year through five years	15,831	65	65
Due after five years	-	-	-
Mortgage-backed securities	34,059	74	74
Mutual fund	10,904	-	-
Equity investment	62	-	-

	$68,774	$204	$204

Securities with a carrying value of approximately $9,903 and $9,879 at December 31, 2006 and 2005 were pledged to secure public deposits and for other purposes as required or permitted by law. There were no security sales were recorded during 2006, 2005, or 2004.

Securities with unrealized losses at year end not recognized in income are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2006
U.S. government agencies	$6,959	$(13)	$13,786	$(202)	$20,745	$(215)
Mortgage-backed	1,990	(1)	28,749	(1,025)	30,739	(1,026)
Mutual fund	292	(1)	8,400	(200)	8,692	(201)

Total temporarily impaired	$9,241	$(15)	$50,935	$(1,427)	$60,176	$(1,442)

2005
U.S. government agencies	$12,821	$(165)	$12,757	$(245)	$25,578	$(410)
Mortgage-backed	11,575	(251)	23,523	(908)	35,098	(1,159)
Mutual fund	3,191	(41)	5,226	(142)	8,417	(183)

Total temporarily impaired	$27,587	$(457)	$41,506	$(1,295)	$69,093	$(1,752)

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Unrealized losses have not been recognized into income because the issuer’s bonds are of high credit quality and/or they are backed by the government, such as Fannie Mae or Freddie Mac bonds and mortgage-backed securities. In addition, management has the intent and ability to hold them for the foreseeable future and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates change. The mutual fund, which holds adjustable rate mortgage securities, holds mortgage-backed securities and is inversely sensitive to short-term rates. The fund is expected to recover as short-term interest rates stabilize or decline.

NOTE 3 - LOANS

Loans consist of:
	2006	2005
Mortgage loans:
Secured by one-to-four-family residences	$86,024	$101,325
Multi-family and other loans secured by other properties	41,194	38,317
Home equity loans	12,198	13,279
Consumer and other loans	482	502
	139,898	153,423
Allowance for loan losses	(1,619)	(1,701)
Net deferred costs and other	98	46

Loans, net	$138,377	$151,768

The Bank’s mortgage loan portfolio includes “subprime” loans made to borrowers with weakened credit characteristics, such as prior payment delinquencies, foreclosures, bankruptcies, or diminished repayment ability. These subprime loans totaled $5,239 and $7,755 at December 31, 2006 and 2005.

Changes in the allowance for loan losses follow:

	2006	2005	2004

Beginning balance	$1,701	$1,847	$1,962
Provision for loan losses	(28)	(130)	(112)
Charge-offs	(82)	(71)	(115)
Recoveries	28	55	112

Ending balance	$1,619	$1,701	$1,847

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

	2006	2005	2004
Impaired loans with no allocated allowance for loan losses	$454	$98	$70

Average of impaired loans during the year	893	161	216
Interest income recognized during impairment	25	7	28
Cash-basis interest income recognized	17	7	28

Nonperforming loans were as follows:

	2006	2005	2004

Nonaccrual loans	$540	$394	$983
Loans past due over 90 days still on accrual	-	-	-

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

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

	2006	2005	2004

Beginning balance	$1,552	$1,563	$1,735
New loans	-	583	410
Effect of changes in related parties	-	-	(128)
Repayments	(57)	(594)	(454)

Ending balance	$1,495	$1,552	$1,563

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Mortgage loans serviced for others are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans follows:

	2006	2005
Mortgage loan portfolios serviced for:
Fannie Mae	$8,048	$5,736
Freddie Mac	90	95

Balance, end of year	$8,138	$5,831

The carrying value of mortgage servicing rights is $57 and $20 at December 31, 2006 and 2005. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $221 and $310 at December 31, 2006 and 2005.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:

	2006	2005

Land	$1,351	$1,351
Office buildings and improvements	5,252	5,233
Furniture, fixtures, and equipment	1,717	1,700
	8,320	8,284
Less accumulated depreciation	3,978	3,743

	$4,342	$4,541

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $35,880, $29,699, and $30,389 at December 31, 2006, 2005, and 2004. Depending on how ownership of the account is listed, some deposit amounts in excess of $100,000 may not be federally insured.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 5 - DEPOSITS (Continued)

Deposit accounts are summarized as follows:

	2006	2005

Passbook accounts	$40,463	$46,854
NOW and checking accounts	23,098	22,220
Money market accounts	9,336	8,446
Certificates of deposit	129,279	112,887

Total deposits	$202,176	$190,407

Scheduled maturities of time certificates at December 31, 2006 are as follows:

Year
2007	$100,719
2008	12,995
2009	6,844
2010	6,548
2011	2,173

$129,279

Interest expense on deposits is summarized as follows:

	2006	2005	2004

NOW	$69	$77	$58
Money market	246	170	80
Passbook	468	621	407
Certificates of deposit	4,953	3,738	3,501

	$5,736	$4,606	$4,046

Non-interest-bearing deposits (NOW accounts) totaled $13,361 and $11,808 at December 31, 2006 and 2005. Deposit accounts held by directors and executive officers totaled $926 and $852 at December 31, 2006 and 2005.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank consist of:

	Fixed
Maturity Date	Rate	2006	2005

January 23, 2006	2.02%	$-	$500
January 27, 2006	2.71		500
March 23, 2006	1.93		500
April 26, 2006	2.61		1,000
May 8, 2006	2.91		500
July 24, 2006	3.69		500
November 13, 2006	3.43		500
January 23, 2007	2.69	500	500
January 29, 2007	3.26	400	400
March 23, 2007	2.53	500	500
April 26, 2007	3.35	1,000	1,000
May 7, 2007	3.57	1,000	1,000
July 23, 2007	4.06	500	500
November 13, 2007	3.74	500	500
November 27, 2007	5.28	1,000	1,000
January 23, 2008	3.21	500	500
January 28, 2008	3.68	400	400
March 24, 2008	2.96	625	625
April 28, 2008	3.84	1,000	1,000
May 7, 2008	4.08	1,000	1,000
June 18, 2008	4.33	1,000	1,000
July 22, 2008	4.41	500	500
November 13, 2008	4.16	500	500
November 17, 2008	3.64	400	400
November 27, 2008	5.48	1,000	1,000
March 20, 2009	5.63	3,000	3,000
March 23, 2009	3.35	625	625
June 17, 2009	4.40	1,000	1,000
June 22, 2009	4.67	1,000	1,000
June 25, 2009	4.61	1,000	1,000
July 1, 2009	4.54	1,000	1,000
August 10, 2009	3.88	650	650
September 16, 2009	3.68	600	600
September 28, 2009	3.79	2,000	2,000

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

	Fixed
Maturity Date	Rate	2006	2005

March 23, 2010	3.71%	$250	$250
July 2, 2010	4.69	1,000	1,000
October 25, 2010	4.16	1,000	1,000
July 7, 2011	4.61	800	800
October 26, 2011	4.02	400	400
November 17, 2011	4.31	1,100	1,100
January 10, 2012	4.36	1,000	1,000

		$28,750	$32,750

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances. The advances are also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.

Maturities over the next five years and thereafter are as follows:

2007	$5,400
2008	6,925
2009	10,875
2010	2,250
2011	2,300
2012 and thereafter	1,000

$28,750

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES

Income tax expense was as follows:

	2006	2005	2004
Current
Federal	$607	$971	$483
State	55	126	52
Deferred	(122)	(403)	298

Total	$540	$694	$833

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2006	2005	2004

Income tax at federal statutory rate	$493	$609	$820
Effect of
State taxes, net of federal benefit	24	50	73
Other, net	23	35	(60)

Total	$540	$694	$833

Effective tax rate	37.2%	38.7%	34.5%

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2006	2005
Deferred tax assets
Allowance for loan losses	$684	$695
Accrued expenses	781	729
Unrealized loss on securities available for sale	518	644
Other	41	34
	2,024	2,102
Deferred tax liabilities
Premises and equipment	(312)	(321)
Federal Home Loan Bank stock dividends	(186)	(259)
Deferred loan fees	(129)	(121)
	(627)	(701)

Net deferred tax asset	$1,397	$1,401

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $921 at December 31, 2006. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees. To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18. Bank contributions to the plan are discretionary and determined by the Board of Directors. Profit sharing expense was $150 for the year ended December 31, 2006, and $10 for the years ended 2005 and 2004.

The Bank sponsors nonqualified unfunded retirement plans for certain directors and officers, which provide annual benefit payments to directors upon retirement. The Bank’s liability for the plans totaled $2,011 and $1,877 at December 31, 2006 and 2005. Expense related to the plans totaled $117, $104, and $101 for the years ended December 31, 2006, 2005, and 2004.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an ESOP for the benefit of substantially all employees. The ESOP borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company’s stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan was secured by shares purchased with the loan proceeds and was repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on the ESOP’s assets. Principal payments were scheduled to occur over a ten-year period; however, the Company elected to prepay the loan and as of December 31, 2005, the loan is paid in full. There are no plans to adopt another Employee Stock Option Plan at this time.

Participants receive the shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

During 2005 and 2004, approximately 18,870 shares per year of stock with an average fair value of $23.65 and $24.38 per share were committed to be released, resulting in ESOP compensation expense of $447 and $460. At December 31, 2006, all ESOP shares have been allocated. Shares held by the ESOP at December 31 are as follows:

	2006	2005

Allocated shares	$83,427	$86,152
Shares distributed from plan	10,925	8,200

Total ESOP shares	94,352	94,352

Fair value of allocated shares subject to repurchase obligation recorded in other liabilities	$2,182	$1,981

NOTE 10 - EMPLOYEE STOCK BENEFITS

At December 31, 2006 the Company had a stock option plan and a recognition and retention plan.

Stock Option Plan

Under the stock option plan, certain key employees are granted options to purchase shares of the Company’s Common Stock at fair value at the date of the grant. All stock options have an exercise price that is at least equal to the fair market value of the Company’s stock on the date the options were granted.  The Company adopted the stock plan in May 2003 under the terms of which options for 114,685 shares of the Company’s common stock were granted to directors, officers, and employees. The options generally become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant. No option may be exercised if such exercise would cause the mutual holding company to own fewer than a majority of the total number of shares outstanding. There are a total of 7,456 options available for future grant under the stock option plan.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. (Employee and management options are tracked separately.) The expected term of options

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted during 2006 was determined using the following weighted-average assumptions as of grant date. There were no stock options granted during 2005 and 2004.

	2006

Risk-free interest rate	4.71%
Expected option life	2.2	years
Expected stock price volatility	10.11%
Dividend yield	1.68%

A summary of the activity in the stock option plan for 2006 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	105,685	$18.75
Granted	1,200	23.75
Exercised	(1,600)	18.75
Forfeited or expired	(2,400)	18.75
Outstanding at end of year	102,885	$18.81	6.4	$755

Exercisable at end of year	61,411	$18.79	6.4	$452

Information related to the stock option plan during each year follows:

	2006	2005	2004

Intrinsic value of options exercised	$8	$32	$-
Cash received from option exercises	30	112	-
Tax benefit realized from option exercises	3	12	-
Weighted average fair value of options granted	2.40	-	-

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

As of December 31, 2006 there was $80 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.4 years.

Share Award Plan

Pursuant to its 2003 stock-based incentive plan, the Company awarded 58,971 shares of restricted stock in May 2003. These shares normally vest over a five-year period, unless certain circumstances occur that trigger earlier vesting according to the approved Recognition and Retention Plan (“RRP”). The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

A summary of the activity in the RRP is as follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2006	32,002	$18.75
Granted	600	23.75
Vested	(10,534)	18.85
Forfeited	(1,200)	18.75

Nonvested at December 31, 2006	20,868	$18.85

As of December 31, 2006, there was $280 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $201, $253 and $266.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows.

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$43,848	$43,848	$15,230	$15,230
Certificates of deposit	5,490	5,490	8,584	8,584
Securities available for sale	68,774	68,774	71,239	71,239
Securities held to maturity	204	204	295	295
Loans, net	138,377	137,851	151,768	150,458
Federal Home Loan Bank stock	2,450	2,450	3,416	3,416
Accrued interest receivable	1,021	1,021	960	960

Financial liabilities
Deposits	(202,176)	(202,236)	(190,407)	(190,341)
Advances from Federal Home Loan Bank	(28,750)	(28,267)	(32,750)	(32,258)
Advances from borrowers for taxes and insurance	(1,655)	(1,655)	(1,746)	(1,746)
Accrued interest payable	(401)	(401)	(148)	(148)

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

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

The Bank’s actual and required capital amounts and ratios are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2006
Total capital to risk-weighted assets	$29,944	23.7%	$10,122	8.0%	$12,652	10.0%
Tier I (core) capital to risk- weighted assets	28,362	22.4	5,061	4.0	7,591	6.0
Tier I (core) capital to adjusted total assets	28,362	10.6	10,708	4.0	13,385	5.0

As of December 31, 2005
Total capital to risk-weighted assets	$30,333	23.1%	$10,483	8.0%	$13,104	10.0%
Tier I (core) capital to risk- weighted assets	28,695	21.9	5,241	4.0	7,862	6.0
Tier I (core) capital to adjusted total assets	28,695	11.1	10,379	4.0	12,974	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter. Management believes that this test is met.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY CAPITAL (Continued)

As of December 31, 2006, the most recent notification from the Office of Thrift Supervision (“the OTS”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

During 2006, the Company paid a cash dividend of $0.10 per share during the first three quarters of the year, and $0.11 per share for the last quarter of the year. During 2005, the Company paid a cash dividend of $0.10 per share. The OTS approved a waiver of dividends on the shares held by the mutual holding company. The amount of dividends waived, totaling $503 for 2006, and $98 for 2005, is a restriction on retained earnings of the Company.

NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

	2006	2005
Basic
Net income	$911	$1,097

Weighted average common shares outstanding	2,118,093	2,168,196
Less: average unallocated ESOP shares	-	9,435

Average shares	2,118,093	2,158,761

Basic earnings per common share	$.43	$.51

Diluted
Net income	$911	$1,097

Weighted average common shares outstanding for basic earnings per common share	2,118,093	2,158,761
Add: dilutive effects of assumed exercises of stock options and stock awards	20,779	24,989

Average shares and dilutive potential common shares	2,138,872	2,183,750

Diluted earnings per common share	$.43	$.50

At December 31, 2006 and 2005, there were no antidilutive shares.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2006		2005
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans	$413	$4,540	$2,438	$907
Unused lines of credit and letters of credit	-	15,730	-	14,725

Commitments to make loans are generally made for periods of 120 days or less. The fixed rate loan commitments have interest rates ranging from 5.25% to 7.75% and the commitments are to extend credit ranging from 10 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse. Recourse obligations on sold loans are recorded at fair value.

	2006		2005
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$123	$123	$191	$191

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements. In the opinion of management, no material losses are anticipated as a result of these actions or claims.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	2006	2005	2004

Unrealized holding gains and losses on securities available for sale	$327	$(1,306)	$(724)
Less reclassification adjustments for gains and losses later recognized in income	-	-	-
Net unrealized gains and losses	327	(1,306)	(724)

Tax effect	(128)	507	281

Other comprehensive income (loss)	$199	$(799)	$(443)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

CONDENSED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and cash equivalents	$3,363	$2,522
Investment in bank subsidiary	27,548	27,680

	$30,911	$30,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$2,162	$1,950
Stockholders’ equity	28,749	28,252

	$30,911	$30,202

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF INCOME
For the years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Income
ESOP loan	$-	$12	$17
Deposits in financial institutions	133	68	31
Dividends from subsidiary	1,500	1,500	3,000

Total income	1,633	1,580	3,048
Other expenses
Other operating expenses	132	162	121

Income before income taxes and equity in undistributed earnings	1,501	1,418	2,927

Income taxes	-	(32)	(27)

Income before equity in undistributed earnings of bank subsidiary	1,501	1,450	2,954

Dividends in excess of earnings	(590)	(353)	(1,374)

Net income	$911	$1,097	$1,580

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Operating activities
Net income	$911	$1,097	$1,580
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of bank subsidiary	590	353	1,374
Change in other assets and liabilities	13	(33)	(8)
Net cash provided by (used in) operating activities	1,514	1,417	2,946

Financing activities
Dividends paid	(363)	(114)	-
Payment received on loan to ESOP	-	189	189
Purchase of common stock	(340)	(2,976)	(3,000)
Proceeds for exercising stock options	30	112	-
Net cash used in financing activities	(673)	(2,789)	(2,811)

Net change in cash and cash equivalents	841	(1,372)	135

Cash and cash equivalents at beginning of year	2,522	3,894	3,759

Cash and cash equivalents at end of year	$3,363	$2,522	$3,894

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(Dollars in thousands, except per share data)

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Earnings Per Share Basic and Diluted
2006
First quarter	$3,239	$1,652	$254	$.12
Second quarter	3,325	1,639	240.11
Third quarter	3,460	1,675	248.12
Fourth quarter	3,565	1,606	169.08

2005
First quarter	$3,276	$1,837	$371	$.17
Second quarter	3,218	1,723	329.15
Third quarter	3,237	1,717	253.12
Fourth quarter	3,216	1,647	144.07