Form 10-K, Exhibit 13
period 2007-12-31
AJS BANCORP INC
filed 2008-03-25
CIK 1144515

EXHIBIT 13

FINANCIAL STATEMENTS

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and shareholders
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Oak Brook, Illinois
March 10, 2008

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2007 and 2006
(Dollars in thousands)

	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks (interest-earning: 2007 - $3,625;2006 - $32,571)	$18,296	$36,617
Federal funds sold	77	7,231
Total cash and cash equivalents	18,373	43,848

Certificates of deposit	2,997	5,490
Securities available for sale	81,322	68,774
Securities held to maturity (fair value: 2007 - $125;2006 - $204)	125	204
Loans, net of allowance of $1,539 - 2007 and $1,619 - 2006	132,966	138,377
Federal Home Loan Bank stock	2,450	2,450
Premises and equipment	4,282	4,342
Bank owned life insurance	3,054	-
Accrued interest receivable	1,061	1,021
Other assets	1,719	2,007

Total assets	$248,349	$266,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$190,534	$202,176
Federal Home Loan Bank advances	23,350	28,750
Advance payments by borrowers for taxes and insurance	1,551	1,655
Other liabilities and accrued interest payable	4,986	5,183
Total liabilities	220,421	237,764

Commitments and contingent liabilities (note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 20,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 50,000,000 shares authorized; 2,444,521 shares issued	24	24
Additional paid-in capital	11,079	10,428
Treasury stock, at cost (2007 – 407,649 shares; 2006 – 310,217 shares)	(9,598)	(7,256)
Retained earnings	26,543	26,368
Accumulated other comprehensive loss	(120)	(815)
Total stockholders’ equity	27,928	28,749

Total liabilities and stockholders’ equity	$248,349	$266,513

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007 and 2006
(Dollars in thousands, except per share data)

	2007	2006
Interest and dividend income
Loans	$8,492	$9,250
Securities	3,791	2,874
Interest-earning deposits and other	1,458	1,227
Federal funds sold	149	238
Total interest income	13,890	13,589

Interest expense
Deposits	6,561	5,736
Federal Home Loan Bank advances and other	1,139	1,281
Total interest expense	7,700	7,017

Net interest income	6,190	6,572

Provision for loan losses	179	(28)

Net interest income after provision for loan losses	6,011	6,600

Noninterest income
Service fees	497	509
Gain on sale of other real estate	-	2
Insurance commissions	143	188
Gain on sale of loans	-	54
Rental income	120	139
Other	98	47
Total noninterest income	858	939

Noninterest expense
Compensation and employee benefits	3,255	3,460
Occupancy expense	779	850
Data processing expense	342	368
Advertising and promotion	271	322
Professional	217	217
Postage and supplies	159	203
Bank security	125	130
Loss on the sale of other real estate	56	-
Loss on security impairment	244	-
Other	587	538
Total noninterest expense	6,035	6,088

Income before income taxes	834	1,451

Income taxes	275	540

Net income	$559	$911

Earnings per share
Basic	$0.27	$0.43
Diluted	0.26	0.43

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended December 31, 2007 and 2006
(Dollars in thousands, except per share data)

						Accumulated
		Additional		Unearned		Other
	Common	Paid-In	Treasury	Stock	Retained	Comprehensive
	Stock	Capital	Stock	Awards	Earnings	Income (Loss)	Total

Balance at January 1, 2006	$24	$10,839	$(6,931)	$(486)	$25,820	$(1,014)	28,252
Transfer to additional paid-in capital	-	(486)	-	486	-	-	-
Purchase of 14,503 shares treasury stock	-	-	(340)	-	-	-	(340)
Allocation of stock awards	-	(11)	11	-	-	-	-
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	(199)	-	-	-	-	(199)
Stock awards earned	-	229	(28)	-	-	-	201
Stock options exercised- 1,600 shares	-	(2)	32	-	-	-	30
Stock option compensation expense	-	58	-	-	-	-	58
Cash dividend ($0.41 per share)	-	-	-	-	(363)	-	(363)
Comprehensive income
Net income	-	-	-	-	911	-	911
Change in unrealized gain on securities available for sale, net of taxes	-	-	-	-	-	199	199
Total comprehensive income							1,110

Balance at December 31, 2006	24	10,428	(7,256)	-	26,368	(815)	28,749
Purchase of 99,832 shares treasury stock	-	-	(2,390)	-	-	-	(2,390)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	365	-	-	-	-	365
Stock awards earned	-	231	-	-	-	-	231
Stock options exercised - 2,400 shares	-	(3)	48	-	-	-	45
Stock option compensation expense	-	58	-	-	-	-	58
Cash dividend ($0.41 per share)	-	-	-	-	(384)	-	(384)
Comprehensive income
Net income	-	-	-	-	559	-	559
Change in unrealized gain on securities available for sale, net of taxes	-	-	-	-	-	695	695
Total comprehensive income							1,254

Balance at December 31, 2007	$24	$11,079	$(9,598)	$-	$26,543	$(120)	$27,928

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007 and 2006
(Dollars in thousands)

	2007	2006
Cash flows from operating activities
Net income	$559	$911
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	235	267
Provision for loan losses	179	(28)
Deferred income taxes	(90)	(62)
Premium amortization on securities, net	(23)	113
Stock award compensation expense	231	201
Stock option compensation expense	58	58
Earnings on bank owned life insurance	(54)	-
Dividend reinvestments on securities available for sale	(579)	(447)
Gain on sale of loans	-	(54)
Loss on the sale of other real estate owned	56	-
Loss on security impairment	244	-
Changes in
Accrued interest receivable and other assets	(103)	53
Accrued interest payable and other liabilities	168	(81)
Net cash provided by operating activities	881	931

Cash flows from investing activities
Securities available for sale
Purchases	(32,329)	(16,695)
Maturities and principal payments	21,275	19,821
Securities held to maturity
Maturities and principal payments	79	91
Maturities of certificates of deposit	2,493	3,094
Loan originations, net	5,050	10,109
Proceeds from loan sales	-	3,364
Proceeds from sale of other real estate	126	-
Purchase of equipment	(175)	(68)
Purchase of bank owned life insurance	(3,000)	-
Proceeds from the sale of FHLB stock	-	966
Net cash provided by (used in) investing activities	(6,481)	20,682

(Continued)

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007 and 2006
(Dollars in thousands)

	2007	2006
Cash flows from financing activities
Dividends paid	$(384)	$(363)
Net change in deposits	(11,642)	11,769
Purchases of FHLB advances	-	-
Maturities of FHLB advances	(5,400)	(4,000)
Purchase of common stock	(2,390)	(340)
Proceeds from exercise of stock options	45	30
Net change in advance payments by borrowers for taxes and insurance	(104)	(91)
Net cash provided by (used in) financing activities	(19,875)	7,005

Net change in cash and cash equivalents	(25,475)	28,618

Cash and cash equivalents at beginning of year	43,848	15,230

Cash and cash equivalents at end of year	$18,373	$43,848

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$7,670	$6,764
Income taxes	427	688

Supplemental noncash disclosures
Transfers from loans to real estate owned	$261	$-

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the accounts of AJS Bancorp, Inc. (“the Company”) and its wholly owned subsidiary, A. J. Smith Federal Savings Bank (“the Bank”).  All significant intercompany balances and transactions have been eliminated.  The Company is 60.3% owned by a mutual holding company, AJS Bancorp, MHC.  These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

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

Interest-Bearing Deposits in Other Financial Institutions:  Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities:  Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as available for sale.  Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses.  In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained.  The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  At December 31, 2007 and December 31, 2006, there were no loans held for sale.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  Management estimates the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  Loan losses are charged against the allowance when management believes that the uncollectiblity of a loan balance is confirmed.

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

Bank Owned Life Insurance:  The Company purchased life insurance policies on certain key executives during 2007.  Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.  The FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance).  This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract.  It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis.  Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy.  The adoption of EITF 06-5 on January 1, 2007 had no impact on the Company’s financial condition or results of operation.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007.  A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.  The adoption had no affect on the Company’s financial statements.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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

Earnings Per Common Share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options and the vesting of stock awards.  Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

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

Stock Compensation: The Company records stock-based employee compensation cost using the fair value method in accordance with SFAS No. 123R Share Based Payment.

Dividend Restriction:  Banking regulations require the maintenance of certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to the stockholders.  These restrictions pose no practical limit on the ability of the bank or the holding company to pay dividends at historical levels.

Operating Segment: Internal financial information is primarily reported and aggregated in a single line of business, banking.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications:  Certain items on the prior year financial statements have been reclassified with no effect on net income to conform to the current year presentation.

Adoption of New Accounting Standards:  In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation.  Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations.  Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument.  In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (DIG Issue B40).  DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and prepayment is not controlled by the security holder.  SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006.  The adoption of SFAS No. 155 and DIG Issue B40 on January 1, 2007 did not have a material impact on the Company's consolidated financial position or results of operations.

Effect of Newly Issued But Not Yet Effective Accounting Standards:  In September 2006, the FASB issued Statement No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The standard is effective for fiscal years beginning after November 15, 2007.  The impact of adoption on January 1, 2008 was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The new standard is effective for the Company on January 1, 2008.  As of January 1, 2008 the Company elected the fair value option for the Company’s marketable equity securities.  Upon adoption of FAS 159 on January 1, 2008, a $75 fair value adjustment was recognized to equity.  Changes in fair value of the Company’s marketable equity securities will be recognized through earnings in the future.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.  This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement.  This issue is effective for fiscal years beginning after December 15, 2007.  The impact of adoption on January 1, 2008 was not material because the Company does not have split-dollar arrangements.

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
December 31, 2007
U.S. governmental agencies	$26,644	$191	$(30)
Mortgage-backed	43,165	128	(560)
Mutual fund	11,437	-	-
Equity investment	76	75	-

Total	$81,322	$394	$(590)

December 31, 2006
U.S. governmental agencies	$23,749	$15	$(215)
Mortgage-backed	34,059	31	(1,026)
Mutual fund	10,904	2	(201)
Equity investment	62	61	-

Total	$68,774	$109	$(1,442)

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
December 31, 2007
Mortgage-backed	$60	$-	$-	$60
State and municipal	65	-	-	65

	$125	$-	$-	$125

December 31, 2006
Mortgage-backed	$74	$-	$-	$74
State and municipal	130	-	-	130

	$204	$-	$-	$204

Contractual maturities of securities at December 31, 2007 were as follows.  Securities not due at a single maturity date, including mortgage-backed securities, mutual funds and equity investments, are shown separately.

	Available	Held to
	for Sale	Maturity
	Fair	Amortized	Fair
	Value	Cost	Value

Due in one year or less	$9,485	$65	$65
Due after one year through five years	17,159	-	-
Due after five years	-	-	-
Mortgage-backed securities	43,165	60	60
Mutual fund	11,448	-	-
Equity investment	76	-	-

	$81,333	$125	$125

Securities with a carrying value of approximately $10,566 and $9,903 at December 31, 2007 and 2006 were pledged to secure public deposits and for other purposes as required or permitted by law.  There were no security sales recorded during 2007 or 2006.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2007
U.S. government agencies	$-	$-	$5,970	$(30)	$5,970	$(30)
Mortgage-backed	2,187	(7)	21,396	(553)	23,583	(560)

Total temporarily impaired	$2,187	$(7)	$27,366	$(583)	$29,553	$(590)

2006
U.S. government agencies	$6,959	$(13)	$13,786	$(202)	$20,745	$(215)
Mortgage-backed	1,990	(1)	28,749	(1,025)	30,739	(1,026)
Mutual fund	292	(1)	8,400	(200)	8,692	(201)

Total temporarily impaired	$9,241	$(15)	$50,935	$(1,427)	$60,176	$(1,442)

At December 31, 2007, the Company recognized a $244 other-than-temporary impairment loss on its mutual fund investment.  The mutual fund has been in an unrealized loss position since 2003 with a decline as much as 2.2%.  The amortized cost basis was $11,681 and its fair value was 2.1% less at December 31, 2007.  The mutual fund’s fair value traditionally reacted inversely with short-term interest rates, although during 2007 it ceased to react to short-term interest rate changes and management believed it could no longer forecast a recovery within a reasonable holding period.  Even though management does not perceive credit loss exposure and intends to hold the mutual fund for the foreseeable future, the unrealized loss was deemed to be other-than-temporary and the loss was recognized through earnings.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 3 - LOANS

Loans consist of:
	2007	2006
Mortgage:
Secured by one-to-four-family residences	$85,803	$86,024
Multi-family and secured by other properties	33,888	41,194
Home equity	14,406	12,198
Consumer and other	258	482
	134,355	139,898
Allowance for loan losses	(1,539)	(1,619)
Net deferred costs and other	150	98

Loans, net	$132,966	$138,377

Changes in the allowance for loan losses follow:

	2007	2006

Beginning balance	$1,619	$1,701
Provision for loan losses	179	(28)
Charge-offs	(280)	(82)
Recoveries	21	28

Ending balance	$1,539	$1,619

Impaired loans were as follows:
	2007	2006
Impaired loans with no allocated allowance for loan losses	$3,687	$454

Average of impaired loans during the year	$2,364	$893
Interest income recognized during impairment	38	25
Cash-basis interest income recognized	19	17

Nonperforming loans were as follows:

	2007	2006

Nonaccrual loans	$934	$540
Loans past due over 90 days still on accrual	-	-

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

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

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions.  A summary of such loans made by the Bank is as follows:

	2007	2006

Beginning balance	$1,495	$1,552
New loans	91	-
Repayments	(69)	(57)

Ending balance	$1,517	$1,495

Mortgage loans serviced for others are not included in the consolidated statements of financial condition.  The unpaid principal balances of these loans follows:

	2007	2006
Mortgage loan portfolios serviced for:
Fannie Mae	$6,309	$8,048
Freddie Mac	84	90

Balance, end of year	$6,393	$8,138

The carrying value of mortgage servicing rights is $47 and $57 at December 31, 2007 and 2006.  Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $209 and $221 at December 31, 2007 and 2006.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:
	2007	2006

Land	$1,351	$1,351
Office buildings and improvements	5,305	5,252
Furniture, fixtures, and equipment	1,661	1,717
	8,317	8,320
Less accumulated depreciation	4,035	3,978

	$4,282	$4,342

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100,000 or more were $35,648 and $35,880 at December 31, 2007 and 2006.  Depending on how ownership of the account is listed, some deposit amounts in excess of $100,000 may not be federally insured.

Deposit accounts are summarized as follows:
	2007	2006

Passbook accounts	$38,103	$40,463
NOW and checking accounts	22,383	23,098
Money market accounts	7,291	9,336
Certificates of deposit	122,757	129,279

Total deposits	$190,534	$202,176

Scheduled maturities of time certificates at December 31, 2007 are as follows:

2008	$103,936
2009	7,857
2010	6,008
2011	1,934
2012	3,022

$122,757

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 5 - DEPOSITS (Continued)

Interest expense on deposits is summarized as follows:

	2007	2006

NOW	$58	$69
Money market	259	246
Passbook	448	468
Certificates of deposit	5,796	4,953

	$6,561	$5,736

Non-interest-bearing deposits (NOW accounts) totaled $12,912 and $13,361 at December 31, 2007 and 2006.  Deposit accounts held by directors and executive officers totaled $991 and $926 at December 31, 2007 and 2006.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the FHLB were as follows:

	Fixed
Maturity Date	Rate	2007	2006

January 23, 2007	2.69%	$-	$500
January 29, 2007	3.26	-	400
March 23, 2007	2.53	-	500
April 26, 2007	3.35	-	1,000
May 7, 2007	3.57	-	1,000
July 23, 2007	4.06	-	500
November 13, 2007	3.74	-	500
November 27, 2007	5.28	-	1,000
January 23, 2008	3.21	500	500
January 28, 2008	3.68	400	400
March 24, 2008	2.96	625	625
April 28, 2008	3.84	1,000	1,000
May 7, 2008	4.08	1,000	1,000
June 18, 2008	4.33	1,000	1,000
July 22, 2008	4.41	500	500
November 13, 2008	4.16	500	500

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

	Fixed
Maturity Date	Rate	2007	2006

November 17, 2008	3.64%	$400	$400
November 27, 2008	5.48	1,000	1,000
March 20, 2009	5.63	3,000	3,000
March 23, 2009	3.35	625	625
June 17, 2009	4.40	1,000	1,000
June 22, 2009	4.67	1,000	1,000
June 25, 2009	4.61	1,000	1,000
July 1, 2009	4.54	1,000	1,000
August 10, 2009	3.88	650	650
September 16, 2009	3.68	600	600
September 28, 2009	3.79	2,000	2,000
March 23, 2010	3.71	250	250
July 2, 2010	4.69	1,000	1,000
October 25, 2010	4.16	1,000	1,000
July 7, 2011	4.61	800	800
October 26, 2011	4.02	400	400
November 17, 2011	4.31	1,100	1,100
January 10, 2012	4.36	1,000	1,000

		$23,350	$28,750

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances.  The advances are also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.

Maturities over the next five years are as follows:

2008	$6,925
2009	10,875
2010	2,250
2011	2,300
2012	1,000

$23,350

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES

Income tax expense was as follows:
	2007	2006
Current
Federal	$422	$607
State	10	55
Deferred	(157)	(122)

Total	$275	$540

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.
	2007	2006

Income tax at federal statutory rate	$286	$493
Effect of
State taxes, net of federal benefit	(11)	24
Other, net	-	23

Total	$275	$540

Effective tax rate	32.7%	37.2%

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2007	2006
Deferred tax assets
Allowance for loan losses	$720	$684
Accrued expenses	846	781
Unrealized loss on securities available for sale	76	518
Security impairment	95	-
Other	-	41
	1,737	2,024
Deferred tax liabilities
Premises and equipment	(302)	(312)
Federal Home Loan Bank stock dividends	(186)	(186)
Deferred loan fees	(118)	(129)
Other	(19)	-
	(625)	(627)

Net deferred tax asset	$1,112	$1,397

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $921 at December 31, 2007.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $100 and $150 for the years ended December 31, 2007 and 2006.

The Bank offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary;  (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent  (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Bank’s liability for the deferred compensation plan totaled $561 and $436 at December 31, 2007 and 2006.  Expenses related to the plan were $58 and $57 at December 31, 2007 and 2006, and are reflected as a part of compensation expense.   The assets of the plan are subject to claim of the general creditors of the Bank.

The Bank sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Bank’s liability for the plans totaled $1,499 and $1,466 at December 31, 2007 and 2006.  Expense related to the plans totaled $55 and $53 for the years ended December 31, 2007 and 2006.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an ESOP for the benefit of substantially all employees.  The ESOP borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company’s stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company.  The loan was secured by shares purchased with the loan proceeds and was repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on the ESOP’s assets.  Principal payments were scheduled to occur over a ten-year period; however, the Company elected to prepay the loan and as of December 31, 2005, the loan was paid in full.  There are no plans to adopt another Employee Stock Option Plan at this time.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.

During 2005, approximately 18,870 shares of stock with an average fair value of $23.65 per share were committed to be released, resulting in ESOP compensation expense of $447.  At December 31, 2007, all ESOP shares were allocated.  Shares held by the ESOP at December 31 are as follows:

	2007	2006

Allocated shares	78,626	83,427
Shares distributed from plan	15,726	10,925

Total ESOP shares	94,352	94,352

Fair value of allocated shares subject to repurchase obligation recorded in other liabilities	$1,816	$2,182

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company has a stock option plan and a recognition and retention plan.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise and post-vesting termination behavior.  (Employee and management options are tracked separately.)  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

There were no stock options granted during 2007.  The fair value of options granted during 2006 was determined using the following weighted-average assumptions as of grant date.

2006

Risk-free interest rate	4.71%
Expected option life	2.2 years
Expected stock price volatility	10.11%
Dividend yield	1.68%

A summary of the activity in the stock option plan for 2007 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of year	102,885	$18.81
Granted	-	-
Exercised	(2,400)	18.75
Forfeited or expired	-	-
Outstanding at end of year	100,485	$18.81	5.4	$120

Exercisable at end of year	79,748	$18.80	5.4	$96

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

Information related to the stock option plan during each year follows:

	2007	2006

Intrinsic value of options exercised	$13	$8
Cash received from option exercises	45	30
Tax benefit realized from option exercises	4	3
Weighted average fair value of options granted	-	2.40

As of December 31, 2007 there was $23 of total unrecognized compensation cost related to nonvested stock options granted under the Plan.  The cost is expected to be recognized during the first and second quarters in 2008.

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

A summary of the activity in the RRP is as follows:

		Weighted-Average
		Grant-Date
Nonvested Shares	Shares	Fair Value

Nonvested at January 1, 2007	20,868	$18.85
Granted	-	-
Vested	10,434	18.85
Forfeited	-	-

Nonvested at December 31, 2007	10,434	$18.85

As of December 31, 2007, there was $78 of total unrecognized compensation cost related to nonvested shares granted under the Plan.  The cost is expected to be recognized during the first and second quarters in 2008.  The total fair value of shares vested during the years ended December 31, 2007 and 2006 was $231 and $201.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows.

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$18,373	$18,373	$43,848	$43,848
Certificates of deposit	2,997	2,997	5,490	5,490
Securities available for sale	81,322	81,322	68,774	68,774
Securities held to maturity	125	125	204	204
Loans, net	132,966	133,276	138,377	137,851
Federal Home Loan Bank stock	2,450	2,450	2,450	2,450
Accrued interest receivable	1,061	1,061	1,021	1,021

Financial liabilities
Deposits	(190,534)	(191,164)	(202,176)	(202,236)
FHLB advances	(23,350)	(23,506)	(28,750)	(28,267)
Advances from borrowers for taxes and insurance	(1,551)	(1,551)	(1,655)	(1,655)
Accrued interest payable	(431)	(431)	(401)	(401)

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007
Total risk-based capital to risk-weighted assets	$30,588	24.96%	$9,802	8.0%	$12,253	10.0%
Tier I (core) capital to risk- weighted assets	29,225	23.85	4,901	4.0	7,352	6.0
Tier I (core) capital to adjusted total assets	29,225	11.75	9,946	4.0	12,432	5.0

As of December 31, 2006
Total risk-based capital to risk-weighted assets	$29,944	23.7%	$10,122	8.0%	$12,652	10.0%
Tier I (core) capital to risk- weighted assets	28,362	22.4	5,061	4.0	7,591	6.0
Tier I (core) capital to adjusted total assets	28,695	11.1	10,379	4.0	12,974	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

As of December 31, 2007, the most recent notification from the Office of Thrift Supervision (“the OTS”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

During 2007, the Company paid a cash dividend of $0.11 per share for each quarter of the year.  During 2006, the Company paid a cash dividend of $0.10 per share during the first three

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY CAPITAL (Continued)

quarters of the year, and $0.11 per share for the last quarter of the year.  The OTS approved a waiver of dividends on the shares held by the mutual holding company.  The amount of dividends waived, totaling $540 for 2007, and $503 for 2006, is a restriction on retained earnings of the Company.

NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

	2007	2006
Basic
Net income	$559	$911

Weighted average common shares outstanding	2,101,898	2,118,093

Basic earnings per common share	$0.27	$0.43

Diluted
Net income	$559	$911

Weighted average common shares outstanding for basic earnings per common share	2,101,898	2,118,093
Add: dilutive effects of assumed exercises of stock options and stock awards	22,518	20,779

Average shares and dilutive potential common shares	2,124,416	2,138,872

Diluted earnings per common share	$0.26	$.43

At December 31, 2007 and 2006, there were no antidilutive shares.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2007		2006
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans	$5,645	$410	$413	$4,540
Unused lines of credit and letters of credit	-	14,734	-	15,730

Commitments to make loans are generally made for periods of 120 days or less.  The fixed rate loan commitments have interest rates ranging from 5.13% to 7.75% and the commitments are to extend credit ranging from 10 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	2007		2006
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$108	$108	$123	$123

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	2007	2006

Unrealized holding gains and losses on securities available for sale	$893	$327
Less reclassification adjustments for gains and losses later recognized in income	(244)	-
Net unrealized gains and losses	1,137	327

Tax effect	(442)	(128)

Other comprehensive income	$695	$199

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

CONDENSED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
ASSETS
Cash and cash equivalents	$619	$3,363
Investment in bank subsidiary	29,106	27,548

	$29,725	$30,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,797	$2,162
Stockholders’ equity	27,928	28,749

	$29,725	$30,911

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF INCOME
For the years ended December 31, 2007 and 2006

	2007	2006
Income
ESOP loan	$-	$-
Deposits in financial institutions	128	133
Dividends from subsidiary	-	1,500
	128	1,633
Other expenses
Other operating expenses	150	133

Income (loss) before income taxes and equity in
undistributed earnings	(22)	1,500

Income taxes	(8)	-

Income (loss) before equity in undistributed
earnings of bank subsidiary	(14)	1,500

Equity in undistributed earnings of bank subsidiary	573	(589)

Net income	$559	$911

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2007 and 2006

	2007	2006
Operating activities
Net income	$559	$911
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Equity in undistributed earnings of
bank subsidiary	(573)	589
Change in other assets and liabilities	(1)	14
Net cash provided by (used in)
operating activities	(15)	1,514

Financing activities
Dividends paid	(384)	(363)
Purchase of common stock	(2,390)	(340)
Proceeds for exercising stock options	45	30
Net cash used in financing activities	(2,729)	(673)

Net change in cash and cash equivalents	(2,744)	841

Cash and cash equivalents at beginning of year	3,363	2,522

Cash and cash equivalents at end of year	$619	$3,363

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
(Dollars in thousands, except per share data)

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

			Net	Earnings	Earnings
	Interest	Net Interest	Income	Per Share	Per Share
2007	Income	Income	(Loss)	Basic	Diluted
First quarter	$3,578	$1,638	$251	$0.12	$0. 12
Second quarter	3,526	1,566	159	0.08	0.07
Third quarter	3,472	1,530	245	0.12	0.12
Fourth quarter	3,314	1,456	(96)	(0.05)	(0.05)

2006
First quarter	$3,239	$1,652	$254	$0.12	0.12
Second quarter	3,325	1,639	240	0.11	0.11
Third quarter	3,460	1,675	248	0.12	0.12
Fourth quarter	3,565	1,606	16	0.08	0.08