Form 10-K, Exhibit 13
period 2008-12-31
AJS BANCORP INC
filed 2009-03-23
CIK 1144515

Exhibit 13

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007

CONTENTS

Crowe Horwath LLP
Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and shareholders
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Oak Brook, Illinois
March 16, 2009

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks (interest-earning: 2008 - $2,077;2007 - $3,625)	$7,335	$18,296
Federal funds sold	58	77
Total cash and cash equivalents	7,393	18,373

Certificates of deposit	6,797	2,997
Trading securities	18	-
Securities available for sale	89,490	81,322
Securities held to maturity (fair value: 2008 - $360;2007 - $125)	367	125
Loans, net of allowance of $2,734 - 2008 and $1,539 - 2007	126,395	132,966
Federal Home Loan Bank stock	2,450	2,450
Premises and equipment	4,262	4,282
Bank owned life insurance	3,202	3,054
Accrued interest receivable	1,027	1,061
Other assets	2,569	1,719

Total assets	$243,970	$248,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$180,291	$190,534
Federal Home Loan Bank advances	30,175	23,350
Advance payments by borrowers for taxes and insurance	1,502	1,551
Other liabilities and accrued interest payable	4,905	4,986
Total liabilities	216,873	220,421

Commitments and contingent liabilities (note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 20,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 50,000,000 shares authorized; 2,444,521 shares issued	24	24
Additional paid-in capital	11,728	11,079
Treasury stock, at cost (2008 – 418,888 shares; 2007 – 407,649 shares)	(9,795)	(9,598)
Retained earnings	23,764	26,543
Accumulated other comprehensive income (loss)	1,376	(120)
Total stockholders’ equity	27,097	27,928

Total liabilities and stockholders’ equity	$243,970	$248,349

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2008 and 2007
(Dollars in thousands, except per share data)

	2008	2007
Interest and dividend income
Loans	$7,737	$8,492
Securities	3,762	3,791
Interest-earning deposits and other	447	1,458
Federal funds sold	53	149
Total interest income	11,999	13,890

Interest expense
Deposits	4,635	6,561
Federal Home Loan Bank advances and other	1,299	1,139
Total interest expense	5,934	7,700

Net interest income	6,065	6,190

Provision for loan losses	4,328	179

Net interest income after provision for loan losses	1,737	6,011

Non-interest income
Service fees	410	497
Insurance commissions	54	143
Rental income	92	120
Earnings on bank owned life insurance	148	54
Gain on the sale of securities available for sale	17	-
Other	44	44
Total non-interest income	765	858

Non-interest expense
Compensation and employee benefits	3,110	3,255
Occupancy expense	849	779
Data processing expense	375	342
Advertising and promotion	282	271
Professional	231	217
Postage and supplies	142	159
Bank security	147	125
Loss on the sale of other real estate	-	56
Unrealized loss on security impairment	-	244
Realized loss on the sale of trading securities	192	-
Change in fair value of trading securities	13	-
Other	639	587
Total non-interest expense	5,980	6,035

Income (loss) before income taxes	(3,478)	834

Income tax expense (benefit)	(1,407)	275

Net income (loss)	$(2,071)	$559

Earnings (loss) per share
Basic	$(1.02)	$0.27
Diluted	(1.02)	0.26

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2008 and 2007
(Dollars in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2007	$24	$10,428	$(7,256)	$26,368	$(815)	$28,749
Purchase of 99,832 shares treasury stock	-	-	(2,390)	-	-	(2,390)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	365	-	-	-	365
Stock awards earned	-	231	-	-	-	231
Stock options exercised - 2,400 shares	-	(3)	48	-	-	45
Stock option compensation expense	-	58	-	-	-	58
Cash dividend ($0.41 per share)	-	-	-	(384)	-	(384)
Comprehensive income
Net income	-	-	-	559	-	559
Change in unrealized gain on securities available for sale, net of taxes	-	-	-	-	695	695
Total comprehensive income						1,254

Balance at December 31, 2007	24	11,079	(9,598)	26,543	(120)	27,928
Purchase of 11,239 shares treasury stock	-	-	(197)	-	-	(197)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	-	550	-	-	-	550
Stock awards earned	-	70	-	-	-	70
Stock option compensation expense	-	29	-	-	-	29
Adjustment to initially apply Statement 159 net of tax	-	-	-	46	(46)	-
Cash dividend (regular $0.44 per share; special dividend $0.50 per share)	-	-	-	(754)	-	(754)
Comprehensive loss
Net loss	-	-	-	(2,071)	-	(2,071)
Change in unrealized gain on securities available for sale, net of taxes	-	-	-	-	1,542	1,542
Total comprehensive loss						(529)

Balance at December 31, 2008	$24	$11,728	$(9,795)	$23,764	$1,376	$27,097

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008 and 2007
(Dollars in thousands)

	2008	2007
Cash flows from operating activities
Net income (loss)	$(2,071)	$559
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	260	235
Provision for loan losses	4,328	179
Deferred income taxes	(217)	(90)
Premium amortization on securities, net	22	(23)
Stock award compensation expense	70	231
Stock option compensation expense	29	58
Earnings on bank owned life insurance	(148)	(54)
Dividend reinvestments on trading securities	(154)	(579)
Gain on sale of securities available for sale	(17)	-
Realized loss on the sale of trading securities	192	-
Loss on the sale of other real estate owned	-	56
Unrealized loss on security impairment	-	244
Changes in
Fair value of trading securities	13	-
Accrued interest receivable and other assets	(1,577)	(103)
Accrued interest payable and other liabilities	469	168
Net cash provided by operating activities	1,199	881

Cash flows from investing activities
Trading securities
Purchases	(1,500)	-
Redemptions	44	-
Proceeds from the sale of mutual fund	11,400	-
Maturities and principal payments	1,500	-
Securities available for sale
Purchases	(46,427)	(32,329)
Sales	1,020	-
Maturities and principal payments	28,241	21,275
Securities held to maturity
Purchases	(320)	-
Maturities and principal payments	78	79
Purchases of certificates of deposit, net	(3,800)	2,493
Loan origination and repayments, net	2,064	5,050
Proceeds from sale of other real estate	179	126
Purchase of equipment	(240)	(175)
Purchase of bank owned life insurance	-	(3,000)
Net cash used in investing activities	(7,761)	(6,481)

(Continued)

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008 and 2007
(Dollars in thousands)

	2008	2007
Cash flows from financing activities
Dividends paid	$(754)	$(384)
Net change in deposits	(10,243)	(11,642)
Purchases of FHLB advances	13,750	-
Maturities of FHLB advances	(6,925)	(5,400)
Purchase of common stock	(197)	(2,390)
Proceeds from exercise of stock options	-	45
Net change in advance payments by borrowers for taxes and insurance	(49)	(104)
Net cash used in financing activities	(4,418)	(19,875)

Net change in cash and cash equivalents	(10,980)	(25,475)

Cash and cash equivalents at beginning of year	18,373	43,848

Cash and cash equivalents at end of year	$7,393	$18,373

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$6,035	$7,670
Income taxes	505	427

Supplemental noncash disclosures
Transfers from loans to real estate owned	$179	$261

Securities transferred from available for sale to trading upon adoption of Statement 159	$11,513	$-

See accompanying notes.

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the accounts of AJS Bancorp, Inc. (“the Company”) and its wholly owned subsidiary, A. J. Smith Federal Savings Bank (“the Bank”).  All significant intercompany balances and transactions have been eliminated.  The Company is 60.6% owned by a mutual holding company, AJS Bancorp, MHC.  These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

Nature of Operations:  The only business of the Company is ownership of the Bank.  The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois.  The Bank provides single-family residential and home equity loans and commercial loans to customers and accepts deposits from customers located in the southern suburbs of Chicago, Illinois.  Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flows from operations of businesses.  There are no significant concentrations of loans to any one industry or customer.  However, the ability of the customers to repay their loans is dependent on the real estate and general economic conditions in the area.  The Company’s exposure to credit risk is significantly affected by changes in the economy of Chicago and its suburban areas.

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

Cash Flows:  Cash and cash equivalents include cash, deposits with other financial institutions with original maturities of less than 90 days, and federal funds sold.  Net cash flows are reported for loans, certificates of deposit with other financial institutions, and deposit transactions.  Proceeds from sales of trading securities are reported as an investing activity since they are classified as trading in accordance with Financial Accounting Standard (FAS) 159 and not because of an intent to sell.

Interest-Earning Deposits in Other Financial Institutions:  Interest-earning deposits in other financial institutions mature within one year and are carried at cost.

Securities:  Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as trading securities in accordance with FAS 159.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

These trading securities are carried at fair value with unrealized gains and losses reported through earnings.  Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses.  In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

Mortgage loans held for sale are generally sold with servicing rights retained.  The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  At December 31, 2008 and December 31, 2007, there were no loans held for sale.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized in interest income using the level-yield method without anticipating prepayments. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection.  Consumer loans are typically charged off no later than 120 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified.  The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

Nonperforming loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non performing when it is greater than ninety days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category.  Specific allocations are made for loans that are determined to be impaired.  Company policy requires that all non-homogeneous loans past due greater than ninety days be classified as impaired and non-performing.  However, loans past due less than 90 days may also be classified as impaired when management does not expect to collect all amounts due according to the contractual terms of the loan agreement.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses as compared to the loan carrying amount.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 10 years for equipment.

Other Real Estate Owned:  Real estate properties acquired through or in lieu of loan foreclosure are recorded at fair value less estimated costs to sell.  Costs relating to improvement of property are capitalized, whereas costs relating to holding property are expensed.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank-Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  In accordance with Emerging Issues Task Force 06-5, bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

The Company adopted Financial Accounting Standards Board (FASB) Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007.  A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  The adoption had no affect on the Company’s financial statements.

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

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
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

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of stockholders’ equity.

Retirement Plans:  Profit sharing plan expense is the amount of discretionary Company contributions.  Deferred compensation is funded by employee contributions. Supplemental retirement plan expense allocates the benefits over years of service once eligible participants meet minimum employment requirements.

Employee Stock Ownership Plan (“ESOP”):  The ESOP was fully allocated in 2006.  Compensation expense was recorded based on the market price of the shares as they were committed to be released for allocation to participant accounts.  The difference between the market price and the cost of the shares committed to be released was recorded as an adjustment to paid-in capital.  Dividends on ESOP shares reduce retained earnings.  Shares are considered outstanding in the earnings per share calculations as they are committed to be released.  Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the putable allocated ESOP shares is reclassified from stockholders’ equity and included in other liabilities.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

Adoption of New Accounting Standards: FASB Statement No. 157, Fair Value Measurements (“FAS 157”), defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FAS 157 establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The standard is effective for fiscal years beginning after November 15, 2007.  In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157.  This FSP delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active.  This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.

FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The new standard was effective for the Company on January 1, 2008.  On January 1, 2008 the Company elected the fair value option for the Company’s marketable equity securities.  Upon adoption, mutual fund and equity securities with carrying values of approximately $11,513 were reclassified from available for sale to trading.  Accumulated other

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

comprehensive income of approximately $46 was reclassified to retained earnings.  Changes in fair value of the Company’s marketable equity securities will be recognized through earnings in the future.

On November 5, 2007, the Security and Exchange Commission issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings.  SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view.  SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material.

NOTE 2 - SECURITIES

At December 31, 2008 and 2007, the Company had trading securities, consisting of equity securities, carried at fair value in accordance with FAS 159.  Trading securities had a carrying value of $18 and $0, and unrealized losses of $13 and $0 at December 31, 2008 and 2007, respectively.

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
December 31, 2008
U.S. governmental agencies	$20,198	$198	$-
Mortgage-backed	69,292	2,077	(25)

Total	$89,490	$2,275	$(25)

December 31, 2007
U.S. governmental agencies	$26,644	$191	$(30)
Mortgage-backed	43,165	128	(560)
Mutual fund	11,437	-	-
Equity investment	76	75	-

Total	$81,322	$394	$(590)

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
December 31, 2008
Mortgage-backed	$47	$2	$-	$49
State and municipal	320	-	(9)	311

	$367	$2	$(9)	$360

December 31, 2007
Mortgage-backed	$60	$-	$-	$60
State and municipal	65	-	-	65

	$125	$-	$-	$125

Contractual maturities of securities at December 31, 2008 were as follows.  Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for Sale	Held to Maturity
	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$13,159	$-	$-
Due after one year through five years	1,014	-	-
Due after five year through ten years	3,016	150	147
Due after ten years	3,009	170	164
Mortgage-backed securities	69,292	47	49

	$89,490	$367	$360

Securities with a carrying value of approximately $11,258 and $10,566 at December 31, 2008 and 2007 were pledged to secure public deposits and for other purposes as required or permitted by law.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Sales of trading and available for sale securities were as follows:

	2008	2007

Proceeds from sale of securities available for sale	$1,020	$-
Proceeds from sale of trading securities	11,400	-
Gross gains from sale of securities available for sale	17	-
Gross losses from sale of trading securities	(192)	-

Securities with unrealized losses at year end not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2008
Mortgage-backed	$15	$(1)	$2,926	$(24)	$2,941	$(25)
State and municipal	311	(9)	-	-	311	(9)

	$326	$(10)	$2,926	$(24)	$3,252	$(34)

2007
U.S. government agencies	$-	$-	$5,970	$(30)	$5,970	$(30)
Mortgage-backed	2,187	(7)	21,396	(553)	23,583	(560)

Total temporarily impaired	$2,187	$(7)	$27,366	$(583)	$29,553	$(590)

Unrealized losses have not been recognized into income because the issuers’ bonds are of high credit quality and/or they are backed by the government, such as Fannie Mae or Freddie Mac bonds and mortgage-backed securities.  In addition, management has the intent and ability to hold them for the foreseeable future and the decline in fair value is largely due to current market conditions and illiquidity in our capital markets.  The fair value is expected to recover as the securities approach their maturity date and/or market conditions improve.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 3 - LOANS

Loans consist of:
	2008	2007
Mortgage:
Secured by one-to-four-family residences	$84,411	$85,803
Multi-family and secured by commercial properties	32,064	33,888
Home equity	12,261	14,406
Consumer and other	323	258
	129,059	134,355
Allowance for loan losses	(2,734)	(1,539)
Net deferred costs and other	70	150

Loans, net	$126,395	$132,966

Changes in the allowance for loan losses follow:

	2008	2007

Beginning balance	$1,539	$1,619
Provision for loan losses	4,328	179
Charge-offs	(3,200)	(280)
Recoveries	67	21

Ending balance	$2,734	$1,539

Impaired loans were as follows:
	2008	2007

Impaired loans with allocated allowance for loan losses	$6,464	$-
Impaired loans with no allocated allowance for loan losses	4,116	3,687

Total	$10,580	$3,687

Amount of the allowance for loan losses allocated	$1,335	$-

Average of impaired loans during the year	$4,053	$2,364
Interest income recognized during impairment, substantially all on a cash-basis	190	38
Nonperforming loans were as follows:
	2008	2007

Nonaccrual loans	$3,736	$934
Loans past due over 90 days still on accrual	-	-

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions.  A summary of such loans made by the Bank is as follows:

	2008	2007

Beginning balance	$1,517	$1,495
New loans	871	91
Effect of changes in related parties	(51)	-
Repayments	(822)	(69)

Ending balance	$1,515	$1,517

Mortgage loans serviced for others are not included in the consolidated statements of financial condition.  The unpaid principal balances of these loans follow:

	2008	2007
Mortgage loan portfolios serviced for:
Fannie Mae	$5,077	$6,309
Freddie Mac	78	84

Balance, end of year	$5,155	$6,393

The carrying value of mortgage servicing rights is $38 and $47 at December 31, 2008 and 2007.  Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $164 and $209 at December 31, 2008 and 2007.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:
	2008	2007

Land	$1,351	$1,351
Office buildings and improvements	5,342	5,305
Furniture, fixtures, and equipment	1,530	1,661
	8,223	8,317
Less accumulated depreciation	3,961	4,035

	$4,262	$4,282

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100 or more were $32,972 and $35,648 at December 31, 2008 and 2007.

Deposit accounts are summarized as follows:
	2008	2007

Passbook accounts	$38,952	$38,103
NOW and checking accounts	21,022	22,383
Money market accounts	13,006	7,291
Certificates of deposit	107,311	122,757

Total deposits	$180,291	$190,534

Scheduled maturities of time certificates at December 31, 2008 are as follows:

2009	$80,985
2010	12,818
2011	5,124
2012	3,693
2013	4,244
Thereafter	447

$107,311

Interest expense on deposits is summarized as follows:

	2008	2007

NOW	$38	$58
Money market	159	259
Passbook	352	448
Certificates of deposit	4,086	5,796

	$4,635	$6,561

Non-interest-bearing deposits (NOW accounts) totaled $12,206 and $12,912 at December 31, 2008 and 2007.  Deposit accounts held by directors and executive officers totaled $1,140 and $991 at December 31, 2008 and 2007.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the FHLB were as follows:

Maturity Date	Fixed Rate	2008	2007

January 23, 2008	3.21%	$-	$500
January 28, 2008	3.68	-	400
March 24, 2008	2.96	-	625
April 28, 2008	3.84	-	1,000
May 7, 2008	4.08	-	1,000
June 18, 2008	4.33	-	1,000
July 22, 2008	4.41	-	500
November 13, 2008	4.16	-	500
November 17, 2008	3.64	-	400
November 27, 2008	5.48	-	1,000
March 20, 2009	5.63	3,000	3,000
March 23, 2009	3.35	625	625
June 17, 2009	4.40	1,000	1,000
June 22, 2009	4.67	1,000	1,000
June 25, 2009	4.61	1,000	1,000
July 1, 2009	4.54	1,000	1,000
August 10, 2009	3.88	650	650
September 16, 2009	3.68	600	600
September 28, 2009	3.79	2,000	2,000
January 4, 2010	3.51	1,750	-
February 16, 2010	2.89	3,000	-
March 23, 2010	3.71	250	250
July 2, 2010	4.69	1,000	1,000
October 25, 2010	4.16	1,000	1,000
February 22, 2011	3.32	2,000	-
March 21, 2011	2.93	3,000	-
July 7, 2011	4.61	800	800
October 26, 2011	4.02	400	400
November 17, 2011	4.31	1,100	1,100
January 10, 2012	4.36	1,000	1,000
February 22, 2012	3.63	2,000	-
February 27, 2013	3.95	2,000	-

		$30,175	$23,350

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
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

Maturities over the next five years are as follows:

2009	$10,875
2010	7,000
2011	7,300
2012	3,000
2013	2,000

$30,175

NOTE 7 - INCOME TAXES

Income tax expense was as follows:
	2008	2007
Current
Federal	$(816)	$422
State	(20)	10
Deferred	(571)	(157)

Total	$(1,407)	$275

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.
	2008	2007

Income tax at federal statutory rate	$(1,182)	$286
Effect of
State taxes, net of federal benefit	(208)	(11)
Other, net	(17)	-

Total	$(1,407)	$275

Effective tax rate	(40.5)%	32.7%

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2008	2007
Deferred tax assets
Allowance for loan losses	$1,061	$720
Accrued expenses	916	846
Unrealized loss on securities available for sale	-	76
Security impairment	-	95
Reserve for uncollectible interest	117	15
Other	122	-
	2,216	1,752
Deferred tax liabilities
Premises and equipment	(334)	(302)
Federal Home Loan Bank stock dividends	(186)	(186)
Deferred loan fees	(117)	(118)
Unrealized gain on securities available for sale	(874)	-
Other	-	(34)
	(1,511)	(640)

Net deferred tax asset	$705	$1,112

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $921 at December 31, 2008.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2005.

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $100 for the years ended December 31, 2008 and 2007.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 8 - EMPLOYEE BENEFITS (Continued)

The Bank offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Bank’s liability for the deferred compensation plan totaled $669 and $561 at December 31, 2008 and 2007.  Expenses related to the plan were $48 and $58 at December 31, 2008 and 2007, and are reflected as a part of compensation expense.   The assets of the plan are subject to claim of the general creditors of the Bank.

The Bank sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Bank’s liability for the plans totaled $1,555 and $1,499 at December 31, 2008 and 2007.  Expense related to the plans totaled $56 and $55 for the years ended December 31, 2008 and 2007.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the conversion transaction, the Company established an ESOP for the benefit of substantially all employees.  The ESOP originally borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company’s stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company.  The loan was secured by shares purchased with the loan proceeds and was repaid by the ESOP with funds from the Company’s discretionary contributions to the ESOP and earnings on the ESOP’s assets.  Principal payments were scheduled to occur over a ten-year period; however, the ESOP elected to prepay the loan and as of December 31, 2005, the loan was paid in full.  There are no plans to adopt another Employee Stock Option Plan at this time.

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

At December 31, 2008, all ESOP shares were allocated.  Shares held by the ESOP at December 31 are as follows:

	2008	2007

Allocated shares	71,974	78,626
Shares distributed from plan	22,378	15,726

Total ESOP shares	94,352	94,352

Fair value of allocated shares subject to repurchase obligation recorded in other liabilities	$1,267	$1,816

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company has a stock option plan and a recognition and retention plan.

Stock Option Plan:  Under the stock option plan, certain key employees are granted options to purchase shares of the Company’s Common Stock at fair value at the date of the grant.  All stock options have an exercise price that is at least equal to the fair market value of the Company’s stock on the date the options were granted.  The Company adopted the stock plan in May 2003 under the terms of which options for 114,685 shares of the Company’s common stock were granted to directors, officers, and employees.  The options generally become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant.  No option may be exercised if such exercise would cause the mutual holding company to own fewer than a majority of the total number of shares outstanding.  There are a total of 17,456 options available for future grant under the stock option plan.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

There were no stock options granted during 2008 or 2007.

A summary of the activity in the stock option plan for 2008 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at beginning of year	100,485	$18.81
Granted	-	-
Exercised	-	-
Forfeited or expired	(10,000)	18.75
Outstanding at end of year	90,485	$18.82	4.4

Exercisable at end of year	90,485	$18.82	4.4

Aggregate intrinsic value is zero at December 31, 2008 as the weighted average exercise price exceeds the December 31, 2008 quoted stock price.

Information related to the stock option plan during each year follows:

	2008	2007

Intrinsic value of options exercised	$-	$13
Cash received from option exercises	-	45
Tax benefit realized from option exercises	-	4

As of December 31, 2008, there was no unrecognized compensation cost, as all outstanding options granted under the plan are fully vested.

Share Award Plan:  Pursuant to its 2003 stock-based incentive plan, the Company awarded 58,971 shares of restricted stock in May 2003.  These shares normally vest over a five-year period, unless certain circumstances occur that trigger earlier vesting according to the approved Recognition and Retention Plan (“RRP”).  The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

A summary of the activity in the RRP is as follows:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2008	10,434	$18.85
Granted	-	-
Vested	10,434	18.85
Forfeited	-	-

Nonvested at December 31, 2008	-	$-

As of December 31, 2008, there was no unrecognized compensation cost related to non-vested shares granted under the Plan.  The total fair value of shares vested during the years ended December 31, 2008 and 2007 was $70 and $231.

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

FAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  FAS 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The Company used the following methods and significant assumptions used to estimate the fair value of items:

The fair values of trading securities and securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs), or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Impaired loans are evaluated for impairment at the time the loan is identified as impaired and each subsequent reporting date thereafter.  Fair value is measured based on present value of estimated future cash flows or at the fair value of collateral if repayment is expected solely from the collateral.  Collateral is primarily real estate and its fair value is generally determined based on real estate appraisals or other evaluations by qualified professionals.

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2008 Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets Level (1)	Significant Other Observable Inputs Level (2)	Significant Unobservable Inputs Level (3)

Assets:
Trading securities	$18	$18	$-	$-
Securities
Available for sale	89,490	-	89,490	-

The following table sets forth the Company’s assets that were measured at fair value on a non-recurring basis:

Impaired loans	$5,129	$-	$-	$5,129

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $6,464, with a valuation allowance of $1,335, resulting in an additional provision for loan losses of $1,335 for the period.

At December 31, 2008 there were no liabilities measured on a recurring or non-recurring basis.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of financial instruments were as follows.

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,393	$7,393	$18,373	$18,373
Certificates of deposit	6,797	6,797	2,997	2,997
Trading securities	18	18	-	-
Securities available for sale	89,490	89,490	81,322	81,322
Securities held to maturity	367	360	125	125
Loans, net	126,395	131,173	132,966	133,276
Federal Home Loan Bank stock	2,450	N/A	2,450	N/A
Accrued interest receivable	1,027	1,027	1,061	1,061

Financial liabilities
Deposits	(180,291)	(181,505)	(190,534)	(191,164)
FHLB advances	(30,175)	(31,031)	(23,350)	(23,506)
Advances from borrowers for taxes and insurance	(1,502)	(1,502)	(1,551)	(1,551)
Accrued interest payable	(330)	(330)	(431)	(431)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.  Fair value of FHLB advances are based on current rates for similar financing.  The fair value of off-balance-sheet items is not considered material.

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
December 31, 2008 and 2007
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

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008
Total risk-based capital to risk-weighted assets	$25,946	22.51%	$9,222	8.0%	$11,528	10.0%
Tier I (core) capital to risk-weighted assets	24,658	21.39	4,611	4.0	6,917	6.0
Tier I (core) capital to adjusted total assets	24,658	10.20	9,672	4.0	12,090	5.0

As of December 31, 2007
Total risk-based capital to risk-weighted assets	$30,588	24.96%	$9,802	8.0%	$12,253	10.0%
Tier I (core) capital to risk-weighted assets	29,225	23.85	4,901	4.0	7,352	6.0
Tier I (core) capital to adjusted total assets	29,225	11.75	9,946	4.0	12,432	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

As of December 31, 2008, the most recent notification from the Office of Thrift Supervision (“the OTS”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

During 2008, the Company paid a regular cash dividend of $0.11 per share for each quarter of the year, and a one-time only special dividend of $0.50 per share.  During 2007, the Company paid a cash dividend of $0.11 per share during for each quarter of the year.  The OTS approved a waiver of dividends on the shares held by the mutual holding company.  The amount of dividends waived, totaling $1,154 for 2008, and $540 for 2007, is a restriction on retained earnings of the Company.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 13 - EARNINGS PER COMMON SHARE

A reconciliation of the numerator and denominator of the earnings per common share computation for the year ended December 31 follows:

	2008	2007
Basic
Net income (loss)	$(2,071)	$559

Weighted average common shares outstanding	2,031,909	2,101,898

Basic earnings (loss) per common share	$(1.02)	$0.27

Diluted
Net income (loss)	$(2,071)	$559

Weighted average common shares outstanding for basic earnings per common share	2,031,909	2,101,898
Add: dilutive effects of assumed exercises of stock options and stock awards	1,224	22,518

Average shares and dilutive potential common shares	2,033,133	2,124,416

Diluted earnings (loss) per common share	$(1.02)	$0.26

At December 31, 2008 and 2007, there were no antidilutive shares.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2008		2007
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$3,744	$855	$5,645	$410
Unused lines of credit and letters of credit	-	14,453	-	14,734

Commitments to make loans are generally made for periods of 120 days or less.  The fixed rate loan commitments have interest rates ranging from 3.00% to 7.75% and the commitments are to extend credit ranging from 10 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	2008		2007
	Contract Amount	Carrying Value	Contract Amount	Carrying Value

Loans sold with recourse	$74	$74	$108	$108

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 15 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	2008	2007

Unrealized holding gains and losses on securities available for sale	$2,713	$893
Less reclassification adjustments for losses later recognized in income	(192)	(244)
Net unrealized gains and losses	2,521	1,137

Tax effect	(979)	(442)

Other comprehensive income	$1,542	$695

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of income and cash flows for AJS Bancorp, Inc. without subsidiary.

CONDENSED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and cash equivalents	$2,250	$619
Investment in bank subsidiary	26,038	29,106

	$28,288	$29,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,191	$1,797
Stockholders’ equity	27,097	27,928

	$28,288	$29,725

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF INCOME
For the years ended December 31, 2008 and 2007

	2008	2007
Income
Deposits in financial institutions	$48	$128
Dividends from subsidiary	2,700	-
	2,748	128
Other expenses
Other operating expenses	148	150

Income (loss) before income taxes and equity in undistributed earnings	2,600	(22)

Income tax benefit	(39)	(8)

Income (loss) before equity in undistributed earnings of bank subsidiary	2,639	(14)

Dividends in excess of earnings	(4,710)	573

Net income (loss)	$(2,071)	$559

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007
Operating activities
Net income (loss)	$(2,071)	$559
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of bank subsidiary	4,710	(573)
Change in other assets and liabilities	(57)	(1)
Net cash provided by (used in) operating activities	2,582	(15)

Financing activities
Dividends paid	(754)	(384)
Purchase of common stock	(197)	(2,390)
Proceeds for exercising stock options	-	45
Net cash used in financing activities	(951)	(2,729)

Net change in cash and cash equivalents	1,631	(2,744)

Cash and cash equivalents at beginning of year	619	3,363

Cash and cash equivalents at end of year	$2,250	$619

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

2008	Interest	Net Interest	Net Income	Earnings (Loss) Per	Earnings (Loss) Per Share
	Income	Income	(Loss)	Share Basic	Diluted
First quarter	$3,189	$1,501	$88	$0.04	$0.04
Second quarter	3,058	1,558	192	0.09	0.09
Third quarter	2,943	1,539	173	0.09	0.09
Fourth quarter	2,809	1,467	(2,524)	(1.24)	(1.24)

2007
First quarter	$3,578	$1,638	$251	$0.12	$0.12
Second quarter	3,526	1,566	159	0.08	0.07
Third quarter	3,472	1,530	245	0.12	0.12
Fourth quarter	3,314	1,456	(96)	(0.05)	(0.05)