Form 10-K, Exhibit 13
period 2009-12-31
AJS BANCORP INC
filed 2010-03-24
CIK 1144515

Exhibit 13

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

AJS BANCORP, INC.
Midlothian, Illinois

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and shareholders
AJS Bancorp, Inc.
Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
March 22, 2010

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks (interest-earning: 2009 - $1,963;
2008 - $2,077)	$6,484	$7,335
Federal funds sold	-	58
Total cash and cash equivalents	6,484	7,393

Certificates of deposit	1,700	6,797
Trading securities	25	18
Securities available for sale	92,167	89,490
Securities held to maturity (fair value: 2009 - $365;
2008 - $360)	360	367
Loans, net of allowance of $3,035 - 2009 and $2,734 - 2008	127,456	126,395
Federal Home Loan Bank stock	2,450	2,450
Premises and equipment	4,181	4,262
Bank owned life insurance	3,351	3,202
Other real estate owned	2,768	-
Due from broker	4,727	-
Accrued interest receivable	973	1,027
Other assets	2,626	2,569

Total assets	$249,268	$243,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$193,175	$180,291
Federal Home Loan Bank advances	25,300	30,175
Advance payments by borrowers for taxes and insurance	1,566	1,502
Other liabilities and accrued interest payable	5,381	4,905
Total liabilities	225,422	216,873

Commitments and contingent liabilities (note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 20,000,000 shares
authorized; none issued	-	-
Common stock, $.01 par value, 50,000,000 shares
authorized; 2,444,521 shares issued	24	24
Additional paid-in capital	12,207	11,728
Treasury stock, at cost (2009 – 421,239 shares;
2008 – 418,888 shares)	(9,824)	(9,795)
Retained earnings	20,979	23,764
Accumulated other comprehensive income	460	1,376
Total stockholders’ equity	23,846	27,097

Total liabilities and stockholders’ equity	$249,268	$243,970

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009 and 2008
(Dollars in thousands, except per share data)

	2009	2008
Interest and dividend income
Loans	$6,937	$7,737
Securities	3,413	3,762
Interest-earning deposits and other	152	447
Federal funds sold	1	53
Total interest income	10,503	11,999

Interest expense
Deposits	3,235	4,635
Federal Home Loan Bank advances and other	978	1,299
Total interest expense	4,213	5,934

Net interest income	6,290	6,065

Provision for loan losses	2,917	4,328

Net interest income after provision
for loan losses	3,373	1,737

Non-interest income
Service fees	419	410
Rental income	96	92
Earnings on bank owned life insurance	149	148
Gain on the sale of securities available for sale	833	17
Realized loss on the sale of trading securities	-	(192)
Change in fair value of trading securities	7	(13)
Loss on correspondent bank investment	(168)	-
Other	171	98
Total non-interest income	1,507	560

Non-interest expense
Compensation and employee benefits	2,894	3,110
Occupancy expense	884	849
Data processing expense	353	375
Advertising and promotion	227	282
Professional	287	231
Postage and supplies	145	142
Bank security	147	147
Federal deposit insurance	376	42
Loss on other real estate write-downs	649	-
Other	640	597
Total non-interest expense	6,602	5,775

Loss before income taxes	(1,722)	(3,478)

Income tax expense (benefit)	713	(1,407)

Net loss	$(2,435)	$(2,071)

Loss per share
Basic	$(1.20)	$(1.02)
Diluted	(1.20)	(1.02)

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years ended December 31, 2009 and 2008
(Dollars in thousands, except per share data)

					Accumulated
		Additional			Other
	Common	Paid-In	Treasury	Retained	Comprehensive
	Stock	Capital	Stock	Earnings	Income (Loss)	Total

Balance at January 1, 2008	$24	$11,079	$(9,598)	$26,543	$(120)	$27,928
Purchase of 11,239 treasury stock shares	-	-	(197)	-	-	(197)
Reclassification due to changes in fair value
of common stock in ESOP subject to
contingent repurchase obligation	-	550	-	-	-	550
Stock awards earned	-	70	-	-	-	70
Stock option compensation expense	-	29	-	-	-	29
Adjustment to initially apply pension guidance
net of tax	-	-	-	46	(46)	-
Cash dividend (regular $0.44 per share;
special dividend $0.50 per share)	-	-	-	(754)	-	(754)
Comprehensive loss
Net loss	-	-	-	(2,071)	-	(2,071)
Change in unrealized gain (loss) on securities
available for sale, net of taxes	-	-	-	-	1,542	1,542
Total comprehensive loss						(529)

Balance at December 31, 2008	24	11,728	(9,795)	23,764	1,376	27,097

Purchase of 2,351 treasury stock shares	-	-	(29)	-	-	(29)
Reclassification due to changes in fair value
of common stock in ESOP subject to
contingent repurchase obligation	-	479	-	-	-	479
Cash dividend (regular $0.44 per share)	-	-	-	(350)	-	(350)
Comprehensive loss
Net loss	-	-	-	(2,435)	-	(2,435)
Change in unrealized gain (loss) on securities
available for sale, net of taxes	-	-	-	-	(916)	(916)
Total comprehensive loss						(3,351)

Balance at December 31, 2009	$24	$12,207	$(9,824)	$20,979	$460	$23,846

See accompanying notes.

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008
(Dollars in thousands)

	2009	2008
Cash flows from operating activities
Net loss	$(2,435)	$(2,071)
Adjustments to reconcile net loss to net cash
provided by operating activities
Depreciation	295	260
Provision for loan losses	2,917	4,328
Deferred income taxes	836	(217)
Premium amortization on securities, net	97	22
Stock award compensation expense	-	70
Stock option compensation expense	-	29
Earnings on bank owned life insurance	(149)	(148)
Dividend reinvestments on trading securities	-	(154)
Gain on sale of securities available for sale	(833)	(17)
Realized loss on the sale of trading securities	-	192
Loss on correspondent bank investment	168	-
Loss on other real estate owned write-downs	649	-
Changes in
Fair value of trading securities	(7)	13
Accrued interest receivable and other assets	(425)	(1,577)
Accrued interest payable and other liabilities	(45)	469
Net cash provided by operating activities	1,068	1,199

Cash flows from investing activities
Trading securities
Purchases	-	(1,500)
Redemptions	-	44
Proceeds from the sale of mutual fund	-	11,400
Maturities and principal payments	-	1,500
Securities available for sale
Purchases	(73,222)	(46,427)
Sales	16,170	1,020
Maturities and principal payments	49,886	28,241
Securities held to maturity
Purchases	-	(320)
Maturities and principal payments	7	78
Purchases of certificates of deposit, net	-	(3,800)
Maturities of certificates of deposit	5,097	-
Loan origination and repayments, net	(7,144)	2,064
Proceeds from sale of other real estate	-	179
Purchase of equipment	(214)	(240)
Net cash used in investing activities	(9,420)	(7,761)

(Continued)

AJS BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008
(Dollars in thousands)

	2009	2008
Cash flows from financing activities
Dividends paid	$(350)	$(754)
Net change in deposits	12,884	(10,243)
Purchases of FHLB advances	6,000	13,750
Maturities of FHLB advances	(10,875)	(6,925)
Purchase of treasury stock	(29)	(197)
Net change in advance payments by borrowers
for taxes and insurance	(187)	(49)
Net cash from financing activities	7,443	(4,418)

Net change in cash and cash equivalents	(909)	(10,980)

Cash and cash equivalents at beginning of year	7,393	18,373

Cash and cash equivalents at end of year	$6,484	$7,393

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$4,387	$6,035
Income taxes	75	505

Supplemental noncash disclosures
Transfers from loans to real estate owned	$3,417	$179
Due to broker	1,000	-
Due from broker	4,727	-
Securities transferred from available for sale to trading upon
adoption of ASC 825-10	-	11,513
Transfers of negative advance payment by borrowers for
taxes and insurance balances to loans	251	-

See accompanying notes.

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the accounts of AJS Bancorp, Inc. (“the Company”) and its wholly owned subsidiary, A. J. Smith Federal Savings Bank (“the Bank”).  All significant intercompany balances and transactions have been eliminated.  The Company is 60.7% owned by a mutual holding company, AJS Bancorp, MHC.  These consolidated financial statements do not include AJS Bancorp, MHC and its results or financial condition.

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

Use of Estimates:  To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements, and the disclosures provided and future results could differ.  The allowance for loan losses, valuation of other real estate owned, deferred tax asset valuation allowance and fair values of financial instruments are particularly subject to change.

Cash Flows:  Cash and cash equivalents include cash, deposits with other financial institutions with original maturities of less than 90 days, and federal funds sold.  Net cash flows are reported for loans, certificates of deposit with other financial institutions, and deposit transactions.  Proceeds from sales of trading securities are reported as an investing activity.

Interest-Earning Deposits in Other Financial Institution:  Interest-earning deposits in other financial institutions mature within one year and are carried at cost.

Securities:  Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available for sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as trading securities.  These trading securities are carried at fair value with unrealized gains and losses reported through earnings.  Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

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
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained.  The carrying value of mortgage loans sold is reduced by the fair value allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  At December 31, 2009 and December 31, 2008, there were no loans held for sale.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on mortgage and commercial loans is discontinued at the time the loan is 91 days delinquent unless the loan is well-secured and in process of collection.  Consumer loans are typically charged off no later than 120 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nonperforming loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.  A loan is non- performing when it is greater than ninety days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category.  Specific allocations are made for loans that are determined to be impaired.  Company policy requires that all non-homogeneous loans past due greater than ninety days be classified as impaired and non-performing.  However, loans past due less than 90 days may also be classified as impaired when management does not expect to collect all amounts due according to the contractual terms of the loan agreement.  Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses as compared to the loan carrying amount.

Multifamily and commercial real estate loans over $500 are individually evaluated for impairment.  Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at lower of cost or fair value less costs to sell when acquired, establishing a new cost basis.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 10 years for equipment.

Bank-Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  At December 31, 2009 and 2008, there are no amounts accrued for uncertainty in income taxes.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.  No expense was accrued for these items during the years ended 2009 and 2008.

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

Loss Per Common Share:  Basic loss per common share is net loss divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock options and stock awards.  Loss and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.  No stock splits or stock dividends occurred during 2009 or 2008.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net loss and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of stockholders’ equity.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
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

Adoption of New Accounting Standards

In May 2009, the FASB issued guidance which requires the effects of events that occur subsequent to the balance-sheet date to be evaluated through the date the financial statements are either issued or available to be issued.  Companies are required to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions at the balance-sheet date (recognized subsequent events).  Companies are also prohibited from reflecting in their financial statements the effects of subsequent events that provide evidence about conditions that arose after the balance-sheet date (non-recognized subsequent events), but requires information about those events to be disclosed if the financial statements would otherwise be misleading.  This guidance was effective for interim and annual financial periods ending after June 15, 2009 with prospective application.

In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities.  The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statement.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded.  This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  This guidance had no impact on the Company for the year ending December 31, 2009.

NOTE 2 - SECURITIES

At December 31, 2009 and 2008, the Company had trading securities, consisting of equity securities, carried at fair value.  Trading securities had a carrying value of $25 and $18, and unrealized gains of $24 and $17 at December 31, 2009, and 2008, respectively.

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2009
Securities available-for-sale
U.S. Treasuries	$1,968	$-	$(43)	$1,925
U.S. government-sponsored entities	55,379	50	(855)	54,574
Residential agency mortgage-backed	34,069	1,599	-	35,668

Total	$91,416	$1,649	$(898)	$92,167

December 31, 2008
Securities available-for-sale
U.S. government-sponsored entities	$20,000	$198	$-	$20,198
Residential agency mortgage-backed	67,240	2,077	(25)	69,292

Total	$87,240	$2,275	$(25)	$89,490

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held to maturity follow:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
December 31, 2009
Securities held-to-maturity
Residential agency
mortgage-backed	$40	$2	$-	$42
State and municipal	320	3	-	323

	$360	$5	$-	$365
December 31, 2008
Securities held-to-maturity
Residential agency
mortgage-backed	$47	$2	$-	$49
State and municipal	320	-	(9)	311

	$367	$2	$(9)	$360

Expected maturities of securities at December 31, 2009 were as follows.  Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available	Held to
	for Sale	Maturity
	Fair	Amortized	Fair
	Value	Cost	Value

Due in one year or less	$-	$-	$-
Due after one year through five years	8,966	-	-
Due after five years through ten years	21,699	205	208
Due after ten years	25,834	115	115
Residential agency mortgage-backed securities	35,668	40	42

	$92,167	$360	$365

Securities with a carrying value of approximately $15,473 and $11,258 at December 31, 2009 and 2008 were pledged to secure public deposits and for other purposes as required or permitted by law.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Sales of trading and available for sale securities were as follows:

	2009	2008

Available for sale

Proceeds from sale	$16,170	$1,020
Gross realized gains	833	17

Trading
Proceeds from sale	-	11,400
Gross realized losses	-	(192)

Securities with unrealized losses at year end not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2009
U.S. government-
sponsored entities	$42,993	$(855)	$-	$-	$42,993	$(855)
U.S. treasuries	1,925	(43)	-	-	1,925	(43)

Total temporarily
impaired	$44,918	$(898)	$-	$-	$44,918	$(898)

2008
Residential agency
mortgage-backed	$15	$(1)	$2,926	$(24)	$2,941	$(25)
State and political
subdivisions	311	(9)	-	-	311	(9)

	$326	$(10)	$2,926	$(24)	$3,252	$(34)

Unrealized losses on securities have not been recognized into income because the issuer(s) securities are of high credit quality (rated AA or higher), management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the securities(s) approach maturity.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 3 - LOANS

Loans consist of:
	2009	2008
Mortgage:
Secured by one-to-four-family residences	$91,731	$84,411
Secured by Multi-family and commercial
properties	25,152	32,064
Home equity	13,154	12,261
Consumer and other	375	323
	130,412	129,059
Allowance for loan losses	(3,035)	(2,734)
Net deferred costs and other	79	70

Loans, net	$127,456	$126,395

Changes in the allowance for loan losses follow:

	2009	2008

Beginning balance	$2,734	$1,539
Provision for loan losses	2,917	4,328
Charge-offs	(2,652)	(3,200)
Recoveries	36	67

Ending balance	$3,035	$2,734

Impaired loans were as follows:

	2009	2008
Impaired loans with allocated allowance for
loan losses	$2,914	$6,464
Impaired loans with no allocated allowance
for loan losses	3,688	4,116

Total	$6,602	$10,580

Amount of the allowance for loan losses allocated	$1,313	$1,335

Average of impaired loans during the year	$9,218	$4,053
Interest income recognized during impairment,
substantially all on a cash-basis	148	190

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Nonperforming loans were as follows:
	2009	2008

Nonaccrual loans	$6,490	$3,736
Loans past due over 90 days still on accrual	-	-

During 2009 and 2008, the Company restructured loans totaling $3.1 million.  These loans are considered troubled debt restructurings and are classified as impaired at December 31, 2009 and 2008.  Specific reserves of $1,313 and $1,335 were allocated to these loans at December 31, 2009 and 2008, respectively. No additional loan commitments are outstanding to these borrowers.

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions.  A summary of such loans made by the Bank is as follows:

	2009	2008

Beginning balance	$1,515	$1,517
New loans	315	871
Effect of changes in related parties	-	(51)
Repayments	(460)	(822)

Ending balance	$1,370	$1,515

Mortgage loans serviced for others are not included in the consolidated statements of financial condition.  The unpaid principal balances of these loans follows:

	2009	2008
Mortgage loan portfolios serviced for:
Fannie Mae	$4,044	$5,077
Freddie Mac	71	78

Balance, end of year	$4,115	$5,155

The carrying value of mortgage servicing rights is $17 and $38 at December 31, 2009 and 2008.  Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $73 and $164 at December 31, 2009 and 2008.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consist of:
	2009	2008

Land	$1,351	$1,351
Office buildings and improvements	5,388	5,342
Furniture, fixtures, and equipment	1,535	1,530
	8,274	8,223
Less accumulated depreciation	4,093	3,961

	$4,181	$4,262

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100 or more were $41,762 and $32,972 at December 31, 2009 and 2008.

Deposit accounts are summarized as follows:
	2009	2008

Passbook accounts	$45,027	$38,952
NOW and checking accounts	23,215	21,022
Money market accounts	7,002	13,006
Certificates of deposit	117,931	107,311

Total deposits	$193,175	$180,291

Scheduled maturities of time certificates at December 31, 2009 are as follows:

2010	$79,852
2011	22,279
2012	6,212
2013	4,112
2014	5,476

$117,931

Interest expense on deposits is summarized as follows:

	2009	2008

NOW	$24	$38
Money market	38	159
Passbook	365	352
Certificates of deposit	2,808	4,086

	$3,235	$4,635

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 5 – DEPOSITS (Continued)

Non-interest-bearing deposits (NOW accounts) totaled $13,441 and $12,206 at December 31, 2009 and 2008.  Deposit accounts held by directors and executive officers totaled $1,207 and $1,140 at December 31, 2009 and 2008.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the FHLB were as follows:

	Fixed
Maturity Date	Rate	2009	2008

March 20, 2009	5.63	$-	$3,000
March 23, 2009	3.35	-	625
June 17, 2009	4.40	-	1,000
June 22, 2009	4.67	-	1,000
June 25, 2009	4.61	-	1,000
July 1, 2009	4.54	-	1,000
August 10, 2009	3.88	-	650
September 16, 2009	3.68	-	600
September 28, 2009	3.79	-	2,000
January 4, 2010	3.51	1,750	1,750
January 12, 2010	0.40	3,000	-
February 16, 2010	2.89	3,000	3,000
March 23, 2010	3.71	250	250
July 2, 2010	4.69	1,000	1,000
July 29, 2010	1.58	1,000	-
October 25, 2010	4.16	1,000	1,000
January 31, 2011	2.14	2,000	-
February 22, 2011	3.32	2,000	2,000
March 21, 2011	2.93	3,000	3,000
July 7, 2011	4.61	800	800
October 26, 2011	4.02	400	400
November 17, 2011	4.31	1,100	1,100
January 10, 2012	4.36	1,000	1,000
February 22, 2012	3.63	2,000	2,000
February 27, 2013	3.95	2,000	2,000

		$25,300	$30,175

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

The advances are secured by a blanket lien on qualifying first mortgage loans in an amount equal to at least 170% of the amount of outstanding advances.  The advances are fixed rate and also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.

Maturities over the next five years are as follows:

2010	$11,000
2011	9,300
2012	3,000
2013	2,000
2014	-

$25,300

NOTE 7 - INCOME TAXES

Income tax expense (benefit) was as follows:

	2009	2008
Current
Federal	$(113)	$(816)
State	(8)	(20)
Deferred	(666)	(571)
Change in valuation allowance	1,500	-

Total	$713	$(1,407)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2009	2008

Income tax at federal statutory rate (34%)	$(586)	$(1,182)
Effect of
State taxes, net of federal benefit	(105)	(208)
Other, net	(96)	(17)
Change in valuation allowance	1,500	-

Total	$713	$(1,407)

Effective tax rate	41.4%	(40.5)%

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 7 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2009	2008
Deferred tax assets
Allowance for loan losses	$1,178	$1,061
Accrued expenses	964	916
Reserve for uncollectible interest	220	117
OREO write-downs	252	-
Other, net	251	122
	2,865	2,216
Deferred tax liabilities
Premises and equipment	(328)	(334)
Federal Home Loan Bank stock dividends	(186)	(186)
Deferred loan fees	(108)	(117)
Unrealized gain on securities available for sale	(291)	(874)
	(913)	(1,511)
Net deferred tax asset	1,952	705
Valuation allowance	(1,500)	-

Net deferred tax asset	$452	$705

A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back and carry forward periods available under the tax law.  The Company evaluates the future realization of the deferred tax asset on a quarterly basis.  During the Company’s three most recent calendar years, 2009, 2008, and 2007, the Company’s operating performance resulted in a cumulative loss position.  The valuation allowance was determined based on consideration of future performance as well as tax planning strategies available to the Company.  Tax-planning strategies are actions that the Company would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.  Based on the Company’s analysis of projected operating performance and prudent and feasible tax planning strategies currently available, the Company recorded a valuation allowance of $1,500 during the year ended December 31, 2009.  No valuation allowance was recorded during 2008.

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $921 at December 31, 2009.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2006.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 8 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $100 for the years ended December 31, 2009 and 2008.

The Bank offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Bank’s liability for the deferred compensation plan totaled $702 and $669 at December 31, 2009 and 2008.  Expenses related to the plan were $33 and $48 at December 31, 2009 and 2008, and are reflected as a part of compensation expense.   The assets of the plan are subject to claim of the general creditors of the Bank.

The Bank sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Bank’s liability for the plans totaled $1,615 and $1,555 at December 31, 2009 and 2008.  Expense related to the plans totaled $60 and $56 for the years ended December 31, 2009 and 2008.

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an ESOP for the benefit of substantially all employees.  The ESOP originally borrowed $944 from the Company and used those funds to acquire 94,352 shares of the Company’s stock at $10 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company.  The loan was secured by shares purchased with the loan proceeds and was repaid by the ESOP in full during 2005, with funds from the Company’s discretionary contributions to the ESOP and earnings on the ESOP’s assets.  There are no plans to adopt another Employee Stock Option Plan at this time.

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 9 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

At December 31, 2009 and 2008, all ESOP shares were allocated.  Shares held by the ESOP at December 31 are as follows:

	2009	2008

Allocated shares	65,299	71,974
Shares distributed from plan	29,053	22,378

Total ESOP shares	94,352	94,352

Fair value of allocated shares subject to repurchase
obligation recorded in other liabilities	$787	$1,267

NOTE 10 - EMPLOYEE STOCK BENEFITS

The Company has a stock option plan and a recognition and retention plan.

Stock Option Plan:  Under the stock option plan, certain key employees are granted options to purchase shares of the Company’s Common Stock at fair value at the date of the grant.  All stock options have an exercise price that is at least equal to the fair market value of the Company’s stock on the date the options were granted.  The Company adopted the stock plan in May 2003 under the terms of which options for 114,685 shares of the Company’s common stock were granted to directors, officers, and employees.  The options generally become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant.  No option may be exercised if such exercise would cause the mutual holding company to own less than a majority of the total number of shares outstanding.  There are a total of 17,456 options available for future grant under the stock option plan.

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
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 10 - EMPLOYEE STOCK BENEFITS (Continued)

There were no stock options granted during 2009 or 2008.

A summary of the activity in the stock option plan for 2009 follows:

Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term

Outstanding at beginning of year	90,485	$18.82
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at end of year	90,485	$18.82	3.4

Exercisable at end of year	90,485	$18.82	3.4

Aggregate intrinsic value is zero at December 31, 2009 as the weighted average exercise price exceeds the December 31, 2009 quoted stock price.

As of December 31, 2009 and 2008, there was no unrecognized compensation cost, as all outstanding options granted under the plan are fully vested.

Share Award Plan:  Pursuant to its 2003 stock-based incentive plan, the Company awarded 58,971 shares of restricted stock in May 2003.  These shares normally vest over a five-year period, unless certain circumstances occur that trigger earlier vesting according to the approved Recognition and Retention Plan (“RRP”).  The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.  As of December 31, 2008 all of the RRP shares are 100% vested.  The total fair value of shares vested during the year ended December 31, 2008 was $70.

NOTE 11 - FAIR VALUES

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair value:

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
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The Company used the following methods and significant assumptions used to estimate the fair value of items:

Securities:  The fair values of trading securities and securities available for sale are determined by quoted market prices, if available (Level 1).  For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans:  The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned:  Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell.  Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification.  In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

At December 31, 2009 and 2008, the Company had no liabilities measured at fair value.  Assets measured at fair value on a recurring basis are summarized below:

	Fair value Measurements at		Fair Value Measurements at
	December 31, 2009 Using		December 31, 2008 Using
	Quoted		Quoted
	Prices in		Prices in
	Active		Active
	Markets for	Significant	Markets for	Significant
	Identical	Other	Identical	Other
	Assets	Observable	Assets	Observable
	(Level 1)	Inputs (Level 2)	(Level 1)	Inputs (Level 2)

Trading securities	$25	$-	$18	$-

Securities available-for-sale
U.S. Treasuries	-	1,925	-	-
U.S. government-sponsored entities	-	54,574	-	20,198
Residential agency mortgage-backed	-	35,668	-	69,292

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The following table sets forth the Company’s assets that were measured at fair value on a non-recurring basis:

	Fair value Measurements at		Fair Value Measurements at
	December 31, 2009 Using		December 31, 2008 Using
		Significant		Significant
	Carrying	Unobservable	Carrying	Unobservable
	Amount	Inputs (Level 3)	Amount	Inputs (Level 3)
Impaired loans	$1,601	$1,601	$5,129	$5,129
Other Real Estate Owned	2,768	2,768	-	-

At December 31, 2009 impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $2,914, with a valuation allowance of $1,313, resulting in an additional provision for loan losses of $1,313 for 2009.  At December 31, 2008, impaired loans had a carrying amount of $6,464, with a valuation allowance of $1,335, resulting in an additional provision for loan losses of $1,335 for the year ending December 31, 2008.

At December 31, 2009, other real estate owned carried at fair value approximates $2,768.  This balance is net of a valuation allowance of $649 for the year ending December 31, 2009.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

 NOTE 11 - FAIR VALUES (Continued)

The carrying amount and estimated fair value of financial instruments were as follows.

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$6,484	$6,484	$7,393	$7,393
Certificates of deposit	1,700	1,700	6,797	6,797
Trading securities	25	25	18	18
Securities available for sale	92,167	92,167	89,490	89,490
Securities held to maturity	360	365	367	360
Loans, net	127,456	124,907	126,395	131,173
Federal Home Loan Bank stock	2,450	N/A	2,450	N/A
Accrued interest receivable	973	973	1,027	1,027

Financial liabilities
Deposits	(193,175)	(194,526)	(180,291)	(181,505)
FHLB advances	(25,300)	(25,908)	(30,175)	(31,031)
Advances from borrowers for taxes
and insurance	(1,566)	(1,566)	(1,502)	(1,502)
Accrued interest payable	(156)	(156)	(330)	(330)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, short-term borrowings, and variable rate loans or deposits that reprice frequently and fully.  It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.  For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk (including consideration of widening credit spreads).  Fair value of FHLB advances are based on current rates for similar financing.  The fair value of off-balance-sheet items is not considered material.

NOTE 12 - REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  As of December 31, 2009 and 2008, management believes the Company and Bank meet all capital adequacy requirements to which it is subject.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY CAPITAL (Continued)

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At year-end 2009 and 2008, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual and required capital amounts and ratios are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009
Total risk-based capital to
risk-weighted assets	$23,355	19.64%	$9,508	8.0%	$11,886	10.0%
Tier I (core) capital to risk-
weighted assets	21,849	18.38	4,754	4.0	7,132	6.0
Tier I (core) capital to
adjusted total assets	21,849	8.75	9,986	4.0	12,482	5.0

As of December 31, 2008
Total risk-based capital to
risk-weighted assets	$25,946	22.51%	$9,222	8.0%	$11,528	10.0%
Tier I (core) capital to risk-
weighted assets	24,658	21.39	4,611	4.0	6,917	6.0
Tier I (core) capital to
adjusted total assets	24,658	10.20	9,672	4.0	12,090	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

During 2009, the Company paid a regular cash dividend of $0.11 per share for each quarter of the year.  During 2008, the Company paid a regular cash dividend of $0.11 per share for each quarter of the year, and a one-time only special dividend of $0.50 per share.  The OTS approved a waiver of dividends on the shares held by the mutual holding company.  The amount of dividends waived, totaling $540 for 2009 and $1,154 for 2008, is a restriction on retained earnings of the Company.

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 12 - REGULATORY CAPITAL (Continued)

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.

NOTE 13 - LOSS PER COMMON SHARE

A reconciliation of the numerator and denominator of the loss per common share computation for the year ended December 31 follows:

	2009	2008
Basic
Net loss	$(2,435)	$(2,071)

Weighted average common shares outstanding	2,023,974	2,031,909

Basic loss per common share	$(1.20)	$(1.02)

Diluted
Net loss	$(2,435)	$(2,071)

Weighted average common shares
outstanding for basic loss per common share	2,023,974	2,031,909
Add: dilutive effects of assumed exercises of
stock options and stock awards	-	1,224

Average shares and dilutive potential
common shares	2,023,974	2,033,133

Diluted loss per common share	$(1.20)	$(1.02)

At December 31, 2009 and 2008, there were 90,485 and 0 antidilutive shares, respectively.

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

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans	$2,872	$320	$3,744	$855
Unused lines of credit and
letters of credit	-	13,328	-	14,453

Commitments to make loans are generally made for periods of 120 days or less.  At December 31, 2009, the fixed rate loan commitments have interest rates ranging from 4.00% to 6.50% and the commitments are to extend credit ranging from 10 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	2009		2008
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$42	$42	$74	$74

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 15 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2009	2008

Unrealized holding gains (losses)
on securities available for sale	$(2,332)	$2,713
Less reclassification adjustments for
gains (losses) recognized in income	833	(192)
Net unrealized gains and losses	(1,499)	2,521

Tax effect	583	(979)

Other comprehensive income (loss)	$(916)	$1,542

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of operations and cash flows for AJS Bancorp, Inc. without subsidiary.

CONDENSED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and cash equivalents	$1,740	$2,250
Investment in bank subsidiary	22,769	26,038

	$24,509	$28,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$663	$1,191
Stockholders’ equity	23,846	27,097

	$24,509	$28,288

CONDENSED STATEMENTS OF OPERATIONS
For the years ended December 31, 2009 and 2008

	2009	2008
Income
Deposits in financial institutions	$18	$48
Dividends from subsidiary	-	2,700
	18	2,748
Other expenses
Other operating expenses	146	148

Income (loss) before income taxes and equity in
undistributed earnings	(128)	2,600

Income tax benefit	(50)	(39)

Income (loss) before equity in undistributed
loss of bank subsidiary	(78)	2,639

Undistributed losses	(2,357)	(4,710)
Net loss	$(2,435)	$(2,071)

(Continued)

AJS BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
(Dollars in thousands, except per share data)

NOTE 16 - PARENT COMPANY CONSOLIDATED FINANCIAL STATEMENTS
  (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2009 and 2008

	2009	2008
Operating activities
Net loss	$(2,435)	$(2,071)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Equity in undistributed loss of bank subsidiary	2,357	4,710
Change in other assets and liabilities	(53)	(57)
Net cash provided by (used in) operating activities	(131)	2,582

Financing activities
Dividends paid	(350)	(754)
Purchase of treasury stock	(29)	(197)
Net cash used in financing activities	(379)	(951)

Net change in cash and cash equivalents	(510)	1,631

Cash and cash equivalents at beginning of year	2,250	619

Cash and cash equivalents at end of year	$1,740	$2,250